SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                       Rochester & Pittsburgh Coal Company
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          Common Stock, no par value

     2)   Aggregate number of securities to which transaction applies:
          3,440,984 shares outstanding

     3) Per unit price or other underlying value of transaction computed pursuant to Ex change Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $43.50 for each share outstanding

     4)   Proposed maximum aggregate value of transaction:
          approximately $149,682,800

     5)   Total fee paid: $29,937

[X] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by the Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                       ROCHESTER & PITTSBURGH COAL COMPANY
                                655 Church Street
                           Indiana, Pennsylvania 15701


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Rochester & Pittsburgh Coal Company (the "Company") to be held at 10:00 a.m., local time, on September 22, 1998 at the offices of Duane, Morris & Heckscher LLP, 42nd Floor, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103.

     At the Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 28, 1998 among the Company, CONSOL Inc. ("CONSOL") and CONSOL Commonwealth Inc. ("Merger Sub"). A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement accompanying this letter. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger") and the Company will become an indirect subsidiary of CONSOL.

     In summary, the Merger Agreement provides that upon the Merger each share of Common Stock, no par value per share, of the Company (the "Common Stock") that is issued and outstanding at the time the Merger is consummated (the "Effective Time"), other than shares held by shareholders who perfect their statutory dissenters rights and shares held by the Company as treasury stock, will be cancelled and extinguished and converted automatically into the right to receive an amount in cash, without interest, equal to $43.50 per share of Common Stock (the "Merger Price"), an aggregate of $149,682,800. On May 27, 1998, the day prior to the public announcement of the Merger Agreement, the Company's Common Stock closed at $46.25 per share on the OTC Bulletin Board. The book value per share of the Company's Common Stock as of June 30, 1998 was $59.37 compared to the Merger Price of $43.50.

     Complete information concerning the Merger, a description of the business of the Company and certain financial information relating to the Company is set forth in the accompanying Proxy Statement and the complete text of the Merger Agreement is contained in Appendix A thereto.

     The Company's Board of Directors has received the opinion, dated as of May 28, 1998, of J.P. Morgan Securities Inc. ("J.P. Morgan"), the Company's financial advisor, to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be paid to the Company's shareholders in connection with the Merger was fair from a financial point of view to the Company's shareholders. The full text of such opinion is set forth as Appendix C to the accompanying Proxy Statement. The Company's Board of Directors has unanimously approved the proposed Merger after considering various factors described in the accompanying Proxy Statement, including the fairness opinion of J.P. Morgan, competitive conditions prevailing in the coal industry, the losses encountered to date at the Mine No. 84 project and the Company's Helvetia subsidiary, analyses of the value of the Company's Common Stock and reductions in the annual dividend rate on the Company's Common Stock and believes that the Merger is fair to and in the best interests of the Company and its shareholders.

     The Company has had a proud history since its inception more than 100 years ago. It was, therefore, only after lengthy negotiations and deliberations that the Board of Directors concluded that the shareholders' best interests would be served by the Merger with CONSOL. Given the intense competition in the coal industry among fewer and ever larger companies with increasingly greater financial resources and the Company's recent results of operations, the Board of Directors believes its decision is the best alternative for shareholders.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting by the holders of the Common Stock. It is important that your shares be represented at the Special Meeting, regardless of the number of shares you hold. Therefore, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible, whether or not you plan to attend the Special Meeting. Returning the proxy card will not affect your right to revoke your proxy as described in the accompanying Proxy Statement or to attend the Special Meeting.

                                         Sincerely,


                                         ---------------------
                                         Thomas W. Garges, Jr.
                                         President and Chief Executive Officer
September 4, 1998

                             ROCHESTER & PITTSBURGH COAL COMPANY


                          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               TO BE HELD ON SEPTEMBER 22, 1998



To the Shareholders of Rochester & Pittsburgh Coal Company:

     A Special Meeting of Shareholders (the "Special Meeting") of Rochester & Pittsburgh Coal Company (the "Company") will be held at 10:00 a.m., local time, on Tuesday, September 22, 1998, at the offices of Duane, Morris & Heckscher LLP, 42nd Floor, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 28, 1998 (the "Merger Agreement") among the Company, CONSOL Inc. ("CONSOL") and CONSOL Commonwealth Inc. ("Merger Sub"), a copy of which is attached as Appendix A to the Proxy Statement accompanying this Notice. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger") and the Company will become an indirect subsidiary of CONSOL. As a result of the Merger, each share of Common Stock, no par value per share, of the Company (the "Common Stock") that is issued and outstanding at the time the Merger is consummated (the "Effective Time"), other than shares held by shareholders who perfect their statutory dissenters rights and shares held by the Company as treasury stock, will be cancelled and extinguished and converted automatically into the right to receive an amount in cash, without interest, equal to $43.50 per share of Common Stock (the "Merger Price"); and

     2. To transact such other business as may properly come before the Special Meeting and any adjournment, postponement or continuation thereof.

     The Company's Board of Directors has fixed the close of business on June 26, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the votes cast in person or by proxy by the holders of Common Stock at the Special Meeting, provided a quorum is present.

     Holders of Common Stock have the right to dissent from the Merger and to obtain payment for their shares by following the procedures prescribed in Subchapter 15D of the Pennsylvania Business Corporation Law of 1988, as amended, the text of which is attached as Appendix D to, and summarized under "The Merger and the Merger Agreement - Dissenters Appraisal Rights" in, the accompanying Proxy Statement.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND HAS DETERMINED THAT THE PROPOSED MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                                           By Order of the Board of Directors,


                                           -------------------------------------
                                           Thomas W. Garges, Jr.
                                           President and Chief Executive Officer

September 4, 1998


                                    IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD. THEREFORE, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING, YOUR SHARES WILL BE VOTED AS SPECIFIED IN ANY COMPLETED PROXY CARD RETURNED BY YOU. RETURNING THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE YOUR PROXY AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT OR TO ATTEND THE SPECIAL MEETING IN PERSON.

                       ROCHESTER & PITTSBURGH COAL COMPANY
                                655 Church Street
                           Indiana, Pennsylvania 15701

                              --------------------

                                 PROXY STATEMENT
                              --------------------


     SPECIAL MEETING OF SHAREHOLDERS TO BE HELD TUESDAY, SEPTEMBER 22, 1998



     This Proxy Statement is being furnished to shareholders of Rochester & Pittsburgh Coal Company, a Pennsylvania corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") for use at a special meeting of the Company's shareholders and any adjournment, postponement or continuation thereof (the "Special Meeting") to be held on Tuesday, September 22, 1998 at 10:00 a.m., local time, at the offices of Duane, Morris & Heckscher LLP, 42nd Floor, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103. This Proxy Statement, the accompanying letter to shareholders, the Notice of Special Meeting and the proxy card enclosed herewith are first being mailed to the Company's shareholders on or about September 4, 1998.

     This Proxy Statement relates to the proposed merger (the "Merger") of CONSOL Commonwealth Inc., a Pennsylvania corporation ("Merger Sub") and an indirect subsidiary of CONSOL Inc., a Delaware corporation ("CONSOL"), with and into the Company with the Company being the surviving entity pursuant to an Agreement and Plan of Merger dated as of May 28, 1998 (the "Merger Agreement") among the Company, CONSOL and Merger Sub. See "The Merger and the Merger Agreement."

     At the Special Meeting, the Company's shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, each share of Common Stock, no par value per share, of the Company (the "Common Stock") that is issued and outstanding at the time the Merger is consummated (the "Effective Time"), other than shares held by shareholders who perfect their statutory dissenters rights ("Dissenting Shares") and shares held by the Company as treasury stock ("Treasury Shares"), will be cancelled and extinguished and converted automatically into the right to receive an amount in cash, without interest, equal to $43.50 per share of Common Stock (the "Merger Price"). See "The Merger and the Merger Agreement - Payment for Common Stock."

     Shares of Common Stock represented by proxies in the accompanying form, if duly executed and received by the Board of Directors before the Special Meeting, will be voted at the Special Meeting in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted in favor of the approval and adoption of the proposal referred to in the Notice of Special Meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Special Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone or telegram by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers or persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of Common Stock of record at the close of business on June 26, 1998 will be entitled to notice of and to vote at the Special Meeting. Each share of Common Stock is entitled to one vote on all matters to come before the Special Meeting.

     As of the close of business on June 26, 1998, the Company had outstanding 3,440,984 shares of Common Stock. The presence in person or by proxy of the holders of a majority of the outstanding shares will constitute a quorum at the Special Meeting.

     Holders of Common Stock have the right to dissent from the Merger and to obtain payment for their shares by following the procedures prescribed in Subchapter 15D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), which is attached as Appendix D to, and summarized under "The Merger and the Merger Agreement - Dissenters Appraisal Rights" in, this Proxy Statement. See "The Merger and the Merger Agreement - Dissenters Appraisal Rights."


                                                       Table of Contents
                                                                                                                     Page
                                                                                                                     ----
SUMMARY....................................................................................................            1
          Parties to the Merger............................................................................            1
          The Special Meeting..............................................................................            2
          Vote Required; Record Date.......................................................................            2
          The Merger and the Merger Agreement..............................................................            3
          The Stockholders Agreement.......................................................................            7
          Market Prices and Dividends......................................................................            7
          Selected Consolidated Financial Data.............................................................            9
INTRODUCTION...............................................................................................           10
VOTING AND PROXIES.........................................................................................           10
          Record Date; Solicitation of Proxies.............................................................           10
          Vote Required....................................................................................           11
          Stock Ownership of Management and Certain Beneficial Owners......................................           12
THE MERGER AND THE MERGER AGREEMENT........................................................................           15
          General..........................................................................................           15
          Background of the Merger.........................................................................           15
          Opinion of Financial Advisor; Reasons for the Merger;
            Recommendation of the Board of Directors.......................................................           17
          Interests of Certain Persons in the Merger.......................................................           23
          Effective Time of the Merger.....................................................................           23
          Payment for Common Stock.........................................................................           24
          Certain Other Effects of the Merger..............................................................           24
          Antitrust Matters................................................................................           24
          Accounting Treatment.............................................................................           25
          Terms of the Merger; Amendments..................................................................           25
          Conditions to Consummation of the Merger; Representations
            and Warranties; Certain Covenants..............................................................           26
          Certain Other Agreements of the Parties..........................................................           30
          Management of the Company after the Merger.......................................................           31
          Termination; Fees and Expenses; Plans of the Company If the
            Merger Is Not Consummated......................................................................           31
          Source and Amount of Funds.......................................................................           32
          Federal Income Tax Consequences of the Merger....................................................           32
          Dissenters Appraisal Rights......................................................................           33
THE STOCKHOLDERS AGREEMENT.................................................................................           36
INFORMATION CONCERNING THE COMPANY.........................................................................           38
          Business.........................................................................................           38
          Properties.......................................................................................           49
          Legal Proceedings................................................................................           54
          Selected Consolidated Financial Data.............................................................           55
          Management's Discussion and Analysis of Financial Condition
            and Results of Operations......................................................................           56



                                       (i)





ADDITIONAL INFORMATION.....................................................................................           66
          Independent Public Auditors......................................................................           66
          Available Information............................................................................           66
OTHER PROPOSALS............................................................................................           67
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................           68



APPENDICES:
-----------

          Agreement and Plan of Merger, dated as of May 28, 1998, among CONSOL
            Inc., CONSOL Commonwealth Inc.
            and Rochester & Pittsburgh Coal Company........................................................          A-1
          Stockholders Agreement dated as of May 28, 1998 among
            CONSOL Inc., CONSOL Commonwealth Inc., Emilie I. Wiggin,
            Co-Trustee, Urling I. Searle, Co-Trustee, Peter Iselin, Emilie I.
            Wiggin, O'Donnell Iselin II, Columbus O'D. Iselin and
            Gordon B. Whelpley, Jr.........................................................................          B-1
          Opinion of J.P. Morgan Securities Inc............................................................          C-1
          Subchapter 15D and Section 1930 of the Pennsylvania
            Business Corporation Law, as amended...........................................................          D-1



                                      (ii)

                                     SUMMARY


     The following is a summary of certain information contained elsewhere in this Proxy Statement. This Summary does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information appearing elsewhere in this Proxy Statement and the Appendices hereto.

                              Parties to the Merger

Rochester & Pittsburgh Coal Company

     The Company and its predecessors have been engaged in the mining of coal in central and western Pennsylvania since 1881. From the mid-1960's, the Company has been principally engaged in the deep mining of bituminous coal for sale pursuant to long-term coal supply agreements to electric generating plants located adjacent to or near the Company's mines. The Company's coal production totaled 8.6 million tons in 1997.

     In 1992, the Company acquired coal properties and Mine No. 84 in southwestern Pennsylvania. Development and rehabilitation work at Mine No. 84 was completed in 1997, and the Company is now engaged, as a material portion of its planned operations, in the eastern and midwestern utility coal markets in addition to the continuing sale of coal pursuant to long-term coal supply agreements.

     The mailing address of the Company's principal executive offices is 655 Church Street, Indiana, Pennsylvania 15701, and its telephone number is (724) 349-5800.

CONSOL Inc.

     CONSOL, through its predecessors, has been engaged in coal mining since 1864. CONSOL operating companies conduct mining at 24 complexes in six eastern states and the Canadian province of Alberta. Production from these complexes totaled 72.8 million tons in 1997. CONSOL is the leading U.S. producer of coal from underground mines.

     CONSOL maintains a fleet of towboats and barges to transport coal to customers located on the Monongahela, Ohio and Mississippi River systems.

     CONSOL has more than 7,700 employees and had sales of $2.3 billion in 1997. Three- quarters of CONSOL's sales are to electric utilities in the U.S. and overseas.

     The mailing address of CONSOL's principal executive offices is Consol Plaza, 1800 Washington Road, Pittsburgh, Pennsylvania 15241, and its telephone number is (412) 831-4000.

CONSOL Commonwealth Inc.

     Merger Sub, a Pennsylvania corporation, is an indirect subsidiary of CONSOL that was formed by CONSOL solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is Consol Plaza, 1800 Washington Road, Pittsburgh, Pennsylvania 15241, and its telephone number is (412) 831-4000.

                              The Special Meeting

Purposes of the Meeting; Date, Time and Place

     The Special Meeting will be held on Tuesday, September 22, 1998 at 10:00 a.m., local time, at the offices of Duane, Morris & Heckscher LLP, 42nd Floor, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103 for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Merger Agreement among the Company, CONSOL and Merger Sub, a copy of which is attached as Appendix A to this Proxy Statement, pursuant to which, among other things, each share of Common Stock that is issued and outstanding at the Effective Time, other than Dissenting Shares and Treasury Shares, will be cancelled and extinguished and converted automatically into the right to receive the Merger Price; and

     2. To transact such other business as may properly come before the Special Meeting and any adjournment, postponement or continuation thereof.

                           Vote Required; Record Date

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting by the holders of the Common Stock, assuming a quorum is present. The Board of Directors has fixed the close of business on June 26, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, 3,440,984 shares of Common Stock were outstanding, each of which is entitled to one vote on each matter to be acted upon at the Special Meeting.

     In connection with the execution of the Merger Agreement, on May 28, 1998, Emilie I. Wiggin and Urling I. Searle as Co-Trustees of certain trusts, Peter Iselin, Emilie I. Wiggin, O'Donnell Iselin II, Columbus O'D. Iselin and Gordon
B. Whelpley, Jr. (collectively, the "Majority Shareholders") entered into a Stockholders Agreement with CONSOL and Merger Sub whereby the Majority Shareholders, who collectively own beneficially 1,741,705 shares of Common Stock (the "Majority Shares"), or approximately 50.6% of the outstanding Common Stock, agreed, among other things, to grant CONSOL an irrevocable proxy to vote the Majority Shares in favor of the approval and adoption of the Merger Agreement and an option, exercisable under certain circumstances, to purchase all of the Common Stock held by such shareholders at a price of $43.50 per share in cash. Since either the Majority Shareholders or CONSOL's nominees voting by proxy will vote the Majority Shares in favor of the approval and adoption of the Merger Agreement at the Special Meeting, the Merger

Agreement will be approved and adopted at the Special Meeting regardless of the votes of the Company's shareholders other than the Majority Shareholders. A copy of the Stockholders Agreement is attached as Appendix B to this Proxy Statement. See "The Stockholders Agreement."

                       The Merger and the Merger Agreement

General

     At the Effective Time, (i) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the "Surviving Corporation"), (ii) the Company will become an indirect subsidiary of CONSOL and (iii) each issued and outstanding share of Common Stock of the Company, other than Dissenting Shares and Treasury Shares, will be cancelled and extinguished and be converted into the right to receive $43.50 in cash payable to the holder thereof, without interest.

Background of the Merger

     For information relating to the background and chronology of the Merger and the Merger Agreement, see "The Merger and the Merger Agreement - Background of the Merger" in this Proxy Statement.

Recommendation of the Board of Directors of the Company; Reasons for the Merger

     The Board of Directors, at a regular meeting held on May 28, 1998, unanimously approved and adopted the Merger Agreement and directed that the Merger Agreement be submitted to the Company's shareholders for their approval and adoption. The Board of Directors has determined that the Merger Agreement is fair to and in the best interests of the Company and its shareholders and recommends that shareholders vote FOR approval and adoption of the Merger Agreement. Among the factors considered by the Board of Directors were (i) the prospects of the Company in view of competitive conditions prevailing in the coal industry, (ii) the losses encountered at Mine No. 84 since it became operational as well as losses at the Company's Helvetia subsidiary, (iii) the opinion of the Board of Directors that the trading price of the Company's Common Stock on the OTC Bulletin Board was not properly reflective of the value of the Company's Common Stock, (iv) the opinion of the Board of Directors that the book value of the Company's Common Stock may not be a fair indicator of the value of the Company's Common Stock, (v) the decrease in the annual dividend rate on the Company's Common Stock from $1.50 per share in 1992, 1993 and 1994 to $.75 in 1995 and to $.60 per share in 1996, 1997 and 1998 and (vi) the opinion of J. P. Morgan Securities Inc. ("J.P. Morgan") to the Board of Directors that, based upon and subject to the various considerations set forth therein, as of May 28, 1998, the consideration to be paid to the shareholders of the Company in connection with the Merger was fair to the shareholders of the Company from a financial point of view. See "The Merger and the Merger Agreement - Opinion of Financial Advisor; Reasons for the Merger; Recommendation of the Board of Directors."

Opinion of Financial Advisor

     J.P. Morgan has acted as the Company's financial advisor in connection with the Merger. J.P. Morgan has delivered its written opinion dated as of May 28, 1998 to the Board of Directors to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be paid to the shareholders of the Company in connection with the Merger was fair to the shareholders of the Company from a financial point of view. The full text of J.P. Morgan's opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken by J.P. Morgan, is included in this Proxy Statement as Appendix C. Shareholders are urged to read the opinion in its entirety. J.P. Morgan's opinion is directed only to the fairness of the consideration to be paid to the Company's shareholders in connection with the Merger from a financial point of view. J.P. Morgan's opinion does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote such shareholder's Common Stock at the Special Meeting. See "The Merger and the Merger Agreement - Opinion of Financial Advisor; Reasons for the Merger; Recommendation of the Board of Directors."

Interests of Certain Persons in the Merger

     In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware that members of the Company's management and the Board of Directors have certain interests in connection with the Merger. See "The Merger and the Merger Agreement - Interests of Certain Persons in the Merger."

     In connection with the consummation of the Merger and the resultant change in control of the Company, 21 officers and senior employees of the Company with long-term service to the Company will be entitled to receive severance payments and deferred compensation from the Company at the Effective Time, whether or not their employment with the Company is terminated, in cash, without interest, aggregating approximately $6.5 million. See "The Merger and the Merger Agreement
- Terms of the Merger; Amendments."

     CONSOL, Merger Sub and the Company have agreed that neither CONSOL nor the Company as the Surviving Corporation in the Merger shall have any claim or right to damages or indemnification from any current or former officer, director or shareholder of the Company or any of its subsidiaries acting in their capacities as such based upon a breach of the representations and warranties of the Company contained in the Merger Agreement with respect to any information (whether written or oral), documents or material furnished to CONSOL by the Company or any of its subsidiaries or any of their respective officers, directors, employees, agents, counsel, accountants or advisors with respect to the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement does not affect the rights of the Company's directors, officers or employees to indemnification under the Company's Articles of Incorporation and By-laws. See "The Merger and the Merger Agreement - Interests of Certain Persons in the Merger."

Effective Time of the Merger; Payment for Common Stock

     The Merger will become effective upon the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL. The Articles of Merger will be presented for filing as soon as practicable after the satisfaction or waiver of all conditions to consummation of the Merger set forth in Article VII of the Merger Agreement. See "The Merger and the Merger Agreement - Conditions to Consummation of the Merger; Representations and Warranties; Certain Covenants." Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to holders of certificates formerly evidencing Common Stock as promptly as practicable following the Effective Time by a bank or trust company designated by CONSOL and acceptable to the Company (the "Exchange Agent"). Payment will be made to such former holders of Common Stock as promptly as practicable following receipt by the Exchange Agent of certificates for their Common Stock and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "The Merger and the Merger Agreement - Payment for Common Stock."

Certain Other Effects of the Merger

     If the Merger is consummated, the Company's shareholders will not have the opportunity to continue their equity interest in the Company as an independent entity and therefore will not share in any future earnings and growth of the Company. Moreover, if the Merger is consummated, the Common Stock will cease to be traded in the over-the-counter market and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "Additional Information - Available Information."

Antitrust Matters

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Department of Justice") and the Federal Trade Commission (the "FTC"). The expiration or termination of any applicable HSR Act waiting period or extension thereof is a condition precedent to the obligations of CONSOL, Merger Sub and the Company to consummate the Merger. See "The Merger and the Merger Agreement - Antitrust Matters."

Conditions to Consummation of the Merger

     The obligations of CONSOL and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the closing of the Merger (the "Closing Date"), of certain conditions, including approval of the Merger Agreement by the Company's shareholders at the Special Meeting. See "The Merger and the Merger Agreement - Conditions to Consummation of the Merger; Representations and Warranties; Certain Covenants."

     The Merger Agreement may be amended at any time before or after shareholder approval by written agreement of CONSOL, Merger Sub and the Company except that after approval and adoption of the Merger Agreement by the shareholders of the Company, no amendment may be made, without the further approval of the shareholders of the Company, which either decreases the amount of cash to which the shareholders of the Company are entitled pursuant to the Merger Agreement or otherwise materially adversely affects the shareholders of the Company.

Termination; Fees and Expenses

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after the approval and adoption thereof by the shareholders of the Company: (i) by mutual written consent of the Boards of Directors of the Company and CONSOL; (ii) by either the Company or CONSOL if the Closing (as defined in the Merger Agreement) of the Merger shall not have occurred by September 30, 1998; (iii) by either the Company or CONSOL if a court of competent jurisdiction or a governmental, regulatory or administrative agency or other governmental entity (a "Governmental Entity") shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement provided that the party seeking to terminate the Merger Agreement shall have used commercially reasonable efforts to remove such injunction, order or decree; (iv) by CONSOL in the event of a breach by the Company of any representation, warranty, covenant or other agreement in the Merger Agreement which (a) would give rise to the failure of a condition precedent to the obligations of CONSOL and Merger Sub under the Merger Agreement and (b) has not been cured or cannot be cured within 20 days after the giving by CONSOL of written notice to the Company; (v) by the Company in the event of a breach by CONSOL of any representation, warranty, covenant or other agreement in the Merger Agreement, which (a) would give rise to the failure of a condition precedent to the obligations of the Company under the Merger Agreement and (b) has not been cured or cannot be cured within 20 days after the giving by the Company of written notice to CONSOL or (vi) by CONSOL or the Company if the Merger Agreement shall not have been approved and adopted by the requisite vote of the Company's shareholders at the Special Meeting.

     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Federal Income Tax Consequences of the Merger

     The receipt of cash for Common Stock pursuant to the Merger or pursuant to the exercise of dissenters appraisal rights under Pennsylvania law will be a taxable transaction to the Company's shareholders for United States federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. See "The Merger and the Merger Agreement - Federal Income Tax Consequences of the Merger." Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger, including the applicability and effect of state, local, foreign and other taxes.

Dissenters Appraisal Rights

     Under the PBCL, shareholders of the Company who file a written objection prior to the vote on the Merger Agreement and do not vote in favor of approval and adoption of the Merger Agreement have the right to demand an appraisal of the "fair value" of their Common Stock if the required procedures under Subchapter 15D of the PBCL are followed. Appraisal rights will be forfeited if the requirements of Subchapter 15D are not fully and precisely satisfied. See "The Merger and the Merger Agreement - Dissenters Appraisal Rights" and a copy of the text of Subchapter 15D and Section 1930 of the PBCL included in this Proxy Statement as Appendix D.

                           The Stockholders Agreement

     In connection with the execution of the Merger Agreement, on May 28, 1998, the Majority Shareholders, who in the aggregate own beneficially 1,741,705 shares of Common Stock, or approximately 50.6% of the Common Stock outstanding on the Record Date, entered into the Stockholders Agreement with CONSOL and Merger Sub. Under the Stockholders Agreement, the Majority Shareholders (i) agree, until the termination of the Merger Agreement in accordance with its terms, that they will not, directly or indirectly, initiate, solicit or knowingly encourage or take any action knowingly to facilitate any Competitive Proposal (as defined in the Merger Agreement), (ii) appoint nominees of CONSOL as proxies for the Majority Shareholders to attend any meetings of shareholders of the Company and to vote the Majority Shares, which appointment is irrevocable until September 30, 1998 and (iii) grant CONSOL an irrevocable option, exercisable in whole but not in part until September 30, 1998, to purchase the Majority Shares at a price per share, payable in cash, of $43.50. CONSOL has agreed that, if it exercises the option, CONSOL shall vote the Majority Shares in favor of the approval and adoption of the Merger Agreement. For a more complete description of the Stockholders Agreement, see "The Stockholders Agreement."


                           Market Prices and Dividends

     The shares of Common Stock are traded in the over-the-counter market on the OTC Bulletin Board under the symbol "RPTC." The following table sets forth, for each of the quarters indicated, the quarterly cash dividends declared and the high and low bid prices per share of Common Stock. The quotations, taken from daily newspapers, represent prices between dealers and do not include retail mark up, mark down or commission and do not necessarily represent actual transactions.

                                                  High              Low            Cash Dividends Declared(1)
                                                  ----              ---            --------------------------
1998:
   First Quarter..........................        $45.50             $41.00                   $.15
   Second Quarter.........................         47.00              40.88                    .15
   Third Quarter (through
     September 2, 1998)...................         42.50              41.00                     --



                                       -7-





1997:
   First Quarter..........................        $28.50             $25.25                   $.15
   Second Quarter.........................         43.00              28.25                    .15
   Third Quarter..........................         43.50              35.00                    .15
   Fourth Quarter.........................         43.00              35.00                    .15

1996:
   First Quarter..........................        $33.00             $28.00                   $.15
   Second Quarter.........................         33.00              31.50                    .15
   Third Quarter..........................         31.50              30.50                    .15
   Fourth Quarter.........................         32.25              25.00                    .15

----------

(1) All dividends were declared and paid in the same period shown with the exception of the dividends declared in the fourth quarters of 1997 and 1996 which were paid in January 1998 and January 1997, respectively.


     On May 27, 1998, the last trading day prior to the first public announcement of the Merger, the last reported bid price for the Common Stock on the OTC Bulletin Board was $46.25 per share. Shareholders are urged to obtain current market quotations for the Common Stock. On June 26, 1998, there were approximately 530 holders of record of the Common Stock. On September 2, 1998, the last reported bid price for the Common Stock on the OTC Bulletin Board was $41.00 per share.

                      Selected Consolidated Financial Data

                                    Six Months
                                Ended June 30,(3)                         Year Ended December 31,(3)
                               -------------------    --------------------------------------------------------
                                 1998        1997         1997       1996        1995        1994        1993
                               -------     -------      -------    -------     -------     -------     -------
                                   (unaudited)                                   (audited)
                                                (amounts in thousands, except per share data)

Results of Operations
   Tons of coal produced         4,905       2,906        4,985      4,290       4,492       4,976       3,218
   Sales                      $162,232    $101,784     $210,345   $202,265    $216,686    $191,991    $153,628
   Depreciation, depletion
      and amortization          18,373       6,711       17,765     11,795      13,285      12,215      10,406
   Provision (credit) for
      income taxes              (2,850)         (8)       1,493      3,969        (337)      1,838       1,502
   Net income (loss) (1)(2)       (150)     (5,914)      (3,724)    11,261      (3,535)      2,466       7,083

Financial Position
   Working capital            $ 28,295    $ 32,742     $ 30,838   $ 36,547    $ 41,969    $ 50,145    $ 31,025
   Property, plant and
      equipment - net          348,618     362,847      355,446    356,625     322,363     230,169     183,009
   Net capital expenditures     11,221      27,390       32,452     46,878      88,090      58,848      48,213
   Total assets                526,807     506,275      518,134    531,398     491,407     410,994     356,884
   Long-term debt               75,744      98,565       84,535    100,501     120,784      75,693      29,455
   Shareholders' equity        204,303     204,069      205,515    211,185     203,114     207,450     210,794

Per Share Data
   Average shares outstanding    3,441      3,4441        3,441      3,441       3,439       3,439       3,441
   Net income (loss) (1)(2)      $(.04)     $(1.72)      $(1.08)     $3.27      $(1.03)       $.72       $2.06
   Cash dividends declared         .30         .30          .60        .60         .75        1.50        1.50
   Book value at period end      59.37       59.31        59.73      61.37       59.06       60.33       61.31

------------------

(1) Net income (loss) and net income (loss) per share for 1997 was impacted by a $17,000,000 write-down of the property, plant and equipment related to Helvetia, which was substantially offset by pretax gains on the sales of nonstrategic coal reserves and land of $14,000,000.

(2) Net income (loss) and net income (loss) per share for 1993 include a credit of $4,709,000 and $1.37, respectively, for the cumulative effect to January 1, 1993 of a change in accounting for income taxes.

(3) The Company's subsidiary, Eighty-Four, completed development of its Mine No. 84 in October 1997. Prior to the completion of development, Eighty-Four's provision for income taxes, certain real estate tax expenses and certain general and administration expenses, which were not considered costs of mine development, were included in operating results.

                                  INTRODUCTION

     This Proxy Statement is being furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors for use at a Special Meeting of the Company's shareholders to be held on Tuesday, September 22, 1998 at 10:00 a.m., local time, at the offices of Duane, Morris & Heckscher LLP, 42nd Floor, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103 and at any adjournment, postponement or continuation thereof. This Proxy Statement, the attached Notice of Special Meeting and the enclosed form of proxy are first being mailed to shareholders of the Company entitled to notice of and to vote at the Special Meeting on or about September 4, 1998.

     The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement as more fully described in this Proxy Statement.

     As a result of the Merger, all shareholders of the Company will cease to have an equity interest in, or possess any rights as shareholders of, the Company. See "The Merger and the Merger Agreement - General." A copy of the Merger Agreement is included in this Proxy Statement as Appendix A. The summary of the portions of the Merger Agreement set forth in this Proxy Statement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the text of the Merger Agreement.

     The Board of Directors has unanimously approved the Merger Agreement and recommends that you vote FOR approval and adoption of the Merger Agreement and has directed that the Merger Agreement be submitted for consideration and vote to the shareholders of the Company.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting by the holders of the outstanding Common Stock providing a quorum is present at the Special Meeting.


                               VOTING AND PROXIES

Record Date; Solicitation of Proxies

     The Board of Directors has fixed the close of business on June 26, 1998 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of Common Stock of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, 3,440,984 shares of Common Stock were issued and outstanding and entitled to vote at the Special Meeting held by approximately 530 holders of record.

     In addition to soliciting proxies by mail, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies on behalf of the Company personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will bear the cost of the Special Meeting and of soliciting proxies therefor, including the cost of printing and mailing of this Proxy Statement and related materials, and the reasonable expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy materials to the beneficial owners of Common Stock.

Vote Required

     The holders of a majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum at the Special Meeting. However, those holders of Common Stock entitled to vote who attend, in person or by proxy, any adjournment or adjournments of the Special Meeting that have been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum shall constitute a quorum for the purposes of approving and adopting the Merger Agreement although they constitute less than a quorum as fixed by law or in the Articles of Incorporation or By-laws of the Company for the originally scheduled date of the Special Meeting.

     Providing that a quorum is present at the Special Meeting, under the PBCL the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting by the holders of the outstanding shares of Common Stock entitled to vote is required for approval and adoption of the Merger Agreement.

     Common Stock that is represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting. Brokers may not give a proxy to vote without instructions from beneficial owners when the matter to be voted upon involves a merger or consolidation. Under the PBCL, if a shareholder, including a nominee or other record owner, either records the fact of abstention or otherwise withholds authority to vote or fails to vote in person or by proxy, such action would not be considered a "vote cast" and would have no effect on the approval and adoption of the Merger Agreement, other than to reduce the number of affirmative votes needed for approval. Any other matter which may properly come before the Special Meeting at which a quorum is present for such purpose requires the affirmative vote of the majority of the votes cast on the matter by the holders of shares of Common Stock, unless a greater vote is required by law or the Articles of Incorporation or By-laws of the Company. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice of revocation of the proxy or by submission of a properly executed proxy bearing a later date to the Secretary of the Company at 655 Church Street, Indiana, Pennsylvania 15701, or by voting the Common Stock covered thereby in person at the Special Meeting.

     Shareholders have the right to dissent from the Merger and, subject to certain conditions provided under the PBCL, to receive payment for the fair value of their Common Stock. See "The Merger and the Merger Agreement - Dissenters Appraisal Rights" and Appendix D hereto.

     In connection with the execution of the Merger Agreement, on May 28, 1998, the Majority Shareholders, who in the aggregate own beneficially 1,741,705 shares of Common Stock, or approximately 50.6% of the Common Stock outstanding on the Record Date, entered into the Stockholders Agreement with CONSOL and Merger Sub. Under the Stockholders Agreement, the Majority Shareholders (i) agree, until the termination of the Merger Agreement in accordance with its terms, that they will not, directly or indirectly, initiate, solicit or knowingly encourage or take any action knowingly to facilitate any Competitive Proposal (as defined in the Merger Agreement), (ii) appoint nominees of CONSOL as proxies for the Majority Shareholders to attend any meetings of shareholders of the Company and to vote the Majority Shares, which appointment is irrevocable until September 30, 1998 and (iii) grant CONSOL an irrevocable option, exercisable in whole but not in part until September 30, 1998, to purchase the Majority Shares at a price per share, payable in cash, of $43.50, subject to certain conditions, including the condition that CONSOL, if it exercises the option, shall vote the Majority Shares in favor of the approval and adoption of the Merger Agreement. For a more complete description of the Stockholders Agreement, a copy of which is included as Appendix B to this Proxy Statement, see "The Stockholders Agreement."

     Since either the Majority Shareholders or CONSOL's nominees voting by proxy will vote the Majority Shares in favor of the approval and adoption of the Merger Agreement at the Special Meeting, the Merger Agreement will be approved and adopted at the Special Meeting regardless of the votes of the Company's shareholders other than the Majority Shareholders. A copy of the Stockholders Agreement is attached as Appendix B to this Proxy Statement. See "The Stockholders Agreement."

     The transactions to be considered at the Special Meeting involve matters of great importance to the shareholders of the Company. Accordingly, shareholders are urged to read and carefully consider the information presented in this Proxy Statement, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed prepaid envelope. Stock certificates should not be sent with the enclosed proxy card. If the Merger is consummated, shareholders will be furnished instructions for surrendering their Common Stock for cash.

Stock Ownership of Management and Certain Beneficial Owners

     The following table sets forth as of the Record Date the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director, (iii) each of the five highest paid executive officers of the Company whose compensation exceeded $100,000 during 1997 and
(iv) all executive officers and directors of the Company as a group.

                                                    Shares               Percent of
Name of Individual                               Beneficially            Outstanding
or Identity of Group                                Owned(1)            Common Stock(2)
--------------------                             -----------           ---------------

5% or Greater Holders:
----------------------

Urling I. Searle..........................       1,646,932(3)               47.9%
655 Church Street
Indiana, Pennsylvania 15701

Emilie I. Wiggin..........................       1,634,161(4)               47.5
655 Church Street
Indiana, Pennsylvania 15701

Trust Under Will of
  O'Donnell Iselin, Urling I. Searle
  and Emilie I. Wiggin, Co-Trustees.......         820,427(5)               23.8
655 Church Street
Indiana, Pennsylvania 15701

Trust dated July 6, 1964 of
  O'Donnell Iselin, Urling I. Searle
  and Emilie I. Wiggin, Co-Trustees.......         667,178(5)               19.4
655 Church Street
Indiana, Pennsylvania 15701

CONSOL Inc................................       1,741,705(6)               50.6
Consol Plaza
1800 Washington Road
Pittsburgh, Pennsylvania  15241

Franklin Resources, Inc...................         180,900(7)                5.3
777 Mariners Island Boulevard, 6th Floor
San Mateo, California  94404

Directors:

David H. Davis............................           2,663                  ---
Thomas W. Garges, Jr......................           5,940                  ---
L. Blaine Grube...........................           7,258                  ---
Thomas M. Hyndman, Jr.....................           1,260                  ---
Columbus O'D. Iselin, Jr..................          14,908                  ---
O'Donnell Iselin II.......................          20,552                  ---
Peter Iselin..............................          82,470(8)               ---
William G. Kegel..........................           3,482                  ---
John L. Schroder, Jr......................           1,497                  ---
Gordon B. Whelpley, Jr....................          21,796                  ---



                                      -13-





Executive Officers: (9)
-----------------------

W. Joseph Engler, Jr......................           3,200                  ---
George M. Evans...........................             812                  ---
Thomas M. Majcher.........................             250                  ---
A. W. Petzold.............................             250                  ---

All Directors and executive
  officers as a group (14 persons)........         166,338                  ---

--------------

(1) Information furnished by each individual named. The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the releases of the Securities and Exchange Commission (the "Commission") applicable as of the date hereof and, accordingly, may include securities owned by or for, among others, spouses and/or minor children of the individual and other relatives who have the same home as such individual as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Less than 1% unless otherwise indicated.

(3) Under the rules of the Commission, the maximum beneficial ownership of the Company's Common Stock which Urling I. Searle could be deemed to have is 47.9%. Of this total, Urling I. Searle has sole voting and dispositive power with respect to 16,240 shares and shared voting and dispositive power with respect to 820,427 shares held by the Trust Under the Will of O'Donnell Iselin, 667,178 shares held by the Trust Under Deed dated July 6, 1964 and 118,141 shares held by the Trusts Under the Will of Urling S. Iselin, all of which shares are subject to the Stockholders Agreement. This total also includes 4,148 shares held by the E.I. Wiggin Trust No. 1, 8,325 shares held by the E.I. Wiggin Trust No. 2, 4,148 shares held by the Peter Iselin Trust No. 1 and 8,325 shares held by the Peter Iselin Trust No. 2, with regard to which Urling I. Searle has shared voting and dispositive power.

(4) Under the rules of the Commission, the maximum beneficial ownership of the Company's Common Stock which Emilie I. Wiggin could be deemed to have is 47.5%. Of this total, Emilie I. Wiggin has sole voting and dispositive power with respect to 15,942 shares and shared voting and dispositive power with respect to 820,427 shares held by the Trust Under the Will of O'Donnell Iselin, 667,178 shares held by the Trust Under Deed dated July 6, 1964 and 118,141 shares held by the Trusts Under the Will of Urling S. Iselin, all of which shares are subject to the Stockholders Agreement. This total also includes 4,148 shares held by the Peter Iselin Trust No. 1 and 8,325 shares held by the Peter Iselin Trust No. 2, with respect to which Emilie I. Wiggin has shared voting and dispositive power.

(5)  The Co-Trustee of these Trusts are Urling I. Searle and Emilie I. Wiggin.

(6) This total represents the Majority Shares subject to the Stockholders Agreement. See "The Stockholders Agreement."

(7) Based on information as of December 31, 1997 contained in a filing made with the Commission by Franklin Resources, Inc.

(8)  Of these shares, 19,719 shares are held by Mr. Iselin's wife.

(9)  Excludes executive officers listed under Directors.


                                 PROPOSAL NO. 1

                       THE MERGER AND THE MERGER AGREEMENT

General

     The following information with respect to the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is included in this Proxy Statement as Appendix A. The Merger Agreement sets forth the terms and conditions upon which the Merger is to be effected. If the Merger Agreement is approved and adopted at the Special Meeting by the requisite vote of the holders of Common Stock and all other conditions to the obligations of the parties thereto are satisfied or waived, the Merger will be consummated. At the Effective Time, Merger Sub will be merged with and into the Company. The Company will be the Surviving Corporation in the Merger and will thereby become an indirect subsidiary of CONSOL. Pursuant to the Merger, each share of Common Stock that is issued and outstanding at the Effective Time, other than Dissenting Shares and Treasury Shares, will be cancelled and extinguished and converted automatically into the right to receive the Merger Price in cash. Upon consummation of the Merger, holders of Common Stock will possess no further interest in, or rights as shareholders of, the Company.

Background of the Merger

     Following an inquiry from CONSOL in the fall of 1995, the Company and CONSOL held discussions regarding CONSOL's interest in a potential acquisition of the Company, commencing in the spring of 1996 and continuing through March 1997. These discussions encompassed the principal terms of a possible business combination transaction, including possible acquisition prices. Although the Company and CONSOL initially discussed a possible price of $60.00 per share for the Company's Common Stock in the summer of 1996 before the conduct of due diligence by CONSOL, by the winter of 1996 after the conduct of extensive due diligence by CONSOL, the Company and CONSOL were discussing a transaction in which one share of the Company's Common Stock would be converted, at the election of the Company's shareholders, into either .45 of a share of preferred stock, par value $100 per share, of CONSOL's parent or $45.00 per share in cash, subject to potential increase based upon the net proceeds from the sale of certain Company assets. The discussions terminated in March 1997 because the Company and CONSOL were unable to reach agreement on a number of terms of the proposed acquisition.

     On September 29, 1997, the Company retained J.P. Morgan as its financial advisor to evaluate the strategic alternatives available to the Company to maximize shareholder value, including a possible sale or merger of the Company. During late December 1997 and early January 1998, J.P. Morgan contacted a number of parties (10 coal companies, five financial buyers, two utility companies and two land management companies) whom J.P. Morgan believed might have an interest in the acquisition of the Company, and distributed a confidential information memorandum to 13 parties (eight coal companies, three financial buyers and two land management companies) who expressed an interest in receiving the information memorandum. On February 13, 1998, upon analysis of the information memorandum, five of the parties (all coal companies) who had theretofore submitted preliminary, non-binding indications of interest to J.P. Morgan were invited by the Company and J.P. Morgan to conduct further due diligence on the Company. On April 20, 1998, the date established by J.P. Morgan for the receipt of final, binding bids to acquire the Company, J.P. Morgan had received one final, binding proposal (from CONSOL) for the acquisition of the Company that was in accordance with the specifications established by J.P. Morgan. J.P. Morgan received an indication of interest and a request for additional time from one other interested party (Coal Resources) that was not in accordance with the specifications established by J.P. Morgan, and whose indication of interest was at a price significantly lower than the binding CONSOL proposal and was further subject to financing contingencies. The Board of Directors thereupon determined that the Company should enter into negotiations with CONSOL regarding its proposal notwithstanding the prior negotiations that had been terminated in March 1997.

     Between April 29, 1998 and May 28, 1998, representatives of the Company (Thomas W. Garges, Jr., President, Chief Executive Officer and a director of the Company, Columbus O'D. Iselin, Jr., a director of the Company, and Thomas M. Hyndman, Jr., a director of the Company), J.P. Morgan and CONSOL and the Company's and CONSOL's respective legal counsel conducted negotiations with respect to the terms and conditions of the Merger Agreement and the Stockholders Agreement.

     CONSOL's April 20, 1998 proposal (i) indicated a merger consideration of $43.50 per share, an aggregate of approximately $150 million, (ii) included a marked-up merger agreement indicating CONSOL's proposed changes to a draft merger agreement previously distributed by the Company to the five parties invited to conduct due diligence, (iii) stated that CONSOL's proposal was not subject to further approval by CONSOL's Board of Directors or of its parent entity, (iv) noted that CONSOL had no partners or joint venturers in its proposal, (v) indicated that CONSOL would not require specific financing to complete the transaction described in its proposal and (vi) stated CONSOL's anticipation that a definitive merger agreement and any necessary governmental filings could be completed within 30 days.

     The principal terms and conditions covered by the negotiations between the Company, CONSOL and their respective representatives were: (i) the amount of the merger consideration, (ii) the representations and warranties to be made by the Company in the Merger Agreement, (iii) the payment of dividends to the Company's stockholders pending the Merger, (iv) whether the costs of the Company's severance arrangements with certain of its officers and long-time employees would be included in the limitation on increases in the Company's current liabilities and long-term indebtedness, (v) the effect of changes in the Company's working capital and long-term indebtedness pending the Merger, (vi) the conduct of the Company's business pending the Merger, (vii) the conditions precedent to CONSOL's obligations under the Merger Agreement and (viii) the willingness of the Majority Shareholders to enter into an agreement with CONSOL such as the Stockholders Agreement. As a result of the negotiations between the Company, CONSOL and their respective representatives, the Merger Agreement, compared to CONSOL's April 20, 1998 proposal, reflects: (i) the same merger consideration per share as originally proposed by CONSOL, (ii) a number of exceptions to the representations and warranties made by the Company in the Merger Agreement,
(iii) permission for the Company to pay its regular quarterly cash dividend to its shareholders on June 1, 1998, (iv) CONSOL's consent to increases in the sum of the Company's long-term indebtedness and current liabilities from the amounts thereof at February 28, 1998 by up to $12 million at the date of consummation of the Merger, (v) the exclusion of the Company's severance obligations from limitations on increases in the Company's current liabilities, (vi) a number of exceptions to restrictions originally proposed by CONSOL on the conduct of the Company's business pending the Merger, (vii) revisions to the conditions precedent to CONSOL's obligations under the Merger Agreement and (viii) the execution of the Stockholders Agreement by the Majority Shareholders. On May 28, 1998, the Company and CONSOL concluded their negotiations with respect to the terms and conditions of the Merger Agreement and the Stockholders Agreement and both agreements were executed.

     On May 28, 1998, J.P. Morgan delivered its oral and written opinion to the Board of Directors to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be paid to the Company's shareholders in connection with the Merger was fair to the shareholders of the Company from a financial point of view. On May 28, 1998, the Board of Directors met and unanimously approved the Merger Agreement. Immediately thereafter, the Company, CONSOL and Merger Sub executed the Merger Agreement and the Majority Shareholders, CONSOL and Merger Sub executed the Stockholders Agreement and jointly issued a press release regarding the execution of the Merger Agreement and the Stockholders Agreement.

Opinion of Financial Advisor; Reasons for the Merger; Recommendation of the Board of Directors

Opinion of Financial Advisor

     Pursuant to an engagement letter dated September 29, 1997, the Company retained J.P. Morgan as its financial advisor in connection with an examination of the strategic alternatives available to the Company in an effort to maximize shareholder value and to deliver a fairness opinion in connection with any acquisition transaction resulting therefrom.

     At a meeting of the Board of Directors on May 28, 1998, J.P. Morgan rendered its oral and written opinion to the Board of Directors that, as of such date, the consideration proposed to be paid to the Company's shareholders in the proposed Merger was fair, from a financial point of view, to such shareholders. No limitations were imposed by the Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by J.P. Morgan in rendering its opinion.

     The full text of the written opinion of J.P. Morgan dated May 28, 1998, which sets forth the assumptions made, matters considered and limits on the review undertaken by J.P. Morgan, is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. The Company's shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Board of Directors, is directed only to the consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion, but such summary sets forth all of the material parts of J.P. Morgan's analysis.

     In arriving at its opinion, J.P. Morgan reviewed, among other things, the Merger Agreement; the audited financial statements of the Company for the fiscal year ended December 31, 1997 and the unaudited financial statements of the Company for the period ended March 31, 1998; current and historical market prices of the Common Stock; certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; certain internal financial analyses and forecasts prepared by the Company and its management and certain agreements with respect to outstanding indebtedness or obligations of the Company. J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by the Company or was otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in this Proxy Statement, and in discussions with, and materials furnished to J.P. Morgan by, representatives of the Company, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and in this Proxy Statement.

     The projections furnished to J.P. Morgan by the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated May 28, 1998, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Public Trading Multiples. J.P. Morgan compared selected financial data of the Company with similar historical and current data for publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan for such analysis were Arch Coal, Inc., Zeigler Coal Holding Co. and Pittston Minerals Group. Because the public market for coal companies is thin and relatively illiquid, the multiples derived from such analysis were modified by J.P. Morgan and then applied to the Company's operating cash flow ("OCF") and earnings before interest, taxes, depreciation, depletion and amortization ("EBITDDA"), yielding implied trading values for the Company's Common Stock of approximately $21.00 to $36.00 per share.

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to the coal industry from 1989 to the present. The transactions selected by J.P. Morgan for such analysis were Arch Mineral Corporation's acquisition of Agipcoal U.S.A., CONSOL's acquisition of Kentucky Criterion from Westmoreland Coal Company, Rheinbraun A.G.'s acquisition of 50% of CONSOL from E.I. DuPont de Nemours & Co. ("DuPont") and Ashland Coal Inc.'s acquisition of the Mingo Logan coal property from British Petroleum Co. PLC. The analysis was conditioned by J.P. Morgan to account for economic trends in the coal-property markets and adjusted to suit the specific production and market conditions for the Company. J.P. Morgan applied a range of multiples of dollars per ton of annual production derived from such analysis to the Company's annual production, and arrived at an estimated range of equity values for the Company's Common Stock of between approximately $36.00 and $45.00 per share.

     Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company's Common Stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 1998 through 2008, the year by which all of the Company's current mines are projected to exhaust their assigned reserves, based upon financial projections prepared by the management of the Company through the years ended 2002 and upon management projections adjusted by J.P. Morgan to reflect more moderate growth in revenues and lower operating margins during the 11-year period. J.P. Morgan also estimated the present value of the Company's unassigned reserves. The unlevered free cash flows were then discounted to present values using a range of real discount rates from 11% to 13%, which were chosen by J.P. Morgan based upon an analysis of the risk associated with the unlevered free cash flows of the Company. The present value of the unlevered free cash flows and the present value of the unassigned reserves were then adjusted for the Company's estimated March 31, 1998 balances of excess cash and total debt. Based on the adjusted management projections and real discount rates of 11% to 13%, the discounted cash flow analysis indicated a range of equity values of between approximately $39.00 and $45.00 per share of the Common Stock on a stand-alone basis (i.e., without synergies).

     The summary set forth above describes all material parts of J.P. Morgan's analysis but does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger on the basis of such experience and its familiarity with the Company.

     J.P. Morgan and its affiliates maintain banking and other business relationships with the Company and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     For services rendered in connection with the Merger, the Company has paid J.P. Morgan retainer fees totaling $500,000 and has agreed to pay J.P. Morgan a transaction fee of approximately $1,760,000, against which the retainer fees will be credited, upon consummation of the Merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

Reasons for the Merger; Recommendation of the Board of Directors

     At its meeting on May 28, 1998, the Board of Directors determined that the Merger is fair to, and in the best interests of, the Company and its shareholders. Therefore, the Board of Directors approved and adopted the Merger Agreement. The Board of Directors unanimously recommends that the Company's shareholders vote FOR approval and adoption of the Merger Agreement.

     The determination of the Board of Directors to approve and adopt the Merger Agreement was based upon consideration of a number of factors. The following list includes all material factors considered by the Board of Directors:

     (1) Alternatives to the Merger were considered, including prospects for the Company resulting from the continued operation of the Company as an independent publicly owned entity in view of competitive conditions prevailing in the coal industry as well as recent and significant developments and consolidations in the coal industry, weighed against the risks associated with such alternatives, including current industry, economic and market conditions and the Company's recent operating losses which led the Board of Directors to conclude that sufficient uncertainties existed about the consistency of desirable cash flows and profitability from the continued operation of the Company as an independent entity that it would be prudent to accept the CONSOL proposal rather than risk a future diminution in the value of the Company's Common Stock;

     (2) The process conducted by J.P. Morgan on behalf of the Company in which a number of companies were contacted to see if they had an interest in the acquisition of the Company, of which several expressed sufficient interest to conduct due diligence and submit preliminary, non-binding indications of interest and of the final, binding process in which the CONSOL proposal was the only definitive proposal received, which led the Board of Directors to conclude there were no other potential acquirors of the Company prepared to pay a price greater than the $43.50 per share offered by CONSOL notwithstanding the $45.00 price the Company and CONSOL had discussed in March 1997;

     (3) The Board of Directors did not consider the trading price of the Company's Common Stock on the OTC Bulletin Board during April and May 1998 necessarily reflective of the value of the Company's Common Stock because of the fluctuations in the trading price of the Company's Common Stock between a low of $25.25 per share in the first quarter of 1997 and a high of $47.00 per share in the second quarter of 1998 and because of J.P. Morgan's analysis of (a) market multiples of other publicly traded coal companies which reflect a multiple of EBITDDA of five to five and one-half (which, based on the Company's estimated EBITDDA for 1998, would result in a value of $29.29 to $35.88 per share of the Company's Common Stock), (b) an OCF multiple of five to six (which, based on the Company's estimated OCF for 1998, would result in a value of $21.15 to $32.69 per share of the Company's Common Stock, (c) trading price multiplies as applied to the Company's Common Stock price (a value per share ranging from $21.15 to $35.88), (d) transaction multiples (a value per share ranging from $36.02 to $45.09) and (e) a discounted cash flow analysis of the Company (a value per share ranging from $39.30 to $44.55) which led the Board of Directors to conclude that the merger consideration offered by CONSOL was fair to the Company's shareholders;

     (4) The Board of Directors also concluded that the book value per share of the Company's Common Stock ($59.73 per share at December 31, 1997) may not be a fair indicator of the value of the Company's Common Stock because of the reasons indicated herein under "Information Concerning the Company - Management's Discussion and Analysis of Financial Condition and Results of Operations." The principal such reasons are the failure of Mine No. 84 and the Company's Helvetia subsidiary to provide consistent desirable rates of cash flow and profitability, the Company's estimate that Mine No. 84 would incur a pretax loss of approximately $11 million for 1998 after elimination of interest charges from consolidated affiliates, termination of the Keystone and the Helvetia coal-supply agreements in 2003 and 2004, respectively, and the additional capital requirements of Mine No. 84 for further mine development after exhaustion of its assigned coal reserves, which led the Company's Board of Directors to conclude the acquisition of the Company by CONSOL was advisable and that the merger consideration offered by CONSOL was fair to the Company's shareholders;

     (5) The reduction in the annual dividend rate on the Company's Common Stock from $1.50 per share in 1992, 1993 and 1994 to $.75 per share in 1995 and to $.60 per share in 1996, 1997 and 1998 which led the Board of Directors to conclude that the Company's shareholders would receive a greater return on their investment if the Company were acquired and the proceeds thereof reinvested in other securities; and

     (6) The opinion of J.P. Morgan delivered in writing to the Board of Directors at its May 28, 1998 meeting to the effect that, based upon and subject to various considerations set forth therein, as of the date of such opinion, the consideration to be paid to the Company's shareholders pursuant to the Merger Agreement was fair from a financial point of view to the shareholders of the Company which, when coupled with the other factors considered by the Board of Directors relating to the uncertainties about the consistency of desirable cash flows and profitability from the Company's continued operation as an independent entity, the lack of interest of others in acquiring the Company, the valuation considerations relating to the trading price and book value per share of the Company's Common Stock and the significant reduction in the annual rate of dividends on the Company's Common Stock, caused the Board of Directors to conclude that the Merger is fair to and in the best interests of the Company's shareholders. See "Opinion of Financial Advisor" above.

     The Board of Directors recognizes that if the Merger is consummated, the Company's shareholders will not have the opportunity to continue their equity interest in any future earnings and growth of the Company as an independent entity. See "Certain Other Effects of the Merger."

     However, the Board of Directors placed special consideration on the losses and difficulties encountered since Mine No. 84 become operational and the uncertainty that Mine No. 84 will achieve consistent desirable rates of cash flows and profitability, the Company's relatively small size in a consolidating and heavily competitive coal industry, the valuation analyses conducted by J.P. Morgan, the extensive auction process conducted by J.P. Morgan and the reduction in the rate of the annual dividend on the Company's Common Stock. The foregoing discussion of the information and factors considered by the Board of Directors is not meant to be exhaustive but includes the material factors considered by the Board of Directors. The Board of Directors did not quantify or attach any specific weight to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the shareholders of the Company. In reaching its determination, the Board of Directors took the various factors into account collectively and the Board of Directors did not perform a factor-by-factor analysis.

Interests of Certain Persons in the Merger

     In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware that members of the Company's management and the Board of Directors have certain interests in connection with the Merger.

     Severance Payments. In connection with the consummation of the Merger and the resultant change in control of the Company, 21 officers and senior employees of the Company with long-term service to the Company will be entitled to receive severance payments from the Company at the Effective Time, whether or not their employment with the Company is terminated, in cash, without interest aggregating approximately $6.5 million. Under the Merger Agreement, such costs are excluded from the limitation on increases in the Company's current liabilities and long-term indebtedness. This exclusion was not contained in CONSOL's initial April 20, 1998 proposal to the Company. See "Background of the Merger."

     Indemnification. CONSOL, Merger Sub and the Company have agreed that neither CONSOL nor the Company as the Surviving Corporation in the Merger shall have any claim or right to damages or indemnification from any current or former officer, director or shareholder of the Company or any of its subsidiaries acting in their capacities as such based upon a breach of the representations and warranties of the Company contained in the Merger Agreement with respect to any information (whether written or oral), documents or material furnished to CONSOL by the Company or any of its subsidiaries or any of their respective officers, directors, employees, agents, counsel, accountants or advisors with respect to the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement does not affect the rights of the Company's directors, officers or employees to indemnification under the Company's Articles of Incorporation and By-laws.

Effective Time of the Merger

     The Effective Time of the Merger will occur upon the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL. The Articles of Merger are expected to be presented for filing as soon as practicable after the approval and adoption of the Merger Agreement by the Company's shareholders at the Special Meeting and upon satisfaction or waiver of all other conditions to consummation of the Merger. See "Conditions to Consummation of the Merger; Representations and Warranties; Certain Covenants."

Payment for Common Stock

     As a result of the Merger, holders of certificates formerly representing Common Stock will cease to have any equity interest in the Company. After consummation of the Merger, all certificates formerly evidencing Common Stock, other than Dissenting Shares and Treasury Shares, will be required to be surrendered to the Exchange Agent in order to receive the Merger Price to which holders thereof will be entitled as a result of the Merger. No interest will be paid or accrued on the cash payable upon the surrender of such certificates. Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to former holders of Common Stock by the Exchange Agent as promptly as practicable following the Effective Time. Holders of Common Stock should not submit their certificates to the Exchange Agent until they have received such materials. Upon surrender of stock certificates and other required documents to the Exchange Agent, the Exchange Agent will distribute by bank check the Merger Price for each share represented by such stock certificates to the holder thereof. See "Terms of the Merger; Amendments." If payment in respect of cancelled Common Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

        Shareholders Should Not Send Any Stock Certificates at This Time.


Certain Other Effects of the Merger

     If the Merger is consummated, the Company's shareholders will not have an opportunity to continue their equity interest in the Company as an independent entity and therefore will not share in future earnings and growth, if any, of the Company.

     If the Merger is consummated, the Common Stock will cease to be traded in the over-the-counter market and the registration of the Common Stock under the Exchange Act will be terminated. See "Additional Information - Available Information" for information concerning the effect of the Merger on the Surviving Corporation's obligation to file periodic reports and other information with the Commission.

     For information concerning the income tax consequences of the Merger, see "Federal Income Tax Consequences of the Merger."

Antitrust Matters

     The HSR Act provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The expiration or termination of any applicable HSR Act waiting period or extension thereof is a condition precedent to the obligations of CONSOL, Merger Sub and the Company to consummate the Merger. See "Conditions to Consummation of the Merger; Representations and Warranties; Certain Covenants."

     Clearance under or the inapplicability of waiting periods under the HSR Act does not confer antitrust immunity and therefore it is possible that at any time before or after the Effective Time, notwithstanding the expiration of the HSR Act waiting periods or the termination or inapplicability thereof, the FTC or the Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of the Company or CONSOL. In addition, at any time before or after consummation of the Merger notwithstanding the expiration, termination or inapplicability of the HSR Act waiting periods, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, rescission of the Merger or divestiture of certain assets by CONSOL or the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Accounting Treatment

       The Merger will be accounted for by CONSOL as a "purchase" for accounting and financial reporting purposes.

Terms of the Merger; Amendments

     General. The Company has agreed in the Merger Agreement to submit the Merger Agreement to its shareholders for approval and adoption at a meeting to be held as soon as practicable in accordance with the PBCL and the Company's Articles of Incorporation and Bylaws and, in connection therewith, to prepare and file a proxy statement and cause the proxy statement to be mailed to the Company's shareholders as soon as practicable. If the Merger Agreement is approved and adopted by the Company's shareholders and the other conditions contained in the Merger Agreement are satisfied or waived, Merger Sub will be merged with and into the Company. Upon the filing of Articles of Merger, or at such later time as specified in such filing, each share of Common Stock that is issued and outstanding at the Effective Time, other than Dissenting Shares and Treasury Shares, will be cancelled and extinguished and converted automatically into the right to receive an amount, in cash, without interest, equal to the Merger Price. The obligations of the Company, CONSOL and Merger Sub to effect the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, including the approval and adoption of the Merger Agreement by the shareholders of the Company. See "Conditions to Consummation of the Merger; Representations and Warranties; Certain Covenants."

     The terms of the Merger are set forth in the Merger Agreement which is attached as Appendix A to this Proxy Statement, and the description of the Merger contained herein is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to review the Merger Agreement carefully.

     Amendments. The Merger Agreement may be amended at any time before or after shareholder approval by written agreement of CONSOL, Merger Sub and the Company, except that after approval and adoption of the Merger Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by the shareholders of the Company without the further approval of the shareholders of the Company.

Conditions to Consummation of the Merger; Representations and Warranties; Certain Covenants

     Conditions to Consummation of the Merger. Under the Merger Agreement, the obligations of the Company, CONSOL and Merger Sub to consummate the Merger are subject to the satisfaction, on or before the Closing Date, of certain conditions or the waiver thereof. Among such conditions are that (i) the Merger Agreement shall have been approved and adopted by a majority of the votes cast by the holders of the outstanding shares of Common Stock entitled to vote at the Special Meeting; (ii) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, (iii) any waiting period or any extension thereof under the HSR Act shall have expired or been terminated and
(iv) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a material adverse effect on CONSOL, Merger Sub or the Company assuming that the Merger shall have been effected.

     Under the Merger Agreement, the obligations of CONSOL and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver by CONSOL on or prior to the Closing Date of the following conditions: (i) the representations and warranties of the Company contained in the Merger Agreement that are qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and CONSOL shall have received a certificate of the President or Chief Financial Officer of the Company to such effect; (ii) the Company shall have performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date (in each case except as contemplated or permitted by the Merger Agreement) and CONSOL shall have received a certificate of the President or Chief Financial Officer of the Company to that effect and
(iii) all permits, authorizations, licenses, approvals and notifications of Governmental Entities that are necessary for the Company and its subsidiaries to conduct their businesses after the Effective Time in the same manner as such businesses are conducted as of the Effective Time, including, but not limited to, Environmental Permits, shall have been provided, issued, obtained, transferred or reissued, to the extent necessary under applicable law, except for such permits, authorizations, licenses, approvals and notifications the failure of which to provide, issue, obtain, transfer or reissue would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

     Under the Merger Agreement, the obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions: (i) each of the representations and warranties of each of CONSOL and Merger Sub contained in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement, and the Company shall have received a certificate of the President or Chief Financial Officer of each of CONSOL and Merger Sub to such effect; (ii) each of CONSOL and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of the President or Chief Financial Officer of each of CONSOL and Merger Sub to such effect and (iii) the Company shall have received the written opinion of its financial advisor, J.P. Morgan, that the consideration to be received in the Merger by the holders of the Common Stock is fair to the holders of the Common Stock from a financial point of view.

     Representations and Warranties. The representations and warranties of the Company and of CONSOL and Merger Sub contained in the Merger Agreement include various representations and warranties typical in such agreements and are included in Articles III and IV, respectively, of the Merger Agreement, a copy of which is included in this Proxy Statement as Appendix A.

     Certain Covenants. The Company, CONSOL and Merger Sub covenanted to certain matters in the Merger Agreement including, among others, the following:

     Conduct of Business by the Company Pending the Merger. The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, unless CONSOL shall otherwise agree in writing or except as otherwise expressly contemplated by the Merger Agreement, (i) the Company and its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, shall preserve intact their present business organizations and shall use commercially reasonable efforts to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries; (ii) except for the payment on June 1, 1998 of a cash dividend of $.15 per share, the Company shall not (a) declare or pay any quarterly dividends on or make any other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock; (iii) the Company shall not, and it shall not permit any of its subsidiaries to, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than issuances by a wholly owned subsidiary of the Company of its capital stock to the Company; (iv) the Company shall not amend or propose to amend its Articles of Incorporation or By-laws; (v) the Company shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (vi) the Company shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, any of its assets, other than (a) sales of equipment between the Company and its subsidiaries in the ordinary course of business that do not result in the generation of taxable income on a consolidated basis, (b) assets having an aggregate book value of not more than $100,000 with it being understood that this provision shall not permit the sale or other disposition of Helvetia Coal Company and (c) those properties listed on a schedule to the Merger Agreement;
(vii) with the exception of indebtedness between the Company and its subsidiaries, the Company shall not, and it shall not permit any of its subsidiaries to, incur (which shall include entering into credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than (a) indebtedness outstanding on February 28, 1998 and (b) takedowns under the Company's and its subsidiaries existing credit facilities, provided, however, that at the Closing Date the sum of the Company's indebtedness and current liabilities (excluding the current portion of the Company's long-term indebtedness and the deferred compensation and severance pay payable to employees of the Company and its subsidiaries in connection with the Merger) less the Company's current assets, determined in accordance with generally accepted accounting principles, shall not be greater than the amount thereof at February 28, 1998 plus $12,000,000; (viii) the Company shall not make, and will not permit any of its subsidiaries to make, any tax election or settle or compromise any income tax liability of the Company or of any of its subsidiaries for an amount in excess of $25,000, and the Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with CONSOL and its advisors as to the positions and elections that may be taken or made with respect to such return; (ix) the Company shall not, and it shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claim, liabilities or obligations (absolute, asserted or unasserted, contingent or otherwise) for an amount in excess of $100,000 in the aggregate (other than the settlement of certain litigation matters set forth in a schedule to the Merger Agreement, payments of accounts payable and accrued liabilities and reductions of indebtedness of the Company and its subsidiaries in the ordinary course of business of the Company and its subsidiaries and payments for goods and services under the written agreements in effect on the date of the Merger Agreement and listed on a schedule to the Merger Agreement) or waive the benefit of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (x) the Company shall not, and shall not permit any of its subsidiaries to, enter into, modify, amend or terminate, any contract to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder other than spot purchases of supplies necessary for the operation of the business of the Company and its subsidiaries in the ordinary course which do not result in the Company's acquisition of supplies in excess of those that would be consumed in 30 days of operations in the ordinary course of business; (xi) the Company shall not, and shall not permit any of its subsidiaries to, (a) grant any increase in the compensation of any of its directors, officers or key employees, (b) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans (as defined in the Merger Agreement) as in effect on the date of the Merger Agreement to any director, officer or key employee, (c) enter into any new employment, severance or termination agreement with any such director, officer or key employee or (d) except as may be required to comply with applicable law, become obligated under any Company Benefit Plan which was not in effect on the date of the Merger Agreement or amend any such plan in existence on the date of the Merger Agreement to enhance the benefits thereunder; (xii) except as listed in a schedule to the Merger Agreement for the month of June 1998, the Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (excluding capital expenditures for which commitments existed as of the date of the Merger Agreement) which in the aggregate exceed $250,000, except for repairs and rebuilding expenditures of less than $250,000 each necessary to keep existing mining equipment in operation and (xiii) the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or would reasonably be expected to, result in (a) any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied, (b) any of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality becoming untrue or (c) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

     Conduct of Business by CONSOL Pending the Merger. The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise expressly contemplated by the Merger Agreement, (i) CONSOL Energy, Inc. ("CEI"), the parent of CONSOL, shall not, and shall not permit any of its subsidiaries other than in conjunction with the sale of capital stock of CEI held directly or indirectly by DuPont to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would (a) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (c) increase the risk of not being able to remove any such order on appeal or otherwise; (ii) CEI shall not, and shall not permit any of its subsidiaries to, take other than in conjunction with the sale of capital stock of CEI held directly or indirectly by DuPont, or fail to take, any other action which would, or would reasonably be expected to, impede, interfere with, prevent or materially delay the Merger; (iii) CONSOL shall take all necessary action to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Merger on the terms set forth in the Merger

Agreement and (iv) each of CONSOL and Merger Sub shall not, and shall not permit any of its subsidiaries to, take any action that would, or would reasonably be expected to, result in (a) any of the conditions to the Merger set forth in
Article VII of the Merger Agreement not being satisfied, (b) any of its representations or warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue or (c) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

Certain Other Agreements of the Parties

     In the Merger Agreement, CONSOL agrees as follows with respect to the Company's Benefit Plans:

         (i) CONSOL shall cause the Surviving Corporation to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements (the "Existing Plans") for the benefit of the current and former employees of the Company and its subsidiaries, subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan; provided, however, that the Merger Agreement does not prohibit CONSOL from (a) replacing any such existing plans, programs or arrangements with plans, programs or arrangements (the "Replacement Plans") which provide current active or inactive employees or former employees with benefits which, in the reasonable opinion of CONSOL, are not less favorable in the aggregate than the benefits that would have been provided under the Existing Plans to the extent such replacement is permitted under the terms of the Existing Plans; provided, however, CONSOL may not subsequently replace such Replacement Plans with other plans, programs or arrangements unless such plans, programs or arrangements provide such employees with benefits which, in the reasonable opinion of CONSOL, are not less favorable in the aggregate than the benefits provided under CONSOL's plans, programs or arrangements or (b) including the current active or inactive employees or former employees of the Company in the plans, programs and arrangements generally available to employees of CONSOL and its subsidiaries other than the Surviving Corporation in lieu of participation in any Company plan, program or arrangement provided that such CONSOL plans, programs and arrangements (1) provide such employees with benefits which, in the reasonable opinion of CONSOL, are not less favorable in the aggregate than the benefits that would have been provided under the Existing Plans and (2) do not discriminate against such employees compared to other employees of CONSOL and its subsidiaries;

         (ii) (a) all service credited to each employee by the Company or its subsidiaries through the Effective Time shall be recognized by CONSOL for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by CONSOL, provided, however, that to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by CONSOL may be reduced by amounts payable under similar Company plans with respect to the same periods of service; (b) any benefits accrued by employees of the Company and its subsidiaries prior to the Effective Time under any of the Company's defined benefit pension plans that employ a final average pay formula shall be calculated based on such employees' final average pay with the Surviving Corporation or any successor to the Surviving Corporation or other affiliate of CONSOL employing such employees and
(c) with respect to any welfare benefit
plan established or maintained by CONSOL or its subsidiaries for the benefit of employees of the Company, CONSOL shall, or shall cause the relevant subsidiary to, waive any pre-existing condition exclusion other than any pre-existing condition exclusion that was not waived by the Existing Plans and provide that any covered expense incurred on or before the Effective Time in respect of the current plan year by any employee of the Company or any covered dependent of such an employee shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time in respect of such current plan year;

         (iii) CONSOL agrees to cause the Surviving Corporation to honor, without modification, and assume the severance policies, employment agreements, executive termination agreements and individual benefit arrangements previously disclosed to CONSOL; and

         (iv) the foregoing provisions are not applicable to any employee of the Company or its subsidiaries subject to the terms of a collective bargaining agreement.

Management of the Company After the Merger

     After the Effective Time, the directors and officers of Merger Sub immediately before the Effective Time will be the initial directors and officers of the Surviving Corporation, in each case until their successors are duly elected or appointed.

Termination; Fees and Expenses; Plans of the Company If the Merger Is Not Consummated

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval and adoption thereof by the shareholders of the Company: (i) by mutual written consent of the Boards of Directors of the Company and CONSOL; (ii) by either the Company or CONSOL if the Effective Time shall not have occurred on or before September 30, 1998; provided that the right to terminate the Merger Agreement in such event will not be available to any party whose failure to fulfill any obligation thereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (iii) by either the Company or CONSOL if a court of competent jurisdiction or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, provided that the party seeking to terminate the Merger Agreement shall have used commercially reasonable efforts to remove such injunction, order or decree; (iv) by CONSOL in the event of a breach by the Company of any representation, warranty, covenant or other agreement in the Merger Agreement which (a) would give rise to the failure of a condition precedent to the obligations of CONSOL and Merger Sub under the Merger Agreement and (b) has not been cured or cannot be cured within 20 days after the giving by CONSOL of written notice to the Company; (v) by the Company in the event of a breach by CONSOL of any representation, warranty, covenant or other agreement in the Merger Agreement which (a) would give rise to the failure of a condition precedent to the obligations of the Company under the Merger Agreement and (b) has not been cured or cannot be cured within 20 days after the giving by the Company of written notice to CONSOL or (vi) by CONSOL or the Company if the Merger

Agreement shall not have been approved and adopted by the requisite vote of the Company's shareholders at the Special Meeting.

     Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     Plans of the Company If the Merger Is Not Consummated. If the shareholders fail to approve and adopt the Merger Agreement, the Merger will not be consummated. In the event the Merger Agreement is not approved and adopted by the shareholders of the Company, the Merger Agreement will terminate, and it is not known whether an acquisition of the Company would occur in the foreseeable future.

Source and Amount of Funds

     CONSOL will require approximately $150 million to pay the Merger Price for all of the outstanding Common Stock of the Company. CONSOL has advised the Company that it currently expects that the funds necessary to pay the aggregate Merger Price will be financed from available cash and proceeds from various transactions in commercial paper.

Federal Income Tax Consequences of the Merger

     The discussion set forth below concerning federal income tax consequences to a particular shareholder may vary depending upon such shareholder's particular circumstances. Each shareholder is urged to consult such shareholder's own tax advisor with respect to the particular tax consequences to such shareholder of the Merger or the exercise of dissenters appraisal rights, including the applicability and effect of state, local, foreign and other taxes.

     Exchange of Common Stock pursuant to the Merger and the receipt of cash in respect of the exercise of dissenters appraisal rights will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be taxable transactions under applicable state, local and other tax laws. For federal income tax purposes, each holder of Common Stock whose shares are exchanged in the Merger will generally recognize gain or loss equal to the difference between the amount of cash received by such shareholder in the Merger and such shareholder's tax basis in such shares. Gain or loss recognized will be treated as a long-term capital gain or loss if the Common Stock is held as a capital asset and if the Common Stock exchanged has a holding period of more than one year at the Effective Time.

     If a noncorporate shareholder recognizes a capital loss in connection with the sale of Common Stock, the shareholder may offset such capital loss against any other capital gains realized by such shareholder in the taxable year and against up to $3,000 of such shareholder's ordinary income for individuals filing joint returns. Any excess loss may be carried forward indefinitely. A corporate shareholder may use a capital loss recognized in connection with the Merger to offset any capital gains realized by it in the same taxable year but not to offset ordinary income. Any unused capital loss of a corporation may generally be carried back to its three preceding taxable years and then, to the extent unused, forward for five succeeding taxable years, in each case to offset capital gains, if any.

Dissenters Appraisal Rights

     For purposes of this section, the term "Company" will be deemed to refer also to the Surviving Corporation with respect to actions taken after the Effective Time.

     Pursuant to the Merger Agreement and the PBCL, the owners of Common Stock will have dissenters rights in connection with the Merger under Sections 1571 through 1580 of Subchapter 15D of the PBCL (hereinafter "Subchapter 15D"), a copy of which (as well as a copy of Section 1930 of the PBCL) is included in this Proxy Statement as Appendix D, and may object to the Merger Agreement and demand in writing that the Company pay the fair value of their Common Stock.

     If any holders of Common Stock properly exercise dissenters rights of appraisal in connection with the Merger under Subchapter 15D (a "Dissenting Shareholder"), any shares held by such holders will not be converted into the right to receive the Merger Price, but instead will be converted into the right to receive the "fair value" of such shares pursuant to Subchapter 15D. THE FOLLOWING SUMMARY OF THE PROVISIONS OF SUBCHAPTER 15D IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUBCHAPTER 15D, A COPY OF WHICH (AS WELL AS A COPY OF SECTION 1930 OF THE PBCL) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX D AND INCORPORATED HEREIN BY REFERENCE. The Company will not give any notice of the following requirements other than as described in this Proxy Statement and as required by the PBCL.

     General. Any holder of Common Stock who has duly demanded the payment of the fair value of his or her shares under Subchapter 15D will not, after the Effective Time, be a shareholder of the Company for any purpose or be entitled to the payment of dividends or other distributions on any such Common Stock; moreover, the Common Stock of any Dissenting Shareholder will be converted into the right to receive either (i) the fair value of such Common Stock, determined in accordance with Subchapter 15D, or (ii) the right to receive the Merger Price, if any Dissenting Shareholder effectively withdraws his or her demand for appraisal rights.

     SHAREHOLDERS OF THE COMPANY SHOULD NOTE THAT, UNLESS ALL THE REQUIRED PROCEDURES FOR CLAIMING DISSENTERS RIGHTS ARE FOLLOWED WITH PARTICULARITY, DISSENTERS RIGHTS WILL BE LOST. VOTING AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, WHETHER IN PERSON OR BY PROXY, IS NOT SUFFICIENT NOTICE TO PERFECT DISSENTERS RIGHTS.

     Filing Notice of Intention to Demand Fair Value. Before any shareholder vote is taken on the Merger Agreement, a Dissenting Shareholder must deliver to the Company a written notice of his or her intention to demand the fair value of his or her Common Stock if the Merger is effected. Such written notice may be sent to the Secretary of the Company at the Company's address set forth on Page 1 of this Proxy Statement. Neither the return of a proxy by the Dissenting Shareholder with instructions to vote the Common Stock represented thereby against the approval and adoption of the Merger Agreement nor a vote against the approval and adoption of the Merger Agreement or an abstention from voting on the approval and adoption of the Merger Agreement is sufficient to satisfy the requirement of delivering a written notice to the Company. In addition, the Dissenting Shareholder must not effect any change in the beneficial ownership of his or her Common Stock from the date of filing the notice with the Company through the Effective Time, and the Dissenting Shareholder must not vote his or her Common Stock for which payment of fair value is sought in favor of the approval and adoption of the Merger Agreement. The submission of a signed blank proxy will serve to waive appraisal rights if not revoked, but a failure to vote, a vote against or an abstention from voting on the approval and adoption of the Merger Agreement will not waive such rights. Proper revocation of a signed blank proxy or a signed proxy instructing a vote for approval and adoption of the Merger Agreement will also preserve dissenters rights under the PBCL. Failure by a Dissenting Shareholder to comply with any of the foregoing will result in such Dissenting Shareholder's forfeiting any right to payment of the fair value of such Dissenting Shareholder's Common Stock.

     Record and Beneficial Owners. A record holder of Common Stock may assert dissenters rights as to fewer than all the Common Stock of the same class or series registered in his or her name only if the holder dissents with respect to all the Common Stock beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he or she dissents. A beneficial owner of Common Stock who is not the record holder may assert dissenters rights with respect to Common Stock held on his or her behalf if such Dissenting Shareholder submits to the Company the written consent of the record holder not later than the time of assertion of dissenters rights. The beneficial owner may not dissent with respect to less than all the Common Stock he or she owns, whether or not such Common Stock is registered in the beneficial owner's name.

     Notice to Demand Payment. If the Merger is approved and adopted by the requisite vote at the Special Meeting, the Company shall mail to all Dissenting Shareholders who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the Merger a notice stating where and when a demand for payment must be sent, and stock certificates representing the Common Stock held by the Dissenting Shareholder must be deposited to obtain payment. The notice shall be accompanied by a copy of Subchapter 15D of the PBCL and include a form for demanding payment, which form shall have a request for certification of the date that beneficial ownership of the Common Stock was acquired by the Dissenting Shareholder or the person on whose behalf the Dissenting Shareholder dissents. The time set for the receipt of a demand and the Dissenting Shareholder's stock certificates shall not be less than 30 days from the mailing of the notice. Failure by a Dissenting Shareholder to timely demand payment and deposit the stock certificates pursuant to such notice will cause such Dissenting Shareholder to lose all right to receive payment of the fair value of his or her Common Stock. All mailings to the Company are at the risk of the dissenter. However, the Company recommends that the notice of intention to dissent, the demand form and the holder's stock certificates be sent by certified mail. If the Merger has not been effected within 60 days after the date set for demanding payment and depositing stock certificates, the Company shall return any stock certificates that have been deposited. The Company, however, may at any later time send a new notice regarding demand for payment and deposit of stock certificates with like effect.

     Payment of Fair Value of Common Stock. Promptly after the Effective Time, or upon timely receipt of demand for payment if the Merger has already been effected, the Company shall either remit to Dissenting Shareholders who have made demand and deposited their stock certificates the amount the Company estimates to be the fair value of the Common Stock or give written notice that no remittance will be made under Section 1577 of the PBCL. Such remittance or notice shall be accompanied by:

         (i) the Company's closing balance sheet and statement of income for a fiscal year ending not more than 16 months prior to the date of remittance or notice, together with the latest available interim financial statements;

         (ii) a statement of the Company's estimate of the fair value of the Common Stock; and

         (iii) a notice of the right of a Dissenting Shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

If the Company does not remit the amount of its estimate of the fair value of the Common Stock, it will return all stock certificates that have been deposited and may make a notation thereon that a demand for payment has been made. If shares carrying such notation are thereafter transferred, each new stock certificate issued therefor will bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in the Company other than those which the original dissenter had after making demand for payment of their fair value.

     Estimate by Dissenting Shareholder of Fair Value of Common Stock. If a Dissenting Shareholder believes that the amount estimated or paid by the Company for his or her Common Stock is less than their fair value, the Dissenting Shareholder may send to the Company his or her own estimate of the fair value, which shall be deemed a demand for payment of the amount of the deficiency. If the Dissenting Shareholder does not file his or her own estimate of the fair value within 30 days after such remittance or notice has been mailed by the Company, the Dissenting Shareholder will be entitled to no more than the amount estimated in the notice or remitted by the Company.

     Valuation Proceedings. Within 60 days after the latest of (i) the Effective Time, (ii) timely receipt of any demands for payment or (iii) timely receipt of any Dissenting Shareholder estimates of fair value, if any demands for payment remain unsettled, the Company may file in court an application for relief requesting that the fair value of the Common Stock be determined by the court. Each Dissenting Shareholder whose demands have not been settled will be made a party to the proceeding and will be entitled to recover the amount by which the fair value of such Dissenting Shareholder's Common Stock is found to exceed the amount, if any, previously remitted. Such Dissenting Shareholder will also be entitled to interest on such amount from the Effective Time until the date of payment. There is no assurance, however, that the Company will file such an application. If the Company fails to file an application within the 60-day period, any Dissenting Shareholder who has not settled his or her claim may do so in the Company's name within 30 days after the expiration of the 60-day period. If no Dissenting Shareholder files an application within such 30-day period, each Dissenting Shareholder who has not settled his or her claim will be paid no more than the Company's estimate of the fair value of the Common Stock and may bring an action to recover any amount not previously remitted.

     Costs and Expenses of Valuation Proceedings. The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against the Company, except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the Dissenting Shareholders whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the Dissenting Shareholders against the Company if it fails to comply substantially with Subchapter 15D or acts in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. The court can also assess any such fees or expenses incurred by the Company against any Dissenting Shareholder if such Dissenting Shareholder is found to have acted in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. If the court finds that the services of counsel for any Dissenting Shareholder were of substantial benefit to the other Dissenting Shareholders and should not be assessed against the Company, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the Dissenting Shareholders who were benefited.

     Under the PBCL, a shareholder of the Company has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder's shares because of the Merger, except to the extent provided by the dissenters rights provisions of Subchapter 15D. The PBCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

     The foregoing description of the rights of dissenters under Subchapter 15D should be read in conjunction with Appendix D to this Proxy Statement, and is qualified in its entirety by reference to the provisions of Subchapter 15D.

     The Board of Directors recommends that shareholders vote "FOR" the proposal to approve and adopt the Merger Agreement.


                           THE STOCKHOLDERS AGREEMENT

     Simultaneously with the execution of the Merger Agreement and in consideration thereof, on May 28, 1998 the Majority Shareholders entered into the Stockholders Agreement with CONSOL and Merger Sub. The following summary of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is included as Appendix B to this Proxy Statement.

     In the Stockholders Agreement, the Majority Shareholders agree, until the termination of the Merger Agreement in accordance with its terms, that none of the Majority Shareholders shall, in his or her capacity as such, directly or indirectly, initiate, solicit or knowingly encourage, including by way of furnishing non-public information or assistance, or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, a competitive proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain, or agree to or endorse, a competitive proposal, or authorize or permit any person or entity acting on behalf of a Majority Shareholder to do any of the foregoing. The Majority Shareholders further agree that if any of them receives any inquiry or proposal regarding a competitive proposal, such Majority Shareholder shall provide reasonable notice to CONSOL of that inquiry or proposal. For purposes of the Stockholders Agreement, "competitive proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation, business combination or similar transaction involving the Company or its subsidiaries, any proposal or offer to acquire in any manner more than 10% of the Common Stock of the Company or a substantial portion of the business or assets of the Company or its subsidiaries, other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or its subsidiaries or any proposal or offer with respect to any other transaction similar to any of the foregoing with the Company other than pursuant to the transactions to be effected pursuant to the Merger Agreement.

     The Majority Shareholders and CONSOL make certain representations and warranties to each other in the Stockholders Agreement typical in agreements of that nature, including the incorporation by reference of CONSOL's representations and warranties in Article IV of the Merger Agreement.

     Pursuant to the Stockholders Agreement, each of the Majority Shareholders revokes any previously granted proxies with respect to the Majority Shares and appoints each of Michael F. Nemser and Samuel P. Skeen, who are officers of CONSOL, as such Majority Shareholders' attorney and proxy, with full power of substitution, to attend any and all meetings of shareholders of the Company and to vote the Majority Shares and any voting securities issued in exchange therefor or in respect thereof, and to represent and otherwise to act for such Majority Shareholders in the same manner and with the same effect as if such Majority Shareholders were personally present, when any matter, including, but not limited to, any proposed merger or other transaction, is submitted to the shareholders of the Company for a vote. The Stockholders Agreement provides that such appointment as a proxy shall (i) be irrevocable, (ii) remain in effect until September 30, 1998 and (iii) be deemed to be coupled with an interest in that CONSOL has the right to purchase the Majority Shares and is also a party to the Merger Agreement.

     Pursuant to the Merger Agreement, each of the Majority Shareholders also grants CONSOL an irrevocable option (the "Option") to purchase all of the Majority Shares at a price per share payable in cash of $43.50. The Stockholders Agreement provides that the Option may be exercised, in full and not in part, until September 30, 1998. In order to exercise the Option, CONSOL must give the Majority Shareholders written notice thereof specifying a place, time and date not earlier than one day and not later than 20 days from the date of notice for the closing of the purchase. The obligation of the Majority Shareholders to sell and deliver the Majority Shares upon exercise of the Option by CONSOL is subject to the condition that there shall be no preliminary or permanent injunction or other order preventing or restricting the purchase of the Majority Shares. CONSOL agrees in the Stockholders Agreement that if it purchases the Majority Shares, it shall vote the Majority Shares in favor of the approval and adoption of the Merger Agreement at the Special Meeting.

     The Majority Shareholders also agree in the Stockholders Agreement that, except as provided in the Stockholders Agreement and prior to the termination of the Merger Agreement in accordance with its terms, (i) no Majority Shareholder shall, directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of or enter into any agreement, arrangement or understanding with respect to, or consent to, the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Majority Shares or any interest in the Majority Shares; (ii) grant any proxies or powers of attorney with respect to any of the Majority Shares, deposit any of the Majority Shares into a voting trust or enter into a voting agreement with respect to any of the Majority Shares or (iii) take any action that would make any representation of a Majority Shareholder in the Stockholders Agreement untrue or have the effect of preventing or disabling the Majority Shareholders from performing their obligations under the Stockholders Agreement. In the Stockholders Agreement, each of the Majority Shareholders also waives any dissenters appraisal rights that any Majority Shareholder may have to dissent from the Merger.

     The Stockholders Agreement further provides that (i) no person executing the Stockholders Agreement who is, or during the term of the Stockholders Agreement becomes, a director of the Company makes any agreement in his or her capacity as a director of the Company, (ii) each of the Majority Shareholders executed the Stockholders Agreement solely in his or her capacity as the record and beneficial owner of the Majority Shares and (iii) notwithstanding anything to the contrary in the Stockholders Agreement, no action or inaction by a Majority Shareholder in his or her capacity as a director of the Company shall be deemed to contravene the Stockholders Agreement.


                       INFORMATION CONCERNING THE COMPANY

Business

     The Company and its predecessors have been engaged in the mining of coal in central and western Pennsylvania since 1881. From the mid-1960's, the Company and its subsidiaries have been principally engaged in the deep mining of bituminous steam coal for sale to electric generating plants located adjacent to or near the Company's mines. During 1997, sales to two of the utility customers of the Company's subsidiaries were close to minimum contract requirements and represented approximately 43% of the Company's sales of deep-mined coal. Deep-mined coal included coal produced by Eighty-Four Mining Company ("Eighty-Four") incidental to the development of the mine. In 1992, through a subsidiary, the Company acquired coal properties and an underground coal mine (Mine No. 84) in southwestern Pennsylvania. Development and rehabilitation work continued at Mine No. 84 through

October 31, 1997 when Mine No. 84 completed its development stage. As a result, the Company is engaged, as a material portion of its planned operations, in the eastern and midwestern utility coal markets in addition to the continuing sales of coal pursuant to long-term coal supply contracts.

     The Company, through its subsidiaries, is currently principally engaged in deep and, to a minor extent, surface mining of bituminous coal in Pennsylvania serving the eastern and midwestern coal markets. The only customers of the Company who constituted more than 10% of the Company's consolidated revenues in the years ended December 31, 1995, 1996 and 1997 were (i) the Owners of the Keystone Steam Electric Station (the "Keystone Owners"), who accounted for 65%, 58% and 52% of the Company's consolidated revenues in the years ended December 31, 1995, 1996 and 1997, respectively and (ii) the Owners of the Homer City Steam Electric Station (the "Homer City Owners"), who accounted for 26%, 34% and 24% of the Company's consolidated revenues in the years ended December 31, 1995, 1996 and 1997, respectively. The Keystone Owners are Atlantic City Electric Company, Baltimore Gas and Electric Company, Delmarva Power & Light Company, Jersey Central Power & Light Company, Pennsylvania Power & Light Company, PECO Energy Company and Public Service Electric and Gas Company. The Homer City Owners are New York State Electric & Gas Corporation and General Public Utilities. The following table indicates the amount of revenues and the percentage of total revenues during the Company's last three fiscal years attributable to deep mining, excluding deep-mined production and revenues produced by Eighty-Four incidental to development of the mine.


                                         Deep-Mined Production                    Surface-Mined Production
                                     ------------------------------            ------------------------------
                                                       Percent of                               Percent of
         Period                      Revenues        Total Revenues            Revenues        Total Revenues
    -----------------                --------        --------------            --------        --------------
                                  (in thousands)                           (in thousands)
Year ended
  December 31, 1995.............     $181,746              84%                 $6,337                 3%
Year ended
  December 31, 1996.............      151,316              75                   4,304                 2
Year ended
  December 31, 1997.............      149,743              71                   3,108                 1

     In 1992, the Company established two wholly owned subsidiaries, Eighty-Four and Lucerne Land Company ("Lucerne Land"), which acquired coal properties and Mine No. 84 from Bethlehem Steel Corporation and affiliated entities ("Bethlehem") on December 31, 1992. The final purchase price of the coal properties and Mine No. 84 was $53.6 million after taking into account post-closing adjustments.

     From February 1993 through October 1997, while producing some coal incidental to development of the mine, Eighty-Four was primarily engaged in the renovation, rehabilitation and replacement of key operating systems at Mine No.
84. This work included installation of a new five-mile long, 6,700 ton per hour underground belt conveyor system, a new portal and ventilating shaft and other underground rehabilitation work, construction of new above-ground coal storage and unit-train load out facilities, upgraded coal handling and preparation facilities and development work to accommodate the installation of two planned longwall mining units. The first longwall commenced operations in the third quarter of 1995 and the second unit became operational in the fourth quarter of 1997. Eighty-Four's facilities will permit production of approximately 6.3 to 6.7 million tons of coal in 1998 and approximately 7.0 million tons of coal per year thereafter. In connection with the development of the longwall panels and initial mining in longwall panels, Eighty-Four produced 4.8 million tons of coal in 1997, substantially all of which were sold in the commercial market to 18 customers which included utilities, industrial coal users and, to a lesser degree, foreign customers.

     Since longwall operations commenced in 1995, Eighty-Four has experienced problems in achieving continuous miner advance rates required for economical longwall mining. Longwall panels (or areas of extraction) are developed by mining parallel entries through the use of continuous mining machines. The "continuous miner advance rate" is the linear measurement of mining those entries on a per shift, per unit or per day basis. Continuous miner advance rates must meet a schedule associated with scheduled moves of the longwall mining equipment to successive panels to avoid idle time or delays in the ability to move the longwall equipment. The failure to achieve and maintain desirable continuous miner advance rates at Mine No. 84 has caused the inefficient utilization of the longwall mining equipment and resulted in inconsistent cash flows and results of operations at Mine No. 84 since it became operational. A plan to enhance advance rates in the continuous miner sections, developed with an independent consultant, was implemented during 1997 and advance rates improved in 1997 and in 1998. However, the cumulative effect of past delays has increased the time required for scheduled longwall moves in the first half of 1998. Future longwall delays cannot be avoided unless improved advance rates are maintained in the continuous miner sections. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     A citizens group has appealed various provisions of Eighty-Four's Mining Activity Permits (the "Permits"). The appeals are pending before the Pennsylvania Environmental Hearing Board (the "EHB"). See also "Legal Proceedings."

     The properties acquired from Bethlehem are estimated to contain approximately 175 million saleable1 tons of high quality Pittsburgh Seam steam and metallurgical coal, of which approximately 75 million tons are within Eighty-Four's current mine plan which provides for mining through 2008. The 175 million ton estimate, which was developed by the Company's Geology and Engineering personnel and which is subject to continuing review and verification by them, is based upon the Company's review of data and test results provided by Bethlehem, data available from outside sources, application of generally accepted mining practices in the geographic area of mining by Eighty-Four and generally accepted mining practices in the Pittsburgh Seam utilizing longwall mining techniques.

     Eighty-Four expects to sell between 6.3 and 6.7 million tons of coal from Mine No. 84 in 1998 to utility and industrial customers, in either spot market sales or under longer-term contracts none of which, at present, extends beyond 2002. Eighty-Four has been successful

 --------

1 Saleable means total coal mine output less tonnage rejected during processing for market.

selling Mine No. 84 coal to utilities that use the coal as blender with Western low sulphur coals.

     All of the Company's operations produce a raw coal product generally characterized as mid-sulphur, and has a sulphur content ranging generally from 1.0% to 2.5%. After cleaning conducted by the Company, the sulphur content of its coal is reduced to a lower mid-sulphur range. When coal is burned, the amount of sulphur dioxide emitted is a direct function of the sulphur content of the coal before burning. Consequently, the sulphur content of coal is an important factor in determining whether particular coals are suitable for specific electric generating stations. Another important factor is the strategies employed by specific electric generating stations for compliance with air pollution laws, including the use of scrubbers and the blending of higher-sulphur and lower-sulphur coals. Scrubbers are devices employed by coal-fired electric generating stations to remove sulphur dioxide from flue gas emissions. As noted in the following discussion of the environmental legislation applicable to the Company's business, significant uncertainty remains as to the long-term effect of the Clean Air Act Amendments of 1990 (the "Amendments") on the demand for coal.

     The Keystone Station and the Homer City Station are able, under current law, to utilize the coal produced at the Company's Keystone and Homer City mines. Based upon the location of Mine No. 84, the quality of the coal produced from Mine No. 84, the availability of adequate rail transportation capacity and the announced compliance strategies of its customers, Eighty-Four believes its coal will continue to have a strong market because, after cleaning, the coal will remain a cost-effective product for electric generating stations utilizing scrubbers, emission allowances or blending. Additionally, a significant portion of the coal from Mine No. 84 has historically been sold on the domestic and international metallurgical market. Marketing activities undertaken by Eighty-Four are directed to a diverse geographic and customer base in order to reduce reliance upon a single customer, group of customers or type of market while enabling price escalation risks to be partially hedged due to varying contract durations.

     The Company's wholly owned subsidiary, Keystone Coal Mining Corporation ("KCMC") is a party to a coal supply agreement effective as of January 1, 1991 (the "Keystone Agreement") with the Keystone Owners that own the Keystone Steam Electric Station (the "Keystone Station") near Shelocta, Pennsylvania. The Keystone Agreement, which was amended in 1995, has a term ending on December 31, 2004, and provides that KCMC will sell and deliver 3,250,000 tons annually subject to increase or decrease by up to 250,000 tons through 1999. In 1997, KCMC delivered 3,000,013 tons to the Keystone Station pursuant to the Keystone Agreement. Should the parties not agree prior to 2000 to an extension of the Keystone Agreement beyond 2004, as to which no assurance can be given, production and deliveries will decrease between 2000 and 2004 with an aggregate of 6,500,000 tons to be delivered during that five-year period. Coal sold pursuant to the Keystone Agreement is delivered by a series of conveyor belts directly from KCMC's mines (the "Keystone Mines") or by truck.

     In connection with its Keystone Mines, KCMC also owns and operates a coal handling and preparation facility (the "Keystone Cleaning Plant") which processes coal to enhance its thermal value prior to delivery to the Keystone Station.

     The price paid by the Keystone Owners to KCMC pursuant to the Keystone Agreement consists of an amount, subject to a price cap, equal to all costs of production incurred by KCMC in mining, processing and delivering the coal, including mine development costs and capital expenditures, mine closing costs, general and administrative costs and interest costs plus a profit that varies according to KCMC's ability to meet or exceed certain cost standards plus a royalty of $.25 per ton, with an annual minimum royalty payment of $375,000. The profit calculation is subject to adjustment for cumulative changes in the Gross National Product Implicit Price Deflator ("GNP Deflator") based upon the Btu content of the coal delivered and KCMC's cost of production compared to standard costs established in the Keystone Agreement. The standard costs are adjusted according to various cost and market price indices.

     KCMC dedicated approximately 90 million tons of coal at January 1, 1991 pursuant to the Keystone Agreement which coal cannot be mined for sale to others without the Keystone Owners' consent. Substantially all of the dedicated coal properties are leased or subleased by KCMC from the Company. Under certain limited conditions described in the Keystone Agreement, the Keystone Owners have the option to purchase all of the capital stock of KCMC at the net book value thereof at the time of exercising the option ($16,680,961 at December 31, 1997) or KCMC's net assets at book value and to lease KCMC's coal properties from the Company. In such event, the Company would receive a royalty equal to approximately $1.03 per ton, a substantial portion of which would be adjusted for changes in the GNP Deflator from December 1990. The Keystone Owners also have the right to terminate the Keystone Agreement effective at the end of 1999 or any calendar year thereafter, upon five years prior notice, if the Keystone Owners determine, in their sole discretion, that it is unlawful or commercially impracticable, in light of the then applicable governmental regulations, to operate the Keystone Station with the quality of the coal KCMC is able to produce. The Keystone Owners also have the right to terminate the Keystone Agreement if certain coal size and quality requirements are not met by KCMC.

     In 1997, KCMC delivered 1,938,546 tons of coal from its Keystone Mines and 1,061,466 tons of purchased coal to the Keystone Station, compared with deliveries to the Keystone Station in 1996 of 2,404,753 tons of coal from its Keystone Mines and 777,827 tons of purchased coal.

     The Company's wholly owned subsidiary, Helvetia Coal Company ("Helvetia"), is a party to a coal sales agreement effective January 1, 1995 (the "Homer City Agreement") with the Homer City Owners that own the Homer City Steam Electric Station (the "Homer City Station") near Homer City, Pennsylvania.

     The Homer City Agreement provides that Helvetia will sell and deliver to the Homer City Owners approximately 14 million tons of coal through 2003 at an initial rate of 1.8 million tons of coal per year. Helvetia's coal reserves are leased from the Company. Coal sold pursuant to the Homer City Agreement is delivered to the Homer City Station by conveyor belts and trucks. To enhance the quality of delivered coal and thereby gain the benefit of premiums under the pricing structure of the Homer City Agreement, Helvetia built a new coal cleaning plant (the "Helvetia Cleaning Plant") which began operation in February 1995.

     The price paid by the Homer City Owners to Helvetia pursuant to the Homer City Agreement is a base price with escalation and adjustments based on the quality of the coal delivered. The Homer City Agreement also provides for early termination by either party under hardship provisions as defined in the Homer City Agreement and further allows the Homer City Owners to terminate the Homer City Agreement for their convenience, in which event they are required to make certain payments to Helvetia.

     In 1997, Helvetia delivered 1,695,738 tons of coal from its deep mines and 106,221 tons of purchased coal to the Homer City Station compared with deliveries to the Homer City Station in 1996 of 1,822,792 tons of deep-mined coal and 115,677 tons of purchased coal.

     In 1997, five deep mines of the Company's subsidiaries supplied coal to the Homer City and Keystone Stations (the "Stations"). See "Properties" for a description of the mines.

     The Company maintains comprehensive general liability and umbrella liability, pollution liability and boiler and machinery insurance for all of its operations. The Company also maintains business interruption and property damage insurance for all of its subsidiaries' operations and properties except for KCMC. KCMC, pursuant to agreement with the Keystone Owners, is not fully insured for business interruption and property damage because it is able to recover such losses in whole or in part under the Keystone Agreement. The Company has self-insurance programs for workers' compensation and has insurance coverage for catastrophic losses. The Company also has automobile liability, fiduciary liability and fidelity insurance.

     The bituminous coal industry in general is intensely competitive. Although approximately 43% of the Company's deep-mined coal production in 1997 was sold pursuant to the Keystone and Homer City Agreements (the "Agreements"), because of the nature of the power supply system in the Mid-Atlantic Region of the United States, the Company remains subject to material competition from other coal suppliers primarily as to price, coal quality and environmental considerations, and suppliers of other types of fuel, principally oil, natural gas, hydroelectric power and nuclear fuel. That system is operated as a pool of electric power so that to the extent other sources of power within the system, or available to it, are cheaper than the power produced at the Stations, the Keystone and Homer City Owners could reduce the amount of power produced by those Stations and, consequently, the amount of coal purchased from the Company under the Agreements could be reduced. In addition, the deregulation of the electric generating industry, the dimensions of which are not yet fully apparent, could have a material effect on the Company's business if the utilities to which its subsidiaries supply coal are unable to compete effectively in a deregulated environment.

     During 1997, a substantial portion of the Company's surface-mined coal was sold to Helvetia. To the extent that the Company is engaged in the wholesale and retail sale of coal, it constitutes a minor competitive factor in such industry and is in competition with other sellers of coal and other fuels, principally oil and natural gas.

     The Company's business is materially dependent on the Agreements. Gross sales pursuant to the Keystone Agreement and the Homer City Agreement accounted for approximately 52% and 24%, respectively, of the Company's sales in the year ended December

31, 1997, excluding development stage coal sales of Eighty-Four. If the Owners of the Stations were to use other stations not served by the Company to meet a greater percentage of their power generation demand, or if power were procured from other sources, their requirements for the Stations could decrease, and if such decrease were significant, the change could materially adversely affect the business of the Company.

     The following table provides year by year estimates of the tons of coal the Company has committed for sale under long-term (more than one year) coal sales agreements as of June 30, 1998:

                     Year Ended
                     December 31,                           Thousands of Tons
                     ------------                           -----------------

                        1998                                     8,570
                        1999                                     8,570
                        2000                                     6,700
                        2001                                     4,900
                        2002                                     4,300

     The coal sales agreements relating to a certain portion of the tonnage reflected in the table above are subject to periodic price renegotiation, which can result in termination of the agreement by the purchaser or the seller prior to the scheduled expiration of the agreement in case the parties are unable to agree on price.

     United Eastern Coal Sales Corporation ("United Eastern"), a wholly owned subsidiary of the Company, is a coal broker and sales agent which buys and sells, either as principal or agent, coal produced in the United States. The Company's wholly owned subsidiary, Rochester & Pittsburgh Coal Co. (Canada) Limited ("R&P Canada"), is engaged in the sale of coal to customers in Canada. United Eastern and R&P Canada serve customers principally in the Mid-Atlantic states and the Province of Ontario, respectively.

     Leatherwood, Inc. ("Leatherwood"), a wholly owned subsidiary of the Company, was formed to engage in developing solid waste management facilities. In 1995, the Pennsylvania Department of Environmental Protection (the "DEP") issued a permit to operate a 1,500 ton-per-day municipal solid waste landfill in Jefferson County, Pennsylvania. In October 1996, Congress passed the Federal Aviation Reauthorization Act of 1996 (the "Reauthorization Act"). Leatherwood's site does not comply with a provision of the Reauthorization Act which addresses the siting of landfills in relation to the location of a municipal airport. The DEP subsequently suspended Leatherwood's permit until such time as the site is in compliance with the Reauthorization Act. Leatherwood is not actively engaged in efforts to challenge the suspension of its permit or to develop its business.

     Information concerning backlog is not considered material to an understanding of the Company's business.

     At December 31, 1997, the Company had estimated recoverable reserves (those portions of the reserves that are owned or leased by the Company that are potentially extractable using an appropriate recovery factor(s) to account for coal lost-in-mining and dilution introduced during the mining process) in leased or owned properties in Armstrong, Indiana, Westmoreland, Washington and other nearby Pennsylvania counties, of approximately 701 million tons of coal calculated as indicated in the reserve table appearing under "Properties." During 1997, the Company produced approximately 4,985,000 tons of coal excluding coal produced from Mine No. 84 during the development stage. Of the 701 million tons of estimated recoverable reserves, approximately 66 million tons of coal (9%), are dedicated under the Agreements. With the exception of approximately 80 million of the 175 million saleable tons of coal acquired from Bethlehem, recovery of the remaining unassigned recoverable reserves would require new mines which would entail substantial capital expenditures the amount of which cannot be estimated at this time. The Company has made no decision regarding any new mines and, depending upon the Company's continuing evaluation of economic conditions affecting the sale of coal in the Company's present area of operations and the effect of increasingly stringent environmental requirements, the Company might not open new mines to access its existing, undedicated coal. The estimated recoverable reserves stated herein were determined by the Company's staff based upon the prior experience of the Company in mining in the area of its present recoverable reserves and upon data from tests conducted by the Company, and the Company's mining experience in the seams and area of the Company's present recoverable reserves and represents coal which is recoverable on the basis of current mining practices and techniques. Consequently, the Company's estimates are subject to continuing review and refinement.

     The Company also owns coal lands in West Virginia, some of which are under lease to CONSOL. The leased reserves are near exhaustion. The Company also subleases coal lands in West Virginia to CONSOL.

     Patents and licenses are not material to the operation of the Company's business.

     The Company has made no public announcement, nor has information otherwise become public, about any new product or line of business which would require the investment of a material amount of the Company's total assets, other than the possible development of Leatherwood. While a substantial capital investment may ultimately be made in development of Leatherwood's projects, the amount of such investment has not yet been determined. Through December 31, 1997, the Company has made an investment in the Mine No. 84 project of $160 million in the form of equity and loans (including the $53.6 million adjusted purchase price). In addition, Eighty-Four has entered into $36 million of capital leases. Over the life of Mine No. 84, additional funding, including capital and operating leases to provide remaining funding requirements of the project, will be necessary.


     Numerous federal and state laws and regulations pertaining to the discharge of materials into the environment impose requirements for capital expenditures in the normal course of mine development and for subsequent events which cause adverse environmental effects, irrespective of fault or willfulness by the mining company involved. These statutes have in the past and will in the future require substantial capital investments and may adversely affect productivity of the Company's subsidiaries. Because of the inclusion of environmental-related elements in the normal expenditures for mine development and operation, environmental-related costs cannot be precisely isolated but the Company does not believe such costs have materially adversely affected the Company's financial condition.

     The Company's business is subject to numerous state and federal statutes which establish strict standards with respect to mining health and safety and environmental consequences. In addition to prescribing civil and criminal penalties for violations, both state and federal laws authorize the closure under certain circumstances of noncomplying operations. Pennsylvania statutes applicable to the Company's mining operations are both more and less stringent than the federal statutes. The applicable Pennsylvania statutes are more material to the Company's coal mining operations than the applicable federal statutes. However, several Pennsylvania laws and regulations are driven by federal law and in many instances there is federal oversight of state enforcement. The following summary describes the more significant laws and regulations impacting the Company:

     Federal Mine Health and Safety Acts. Stringent safety and health standards have been imposed by federal legislation since 1969 when the federal Coal Mine Health and Safety Act of 1969 (the "1969 Act") was adopted. The 1969 Act resulted in increased operating costs and reduced productivity. The Federal Mine Safety and Health Act of 1977 (the "1977 Act") significantly expanded the enforcement of health and safety standards. The 1977 Act imposes safety and health standards on all mining operations. Regulations are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mining operations and other matters. The Mine Safety and Health Administration monitors compliance with these federal laws and regulations. In addition, as part of the 1969 Act and the 1977 Act, the Black Lung Benefits Act of 1969 and the Black Lung Benefits Reform Act of 1977 require payments of benefits by all businesses conducting current mining operations to coal miners with pneumoconiosis (black lung) as described below.

     The Pennsylvania Bituminous Coal Mine Act is a comprehensive statute enforced independently of federal legislation and addresses certain areas not covered by existing federal legislation. The combination of this Act and the 1977 Act provides a comprehensive regulation of virtually all aspects of underground mining as it relates to the health and safety of employees.

     Pennsylvania's Surface Mining Conservation and Reclamation Act, Bituminous Mine Subsidence and Land Conservation Act, Clean Streams Law and Coal Refuse Disposal Control Act in combination constitute the regulatory system in Pennsylvania for permitting, bonding and operating coal mines in Pennsylvania. These laws provide a highly detailed process of applying for a mining permit and performance standards for operations that address the surface and hydrologic impacts of mining, the control and treatment of discharges from mines and surface areas and obligations relating to the repair or restoration of certain surface structures affected by mining.

     Clean Water Act. The federal Clean Water Act imposes restrictions on effluent discharge into waters. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions to the issuance and renewal of permits by Pennsylvania governing the discharge of pollutants into waters.

     Pennsylvania's Air Pollution Control Act also requires a permit for the emission of, and controls the nature of, air pollutants from mine-related facilities such as refuse disposal areas and preparation facilities.

     Resource Conservation Recovery Act. The federal Resource Conservation Recovery Act ("RCRA") imposes requirements for the treatment, storage and disposal of hazardous wastes. Although many mining wastes are excluded from the regulatory definition of hazardous waste, the EPA is studying the possibility of expanding regulation of mining wastes under RCRA.

     Black Lung Benefits. In order to compensate miners who were last employed as miners prior to 1970, the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended by the Black Lung Benefits Revenue Act of 1981 and the Black Lung Benefits Amendments of 1981 (the "1981 Acts"), levied a tax on production of $1.10 per ton for deep-mined coal and $0.55 per ton for surface-mined coal, but not to exceed 4.4% of the sales price. In addition, the 1981 Acts provide that certain claims for which coal operators had previously been responsible will be obligations of the government trust funded by the tax. The Revenue Act of 1987 extended the termination date of the tax from January 1, 1996 to the earlier of January 1, 2014 or the date on which the government trust becomes solvent. Most companies have set aside reserves for workers last employed as miners after 1969.

     Clean Air Act Amendments of 1990. Both federal and state law and regulations impose sulphur emission standards on uses of coal, which will increase in stringency during the next several years. One of the largest challenges the coal industry in general has faced is the implementation of the Amendments. Phase I was effective January 1, 1995 and called for a reduction in sulphur dioxide emissions to 2.5 pounds per mmBTU, for certain power plants, multiplied by each plant's annual average fuel consumption between 1985 and 1987. Phase II, effective January 1, 2000, requires further reduction of sulphur dioxide emissions to 1.2 pounds per mmBTU for nearly all power plants. The Amendments require coal users to either purchase lower-sulphur products, invest in scrubbers or purchase emission allowances in order to comply. The effectiveness of these standards will cause an increase in demand for "compliance" coal (coal that emits less than 1.2 pounds of sulphur dioxide per mmBTU) with a corresponding decrease in demand for higher-sulphur coal. Utilities have been using a combination of lower-sulphur coal, the installation of scrubbers and emission allowances to meet the requirements of Phase I of the Amendments. So far, it has generally not been necessary for utilities to change drastically their operations to meet the requirements of Phase I. It is difficult to predict how utilities will meet the challenges of the Phase II requirements, and the resulting effect on coal demand.

     However, to the extent the Company's coal is sold pursuant to the Agreements, which contain no provisions warranting that the sulphur content of the coal will meet emission standards when burned, such regulations will not adversely affect the Company. Should the cost of compliance as an element of production costs become burdensome to the customers of the Company's subsidiaries, the competitive position and earnings of the Company could be adversely affected. The impact of recent legislation and related regulations, especially the Amendments and related regulations, on the Company's business remains uncertain at this time. The Company believes that improvements in clean coal technologies or in techniques to neutralize or treat emissions from generating stations are such that, with the benefit of such technologies, its coal will meet standards under currently enacted legislation. However, the Amendments could have an adverse effect on the sales of coal to the Stations. Also, as described above, at the end of 1999 and any year thereafter, the Keystone Owners have the right to terminate the Keystone Agreement if it is unlawful or commercially impracticable, in light of then applicable government regulations, to operate the Keystone Station with the quality of the coal KCMC is able to produce. Moreover, in the event of the enactment of legislation or regulations imposing more stringent environmental standards on the Stations, the Company could be adversely affected if the owners of the Stations purchased more coal from others or generated less electricity from the Stations. Environmental legislation and regulation may have an adverse effect on the Company's ability to market its coal reserves not dedicated under existing contracts and may require modifications to the marketing plans of Eighty-Four.

     As indicated in the consolidated financial statements included herein, the Company has made substantial capital investments in the past three years in addition to the development of Mine No. 84. Inasmuch as a substantial portion of these investments has been for several purposes, e.g., to extend mine and equipment life, to increase productivity and to comply with safety and/or environmental legislation, the Company cannot indicate with precision capital investments required solely to comply with environmental and safety legislation. However, the Company estimates such expenditures totaled approximately $3.3 million in the five years ended December 31, 1997, and it is estimated that annual capital expenditures of approximately $1.2 million per year for the next several years will be attributable to environmental and safety laws. Such legislation also has a negative effect on productivity. No assurance can be given that additional, more stringent, mining and environmental legislation will not be enacted or that such legislation, if enacted, would not have a material adverse effect upon the Company's operations.

     The Company currently employs approximately 1,800 persons, of whom 1,650 are engaged directly in the production and processing of coal for sale and 150 are engaged in executive, administrative, engineering, exploration, sales and clerical functions. The Company's subsidiaries have approximately 1,365 employees who are covered by the National Bituminous Coal Wage Agreement of 1998 (the "1998 Agreement") with the United Mine Workers of America (the "UMWA"). The 1998 Agreement has a term from January 1, 1998 until December 31, 2002, and may be terminated on or after December 31, 2002 by either party giving at least 60 days written notice to the other party. Apart from work stoppages which may occur upon termination of a collective bargaining agreement, the Company may from time to time be subject to certain unauthorized work stoppages or wildcat strikes. Typically, these events are isolated, short in duration and localized. The Company considers its relationships with its employees to be satisfactory.

     The Company's business is not seasonal in any material respect because coal deliveries under the Keystone Agreement and the Homer City Agreement to the Keystone Station and the Homer City Station, both of which are base-load units, and more than 80% of the coal delivered pursuant to Eighty-Four's coal sales agreements, are made in equal monthly amounts, except for vacation shutdown periods.

     The Company is engaged principally in a single line of business, the mining and sale of coal. Excluding the sales of Eighty-Four during its development stage, the following table sets forth the amount of the Company's sales contributed by each class of the Company's products which accounted for more than 10% of the Company's total sales during each of the Company's three fiscal years ended December 31, 1997, 1996 and 1995.


                                        Sales of
                                      Coal Under
         Year Ended                   Long-Term                Other Sales
         December 31                   Contracts                  of Coal                Other          Total Sales
         -----------                  -----------              -------------            -------         -----------
                                                             (in thousands)

            1997                        $172,865                 $27,390                $10,090           $210,345
            1996                         185,841                   7,450                  8,974            202,265
            1995                         198,394                  10,730                  7,562            216,686



     In the years ended December 31, 1997, 1996 and 1995, R&P Canada had sales of $13,528,685, $7,235,578 and $10,268,032, respectively, primarily to customers located in Canada. The Company does not consider its sales of coal in Canada to be subject to any particular risks merely because its customers are located in Canada. However, foreign business in general can be subject to special risks, including exchange controls, changes in currency valuations, restrictions on the repatriation of funds, restrictions on the ownership of foreign corporations or the composition of their boards of directors, export restrictions, the imposition or increase of taxes and tariffs and international financial instability. No assurance can be given that any of these factors might not have an adverse effect on the Company's future foreign operations.

Properties

     The Company's executive and administrative offices are located in a 76,309 square foot building in Indiana, Pennsylvania, which the Company owns. The Company also owns approximately 24,000 acres of surface land in Pennsylvania. The Company's subsidiaries lease various properties in the United States and Canada under leases having a current annual aggregate rental of approximately $294,000. These leases expire at various times over the next five years and the amount of aggregate rental payable during that period will depend on the extent of renewals.

     As of December 31, 1997, based upon the prior experience of the Company in mining in the area of the Company's operations and data from tests conducted by it and, in the case of the coal properties acquired by Eighty-Four and Lucerne Land, a review of data provided by others and mining practices in the area and seam acquired, the Company had estimated recoverable reserves in leased or owned properties in Indiana, Armstrong, Westmoreland, Washington and other nearby Pennsylvania counties of approximately 701 million tons of coal calculated as indicated in the following table. Substantially all of the coal leased by the Company is leased until exhaustion. The Company has not conducted sufficient tests to determine the degree to which reserves, if any, exist on its owned or leased properties located outside of Indiana, Armstrong, Westmoreland, Washington and other nearby Pennsylvania counties.

     The Company operated six underground mines in 1997. Information on the production of those mines and on the estimated recoverable reserves of these mines and the estimated recoverable reserves of the Company is provided in the following table:

                                    Recoverable Reserves
                              ---------------------------------
                                        (Tons x 1000) (1)                       Production in Tons(2)
                                                                     ---------------------------------------
                              Proven       Probable       Total          1997            1996           1995
                              ------       --------       -----      ------------    ------------   --------

Underground:

KCMC
   Assigned - Dedicated
      Emilie                   2,007          862          2,869        996,162       1,004,314       843,104
      Emilie #4                    0            0              0              0               0       249,617
      Jane                         0            0              0              0               0       358,813
      Margaret #11-2               0            0              0              0               0       361,343
      Plumcreek #1             2,543        1,816          4,359        464,654         440,942       296,244
      Urling #1                    0        2,516          2,516        599,055         865,027       726,567
   Unassigned - Dedicated     35,508       12,417         47,925              0               0             0

Helvetia
   Assigned - Dedicated
      Lucerne #6-E             3,423        2,257          5,680        956,864         999,245       988,945
      Marshall Run             1,630          657          2,287        723,321         819,850       451,768
   Unassigned - Dedicated          0            0              0              0               0             0

Lucerne Land
   Assigned
      Mine No. 84             78,026            0         78,026      4,783,950       3,026,551     1,344,189
   Unassigned                      0       92,166         92,166              0               0             0

Company
   Unassigned                192,086      270,331        462,416              0               0             0

   Total - Underground       315,223      383,022        698,245      8,523,956       7,155,929     5,620,590
                             -------      -------        -------      ---------       ---------     ---------

Surface:
   Assigned                      165           44            209        113,955         160,981       210,827
   Unassigned                    847        1,269          2,116              0               0             0
   Total - Surface             1,012        1,313          2,325        113,995         160,981       210,827
                             -------      -------        -------      ---------       ---------     ---------

TOTAL                        316,235      384,334        700,569      8,637,951       7,316,910     5,831,417
                             =======      =======        =======      =========       =========     =========

Notes:

      Recoverable -  Those portions of the reserves that are owned or leased by the Company that are potentially extractable using an appropriate recovery factor(s) to account for coal lost-in-mining and dilution introduced during the mining process. Reference is made to Note 1 below for information relating to mining and dilution losses and coal lost during processing.

      Assigned -     Areas that can be mined through the use of existing mine
                     openings and coal handling and processing facilities based on the Company's current mining plans. Additional ventilation openings may be required for underground mines due to normal mine expansion.

      Unassigned -   Areas that would require substantial capital expenditures
                     for new mine openings and equipment prior to any mining activity.

      Dedicated -    Areas committed under coal sales agreements.

(1) These figures represent calculations based upon continuing evaluation and refinement of estimates reflecting evaluation of new and existing geologic data, improved computational methods and the effects of legal and environmental considerations. "Proven" tonnage is estimated by projection of thickness and quality data for a radius of 2,000 feet from a point of measurement. "Probable" tonnage is estimated by projection of thickness and quality data for a radius greater than 2,000 feet and less than 5,000 feet from a point of measurement and when consideration is made for other factors, such as mining conditions, coal quality and mine operating experience. The calculations for estimated proven and probable reserves take into account the differences between the Pittsburgh seam (Lucerne
     Land) and other seams mined by the Company and the different mining methods employed: long-wall mining in the Pittsburgh seam and conventional room and pillar underground mining in the other seams. Recovery rates are approximately 85% for Mine 84, 55% for the unassigned Lucerne Land reserves (for which no mine plans have been developed) and 60% for the remaining reserves, each net of losses due to mining and dilution, including pillars. The Lucerne Land estimates are net of an approximately 9% loss in post-mining processing and cleaning. The stated underground reserve estimates for KCMC, Helvetia and the Company are calculated without reduction of an estimated loss in post-mining processing and cleaning of approximately 15% of the 528,053,000 tons of reserves listed in the table because of the uncertainties relating to market requirements and competitive factors in the future when such reserves would be mined.

(2) Production tonnage figures represent clean coal after washing and preparation at the Keystone Cleaning Plant, the Helvetia Cleaning Plant and Mine No.H84's preparation facilities.

       The following maps show the location and accessability of each coal property shown under the proven and probable columns in the above table:

          [IN THE PRINTED VERSION A LOCATION MAP OF DEEP MINE RESERVES
            EXCLUDING WASHINGTON COUNTY AND WEST VIRGINIA PROPERTIES]

          [IN THE PRINTED VERSION A LOCATION MAP OF DEEP MINE RESERVES
                        OF WASHINGTON COUNTY PROPERTIES]

     Surface mining is also conducted by the Company and by independent contractors utilized by the Company, who are obligated by law and by contract with the Company to restore the surface in accordance with Pennsylvania and federal laws. Production from surface mining for the last three years has been as follows: 1995 -- 210,827 tons, 1996 -- 160,982 tons and 1997 -- 113,995 tons.
All surface-mined coal produced in 1997 was sold on the commercial market. The Company anticipates limited surface-mining activity in the near future. No assurance can be given that the Company will be able to maintain adequate resources for surface-mined coal in the future.

     All of the properties of the Company and KCMC dedicated under the Keystone Agreement are subject to a mortgage given as security for indebtedness of KCMC. All of the properties of Eighty-Four and Lucerne Land are subject to a mortgage given as security for their indebtedness.

     The Company has miscellaneous other non-coal mineral interests, primarily natural gas, which it leases to unrelated parties. The Company also participates in gas well joint ventures in Pennsylvania and nearby states.

Legal Proceedings

     The nature of the Company's business subjects it to numerous state and federal laws and regulations pertaining to environmental matters and administrative and judicial proceedings involving alleged violations thereof are considered incidental to the Company's business.

     Other than the matter discussed herein, the Company is not a party to any pending litigation which it deems material to its consolidated financial condition, although it is a party to litigation incidental to the conduct of its business.

     A citizens group, People United To Save Homes (the "Appellant") filed an appeal of the issuance by DEP of Eighty-Four's Permit. The appeal is pending before the EHB at EHB Docket No. 95-233-R. Briefing has been completed and the matter is pending before the entire EHB. During 1997, DEP issued a new Mining Activity Permit (the "1997 Permit") to Eighty-Four, the previous one (the subject of the appeal at EHB Docket No. 95-233-R) having expired by its terms. The Appellant has also filed an appeal to the issuance of the 1997 Permit. The appeal, which addresses issues substantially identical to those raised in Docket No. 95-233-R, is pending before the EHB at Docket No. 97-262-R. Motions for consolidation of the two appeals and incorporation of portions of the record from Docket No. 95-233-R into the appeal at Docket No. 97-262-R are pending. While the Company believes that the appeals of the Permit are not meritorious and will be denied by the EHB, the outcome of such appeals cannot be determined at this time. In the event that the Appellant were to prevail with respect to material provisions of the Permit and/or the 1997 Permit, Eighty-Four might then be required to amend its mining plan or to incur additional operating expenses which could have an adverse financial effect on the Company.

                      Selected Consolidated Financial Data
                (Amounts in thousands, except per share amounts)

                                    Six Months
                                Ended June 30,(3)                         Year Ended December 31,(3)
                               -------------------    ----------------------------------------------
                                 1998        1997       1997        1996         1995        1994        1993
                               --------    --------   --------    --------     --------    --------    ------
                                   (unaudited)                                 (audited)
                                                (amounts in thousands, except per share data)
Results of Operations
   Tons of coal produced         4,905       2,906        4,985      4,290       4,492       4,976       3,218
   Sales                      $162,232    $101,784     $210,345   $202,265    $216,686    $191,991    $153,628
   Depreciation, depletion
      and amortization          18,373       6,711       17,765     11,795      13,285      12,215      10,406
   Provision (credit) for
      income taxes              (2,850)         (8)       1,493      3,969        (337)      1,838       1,502
   Net income (loss) (1)(2)       (150)     (5,914)      (3,724)    11,261      (3,535)      2,466       7,083

Financial Position
   Working capital            $ 28,295    $ 32,742     $ 30,838   $ 36,547    $ 41,969    $ 50,145    $ 31,025
   Property, plant and
      equipment - net          348,618     362,847      355,446    356,625     322,363     230,169     183,009
   Net capital expenditures     11,221      27,390       32,452     46,878      88,090      58,848      48,213
   Total assets                526,807     506,275      518,134    531,398     491,407     410,994     356,884
   Long-term debt               75,744      98,565       84,535    100,501     120,784      75,693      29,455
   Shareholders' equity        204,303     204,069      205,515    211,185     203,114     207,450     210,794

Per Share Data
   Average shares outstanding    3,441      3,4441        3,441      3,441       3,439       3,439       3,441
   Net income (loss) (1)(2)      $(.04)     $(1.72)      $(1.08)     $3.27      $(1.03)       $.72       $2.06
   Cash dividends declared         .30         .30          .60        .60         .75        1.50        1.50
   Book value at period end      59.37       59.31        59.73      61.37       59.06       60.33       61.31

------------------

(1) Net income (loss) and net income (loss) per share for 1997 was impacted by a $17,000,000 write-down of the property, plant and equipment related to Helvetia, which was substantially offset by pretax gains on the sales of nonstrategic coal reserves and land of $14,000,000.

(2) Net income (loss) and net income (loss) per share for 1993 include a credit of $4,709,000 and $1.37, respectively, for the cumulative effect to January 1, 1993 of a change in accounting for income taxes.

(3) The Company's subsidiary, Eighty-Four, completed development of its Mine No. 84 in October 1997. Prior to the completion of development, Eighty-Four's provision for income taxes, certain real estate tax expenses and certain general and administration expenses, which were not considered costs of mine development, were included in operating results.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996 and Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

Results of Operations

     As discussed in Note B to the consolidated financial statements, the second longwall mining system was installed at Eighty-Four in September 1997. Major underground construction and development projects necessary to prepare the mine for two operating longwall mining systems were essentially complete as of October 31, 1997 and, thus, the capitalization of mine development costs in effect since 1993 ended as of that date. A total of $161 million in cost of development, net of sales revenue from coal produced incidental to development, was capitalized during the development period. The provisions for income taxes, certain property taxes and certain general and administrative costs for the Mine No. 84 project, which were not considered mine development costs, were included in operating results in the Statements of Consolidated Operations for prior periods through October 31, 1997. These recorded pretax losses amounted to $4.2 million, $2.8 million and $1.9 million for the years 1997, 1996 and 1995, respectively. The inclusion of Eighty-Four's sales, cost of sales, interest expense and depreciation, depletion and amortization in the consolidated operating results for the months of November and December 1997 affect the comparison of 1997 amounts to those of prior years.

     As previously reported, the underground construction and development projects reduced the efficiency, availability and advancement rates of the continuous miner units resulting in advancement rates which continued to fall short of levels necessary for economical operations of the Mine No. 84 project. Projections for 1998 indicate that the first longwall, which completed mining a section of the mine in early February 1998, will experience a delay of up to three and one-half months in starting its next mining panel. This delay is due to the cumulative effect of not attaining acceptable continuous miner advance rates over the last several years. This delay, coupled with the idle capacity associated with the scheduled outage for the movement of the second longwall unit to a new mining section in April 1998, will result in sizeable losses at Eighty-Four for the first and second quarters of 1998. Such losses are not expected to be offset by profitable operations at Eighty-Four for the balance of the year. Current projections indicate that the Mine No. 84 project will incur a pretax loss for 1998 of approximately $11 million after elimination of interest charges from consolidated affiliates. Many factors influence this estimate. For example, continued improvement in continuous miner advance rates, which have improved thus far in 1998, could shorten the delay and reduce projected losses, while lower advance rates would increase losses.

     Eighty-Four's profitability beyond 1998 will be dependent on improvements in productivity, cost reductions and overall better performance of all aspects of its operations. In addition, sales price increases will be required to cover cost increases resulting from inflation.

     Eighty-Four and Lucerne Land, as borrowers, and the Company, as guarantor, are party to a long-term credit agreement that provides for (i) a term loan of $24,785,000, all of which was outstanding as of December 31, 1997, (ii) a revolving credit facility with an availability of $34,699,000 of which $20,000,000 was borrowed as of December 31, 1997 and (iii) a working capital facility of $8,000,000 with no borrowings as of December 31, 1997. The Company, as guarantor, and Eighty-Four and Lucerne Land as the borrowers, are subject to numerous financial covenants and restrictions under the long-term credit agreement.

     The financial covenants and restrictions applicable to the Company under the long-term credit agreement include (i) a limitation on additional indebtedness and operating leases of the Company in excess of $3,000,000, (ii) a limitation on encumbrances, (iii) a limitation on additional guarantees, (iv) maintenance of a current ratio of not less than 1.0 to 1.0, (v) maintenance of a tangible net worth of not less than $200 million, (vi) maintenance of a ratio of consolidated funded indebtedness to total capitalization of not more than 50%,
(vii) maintenance of a consolidated fixed charge ratio of not less than 1.25 to 1.00, (viii) maintenance of consolidated cash flow for the most recent four quarters of not less than $8,000,000, (ix) a limitation on additional loans to and investments in third parties, including subsidiaries, and capital expenditures to $28,480,000 at December 31, 1997, (x) a limitation on the declaration and payment of dividends to shareholders based on a cumulative formula (at December 31, 1997 cumulative dividends declared and paid were approximately $2,170,000 less than the limited amount) and (xi) a requirement that the Company retain the net proceeds from the disposals of certain nonstrategic coal and surface lands (amounting to $6,228,000 as of December 31, 1997).

     The financial covenants and restrictions applicable to Eighty-Four and Lucerne Land under the long-term credit agreement include (i) the submission of quarterly reports to the banks by an independent engineering company detailing progress at Mine No. 84 compared to forecast, (ii) a requirement that Eighty-Four contract by December 31 of each year for the delivery of not less than 4 million tons of coal in the next succeeding year, (iii) a requirement that the debt be prepaid in an amount equal to the Company's dividend payments to its shareholders, (iv) a limitation on additional indebtedness, (v) a limitation on guaranties' to those required by a bonding company in the ordinary course of business, (vi) a limitation on encumbrances, (vii) a rolling four-quarter limitation on capital expenditures in line with operating forecasts, (viii) a requirement that tangible net worth be not less than $83,000,000 at December 31, 1997, and stipulated levels thereafter, (ix) maintenance of a leverage ratio of total funded indebtedness to total capitalization of not more than 65% through June 30, 1998, 62.5% from July 1, 1998 through March 31, 1999 and 60% thereafter, (x) maintenance of a ratio of cash flow from operations to cash uses for a rolling four-quarter basis of not less than 1.0 to 1.0 at December 31, 1997 and (xi) maintenance of a fixed charge coverage ratio of not less than 1.0 to 1.0.

     At December 31, 1997, Eighty-Four and Lucerne Land were in violation of certain terms of the long-term credit agreement and forecasted noncompliance with other covenants in subsequent years. As a result, in January 1998, the long-term credit agreement was amended to waive the violations as of December 31, 1997 and reset several covenants for future periods which are reflected above.

     The term note includes interest at the prime rate plus 2% or, at the option of the borrowers, at LIBOR plus 3.5%. The revolving credit note is subject to mandatory reductions in the amount available of $7 million in 1998, $20 million in 1999 and $7,699,000 in 2000 and provides for interest based on the prime rate plus an amount up to 1.5%, or, at the borrowers' option, the LIBOR rate plus an amount from 2% to 2.5% for fixed periods. Commitment fees of .5% per annum are payable on the unused portion of the line of credit and revolving credit note.

     Eighty-Four has entered into capitalized lease agreements for longwall mining equipment amounting to $12,894,000 in 1997, $6,616,000 in 1996 and $16,963,000 in 1995 with payments commencing in August 1995 and continuing through July 2005 with effective interest rates ranging from 7.0% to 7.66%. The agreement includes buy out options during and at the end of the lease term. Future minimum lease payments are $37,730,000 including imputed interest of $7,679,000. These payments for the next five years are as follows: 1998 - $7,358,000; 1999 - $5,748,000; 2000 - $5,629,000; 2001 - $4,946,000 and 2002 -
$4,908,000. The gross amount of capitalized lease assets and related accumulated depreciation included in the Consolidated Balance Sheets was $36,473,000 and $7,783,000, respectively, at December 31, 1997; $23,578,000 and $3,708,000,
respectively, at December 31, 1996 and $16,963,000 and $837,000, respectively, at December 31, 1995.

     KCMC had essentially break-even operating results in 1997 after recording a pretax profit of $750,000 in 1996 and a pretax loss of $8.4 million in 1995. KCMC recorded profits of $1.1 million for the first nine months of 1997. However, it shipped approximately 82% of its annual delivery obligations under its coal supply agreement during that period. The consequent limitation on fourth quarter deliveries and the normally fewer operating days in that quarter compared to other quarters resulted in higher operating costs and losses for the fourth quarter. Productivity at KCMC's deep mines increased slightly in 1997. However, increased costs of coal purchased from third parties for resale impaired profit margins.

     The closing of three of KCMC's six deep mines at the end of 1995, which is discussed in Note C to the consolidated financial statements, and replacement of this production with raw coal purchased from third parties improved KCMC's operating costs in 1996. The remaining mines had productivity improvements in 1996 despite a major roof fall at one mine in the fourth quarter. Improvements at KCMC's cleaning plant operations resulted in an enhanced quality of coal sold. KCMC's 1996 results also benefitted from the favorable effect of decreasing coal inventories under the pricing provisions of its coal supply agreement and the effect of slightly improved market prices over 1995 on its profit formula.

     In 1995, KCMC had experienced continuing problems in conjunction with major modifications made to its coal cleaning plant in 1994, which caused inventories of unprocessed coal to build to unusually high levels at the end of 1994 and in early 1995. As a result, production was idled for over a month and further modifications to the cleaning plant were completed in mid-1995. In addition, in 1995 KCMC continued to experience poor geological conditions, a reduction in the market price index used to adjust its sales price and declining productivity levels. As a result of these factors, KCMC's operating costs in 1995 were higher than its sales revenue, which, while determined under a cost-plus pricing mechanism, is subject to a maximum price cap.

     As described in Note D to the consolidated financial statements, KCMC has a credit agreement with two commercial banks to provide a revolving credit facility with permitted maximum borrowings of $20,000,000 as of December 31, 1997 and a $10,000,000 line of credit facility. The revolving credit facility terminates on December 31, 2000 and requires annual reductions in the amount available of $5,000,000 at December 31, 1998 and $7,500,000 each at December 31, 1999 and 2000. At December 31, 1997, there were no borrowings under the line of credit which expires on March 31, 1999. These facilities bear interest at the prime rate (8.5% at December 31, 1997) or at KCMC's option, a CD rate plus 1.5% or LIBOR rate plus 1.5%. Traditionally, KCMC has utilized the CD rate option and, at December 31, 1997, all of KCMC's borrowings were based on that rate which was 7.5%. The credit agreement contains numerous financial covenants, including (i) maintenance of cash flow equal to the sum of the current portion of the long-term indebtedness and dividends declared by KCMC during the period,
(ii) maintenance of tangible net worth of not less than $11,000,000, (iii) maintenance of a ratio of depreciation, depletion and amortization at the end of any quarter to the current portion of long-term debt during that period of at least 1.0 to 1.0 and (iv) a prohibition of dividends if payment thereof would reduce net worth below $17,980,000. KCMC has been in compliance with these covenants since 1995.

     Helvetia, which recorded a pretax loss of $4.6 million in 1995 and pretax income of $2.2 million in 1996, recorded a loss of $18.3 million in 1997. As discussed in Note C to the consolidated financial statements, Helvetia reduced the $17 million carrying value of its fixed assets to zero in the second quarter of 1997 in accordance with Statement of Financial Accounting Standards No. 121. This write-down was based on the existence of continuing operating losses, net of cash outflows, and forecasts which indicated that such adverse conditions were expected to continue at its existing operations. In 1996, Helvetia benefitted from a full year of production from its Marshall Run mine, which commenced operations during 1995, and the favorable effect on operating profit of the adjustment to estimated workers' compensation liabilities for prior years which is discussed more fully in Note H to the consolidated financial statements. While Marshall Run has continued to be profitable, Helvetia's other mine, Lucerne 6E, has experienced losses in each of the past three years. Efforts to improve its productivity continue.

     The Company's continuing program of selling certain nonstrategic coal and surface properties resulted in pretax income of $14 million in 1997, $7.7 million in 1996 and $2.2 million in 1995.

     In 1997, the Company's other operating subsidiaries recorded pretax income of $1.9 million compared to $1.7 million and $1.9 million for 1996 and 1995, respectively. These profits derive from surface mining operations and reclamation contracts with the Commonwealth of Pennsylvania for the restoration of abandoned mine lands.

     Interest and dividend income decreased in 1997 due to the liquidation of a $35 million investment portfolio, the proceeds of which were utilized for Mine No. 84. The increases in interest and dividend income in 1996 compared to 1995 were due to higher amounts invested.

     Depreciation, depletion and amortization was substantially higher in 1997 due to the inclusion of Eighty-Four's operating results since November 1, 1997. This category was lower in 1996 compared to 1995 due to the recording of additional amounts of depreciation relating to the closure of three KCMC mines in 1995.

     Interest expense reflects the inclusion of amounts relating to Eighty-Four for the period beginning November 1, 1997. Interest on Eighty-Four's debt was capitalized as mine development costs through October 1997. Interest expense in 1996 was lower than in 1995 due to reductions in the amount borrowed to finance KCMC's operations. KCMC required financing for certain strike costs in 1995, which were deferred in accordance with its long-term coal sales agreement, and to finance higher inventory levels in that year.

     The Company's effective income tax rates are discussed in Note F to the consolidated financial statements.

     Coal prices, which stabilized and then increased slightly in 1996, after five years of steady decline, decreased slightly in 1997. The general downward trend in prices has forced the Company's subsidiaries, as well as its competitors, to mitigate the effects of inflation on costs by endeavoring to increase productivity and reduce overall operating costs. The change in market prices is a significant element in the determination of sales prices under KCMC's and Helvetia's long-term coal sales agreements. Thus, as a result of lower market price indices, the respective sales prices have not kept pace with cost inflation. While staff reductions and operating efficiencies have been implemented over the past several years by the Company and its subsidiaries, these subsidiaries have not been able to cover these inflationary effects and there can be no assurance that they can do so in the future. The Company expects market prices to remain highly competitive. The profitability of these subsidiaries, including Eighty-Four, will be highly dependent on their ability to maximize productivity and continue to implement additional sustained cost reduction programs. In addition, market prices and competition in the Eastern and Midwestern utility coal markets could be affected by the pending breakup of Conrail, Eighty-Four's primary rail carrier.

     Eighty-Four's initial coal mining Permit is the subject of litigation before the EHB. In November 1997, a new Permit was issued upon the expiration of the initial Permit. A challenge to the new Permit has also been filed and is concurrently pending before the EHB. Both Eighty-Four and the DEP, which issued the Permits, have vigorously defended DEP's actions and believe that the Permits' issuance will be upheld in all material respects. This litigation does not involve a contingent liability, but a final adverse decision could have a material adverse effect on the Company. See "Legal Proceedings."

     There has been no activity on Leatherwood's permit to develop and operate a solid waste landfill in Jefferson County, Pennsylvania. The permit was suspended in 1996 pursuant to enactment of new federal legislation which purports to ban construction of Leatherwood's landfill. Even if successfully pursued, completion of the Leatherwood project will be delayed indefinitely. Leatherwood has previously expensed a substantial portion of the costs incurred in securing its permit. Thus, if Leatherwood were to terminate development of the landfill, the effect on the Company's consolidated financial statements would not be material.

     In 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" was issued which establishes new rules for the reporting and display of comprehensive income and its components. The Company intends to adopt this statement for its 1998 fiscal year. Also in 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued which changes the way segment information is required to be reported. The standard is required to be adopted in 1998 and the additional disclosure, if any, will be determined during 1998. In February 1998, Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," was issued. Statement 132 does not change the recognition or measurement of pension or postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits, eliminates unnecessary disclosure and requires additional information. Statement 132 is required to be adopted in 1998 and restatement of disclosures for prior periods provided for comparative purposes is required. Statement 132 is not expected to have a material effect on the disclosures included in the consolidated financial statements.

     The Company is in the process of making modifications to a portion of its computer programs that contain time sensitive software with a limitation on accepting dates after 1999. The Company has made an assessment of which computer programs require modification or replacement and has, in fact, been making such modifications over the last several years. All systems are scheduled to be complete within one year. During the fourth quarter of 1998, the Company plans to initiate contact with third party vendors (i.e., vendors, bankers, etc.) to determine their Year 2000 compliance efforts. However, there can be no assurance that the computer systems of other companies on which the Company may rely also will be timely modified or that the failure to modify would not have an adverse effect on the Company. The costs of making necessary modifications or ultimately replacing the software, if necessary, is not expected to be material to the Company's financial condition or its results of operations in any given year.

Liquidity and Capital Resources

     As discussed in Notes B and D to the consolidated financial statements, as of December 31, 1997, the Company had contributed equity in the amount of $105 million and loaned $55 million through a consolidated affiliate to the Mine No. 84 project. In addition, long-term debt totaling $74.8 million and operating leases of equipment have been utilized to provide the remaining funding requirements of the Mine No. 84 project.

     Eighty-Four, Lucerne Land and the Company, because of its guaranty, are subject to numerous financial covenants and restrictions. At December 31, 1997, Eighty-Four and Lucerne Land were in violation of certain covenants and were projecting violations of several other covenants in the future. In January 1998, the debt agreement was amended to waive the violations in existence at year end and amend several other provisions affecting 1998 and future periods. Eighty-Four and Lucerne Land are currently in compliance with the covenants in their debt agreement.

     Working capital was $31 million, $37 million and $42 million at December 31, 1997, 1996 and 1995, respectively. The Company's current ratio (ratio of current assets to current liabilities) was 1.6 to 1 at December 31, 1997 compared to 1.6 to 1 and 2.2 to 1 at December 31, 1996 and 1995, respectively. The decrease in working capital and current ratio in 1996 from 1995 was primarily due to reductions in KCMC's coal inventory and receivables to more normal operating levels. The classification of a portion of Eighty-Four's debt, which was prepaid in March 1997 along with securities liquidated to provide for the repayment, as current at December 31, 1996 also contributed to the lower current ratio in 1996. An increase in scheduled debt repayment due within one year caused the working capital to decline at December 31, 1997. As discussed in Note D to the consolidated financial statements, the amount of subsidiaries' net assets which are restricted from being transferred to the Company under debt agreements totals $105,225,000.

     Despite the losses incurred in 1997 and the reduction of the amount of long-term debt during the year, the Company was able to maintain adequate levels of cash and investments, primarily because the sale of nonstrategic coal and surface lands provided approximately $16 million in cash flow. Efforts to improve liquidity by the sale of nonstrategic assets are expected to continue in 1998.

     Even though losses are projected for the Company in 1998, due principally to Eighty-Four's losses, forecasts indicate the Company will maintain adequate levels of cash flow. These projections indicate that present debt facilities are adequate to provide funding for debt requirements; however, leasing arrangements will continue to be utilized for acquiring equipment to replace older equipment previously under lease agreement.

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

Results of Operations

     Eighty-Four completed development of Mine No. 84 as of October 31, 1997, and the capitalization of mine development costs in effect since 1993 ended as of that date. Amounts for the provisions for income taxes, certain property taxes and certain general and administrative costs are included in Eighty-Four's operating results for the periods through October 31, 1997, since such costs were not considered mine development costs. Therefore, amounts for Eighty-Four's sales, cost of sales, interest expense and depreciation, depletion and amortization included in the consolidated condensed operating results for the six months ended June 30, 1998 affects the comparison to the consolidated condensed operating results for the six months ended June 30, 1997.

     The 1998 losses at Eighty-Four are due to the first longwall experiencing a delay, from early February until late April, in starting its new mining panel. This delay was due to the cumulative effect of not attaining acceptable continuous miner advance rates. In addition, the second longwall mining unit experienced poor mining conditions in its mining panel completed in early April and was out of operation through mid-May. These longwall mining units performed well when they resumed operations in April and May, respectively, and Mine No. 84 was profitable in June. At present, the development of future longwall panels is sufficient to prevent delays during the remainder of 1998. However, unless suitable continuous miner advance rates are maintained, future longwall delays cannot be avoided.

     KCMC recorded profits of $1.2 million for the six months ended June 30, 1998 which were comparable to the corresponding period in the prior year. Lower costs of coal purchased from third party suppliers and the favorable effect in 1998 of decreasing coal inventories under the pricing provisions of KCMC's coal supply agreement offset the effects of lower productivity in 1998 compared to 1997.

     Helvetia recorded pretax losses of $300,000 for the six months ended June 30, 1998. Productivity, which experienced improvements in the first quarter, declined in the second quarter. Helvetia recorded pretax losses of $18 million in the six months ended June 30, 1997, including the write-down of the $17 million carrying value of Helvetia's fixed assets to zero in the second quarter of 1997 in accordance with Statement of Financial Accounting Standards No. 121 and other nonrecurring adjustments. Helvetia's 1998 results do not include depreciation expense due to the write-down of Helvetia's plant and equipment to zero in the second quarter of 1997. Had the write-down not occurred, depreciation expense in the six months ended June 30, 1998 would have been approximately $2 million.

     The Company's pretax income was enhanced in the six months ended June 30, 1998 from the sale of certain nonstrategic properties resulting in gains of $4.7 million compared to similar gains in the six months ended June 30, 1997 of $10.3 million.

     Depreciation, depletion and amortization was substantially higher in the 1998 period due to the inclusion of amounts for Eighty-Four. The increase was partially offset by the aforementioned reduction in Helvetia's depreciation and amortization due to the SFAS No. 121 write-off in the second quarter of 1997.

     While average long-term debt balances were lower in 1998 than 1997, interest expense thereon, as recorded in the consolidated condensed statements of operations increased. This increase was due to the inclusion of amounts relating to Eighty-Four in the consolidated condensed statements of operations for the six months ended June 30, 1998. Such amounts were capitalized as development costs through October 31, 1997.

     The decrease in miscellaneous expense in the six months ended June 30, 1998 reflects the write-off in the first quarter of 1997 of certain debt issuance costs relating to the modification of Eighty-Four's debt arrangement in March 1997.

     The income tax provision for the six months ended June 30, 1998 is based on the estimated effective rate for 1998. The estimated effective tax rate differs from statutory rates due to the reversal of state and federal deferred tax liabilities for temporary differences that arose during the development of the Mine No. 84 project and the relationship of those amounts to pretax operating results.

     In February 1998, Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" was issued. Statement 132 does not change the recognition or measurement of pension or postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits, eliminates unnecessary disclosure and requires additional information. Statement 132 is required to be adopted in 1998 and restatement of disclosures for prior periods provided for comparative purposes is required. The application of Statement 132 is not expected to have a material effect on the disclosures included in the consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of Statement 133 will have a significant effect on the results of operations or the financial position of the Company.

Year 2000 Issue

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. The failure to correct any such programs or hardware could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Based on recent assessments, the Company has determined that it will be required to modify or replace significant portions of its software, and, to a lesser extent, its hardware so that those systems will properly utilize dates beyond December 31, 1999. The Company believes that with modification and replacement of existing software and hardware, the Year 2000 Issue can be substantially mitigated. However, if such modifications and replacements are not made, or are not completed on a timely basis, which the Company currently does not anticipate, the Year 2000 Issue could have a material impact on the operations of the Company.

     The Company's plan to resolve Year 2000 Issues involves four phases: assessment, remediation, testing and implementation. In November 1997, the Company completed its assessment of all material information technology systems that would be affected by the Year 2000 Issue if not modified. To date, the Company is 40% complete on the remediation and testing phase of the systems identified in November 1997. The Company expects software reprogramming and replacement, testing and implementation to be completed by the second quarter of 1999.

     The Company is in the process of assessing its operating equipment that uses microprocessors to determine the extent that they are at risk for Year 2000 problems. This equipment includes coal mining, processing and loadout equipment. The remediation of operating equipment depends primarily on the manufacturers of that equipment for modifications. While the Company has communicated with most of the applicable vendors, it has not obtained timetables of expected completion dates of modification, testing and implementation from all of the vendors. The Company plans to have such timetables in the fourth quarter of 1998. The effect on operations of the Company not having these systems remediated, while not estimable at this time, could be significant.

     The Company conducts a limited amount of transactions that interface directly with systems of suppliers or customers. The Company plans to complete its inquiry of its important suppliers and customers, which do not have system interfaces, as to their Year 2000 readiness in the fourth quarter of 1998. The responses received to date from such third parties to the Company's inquiries do not indicate that these third parties expect to be non-compliant by the Year 2000. However, the inability of third parties to complete their Year 2000 resolution process could materially impact the Company. For example, the failure to be Year 2000 compliant by a bank with whom the Company has a material banking relationship could cause significant disruptions in the Company's ability to make payments, deposit funds and make investments, which could have a material adverse effect on the Company's financial condition.

     The Company is utilizing both internal and external resources to reprogram or replace, test and implement the software and operating equipment for Year 2000 modifications. The total cost of the Year 2000 project is estimated to be less than $250,000 and is being funded through operating cash flows. To date, the Company has incurred less than $100,000 related to all phases of the Year 2000 project.

     The Company has not established contingency plans in case of failure of its information technology systems since it expects to have its material systems in place by the second quarter of 1999. In connection with the Company's assessment of third party readiness and operating equipment, in the fourth quarter of 1998 the Company will evaluate the necessity of contingency plans based on the level of uncertainty regarding such compliance. In the event the Company's intermediaries or vendors do not expect to be Year 2000 compliant, the Company's contingency plan would include replacing such intermediaries or vendors or conducting the particular operations itself.

     The Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, and other factors. Estimates on the status of completion and the expected completion dates are based on progress to date compared to the timetable established in November 1997. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from these plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

Liquidity and Capital Resources

     Working capital at June 30, 1998 was $28 million compared to $33 million at June 30, 1997. The Company's current ratio (ratio of current assets to current liabilities) was 1.5 to 1 at June 30, 1998 compared to 1.9 to 1 at June 30, 1997. The reduction is due to the operating losses at Eighty-Four for the first six months of 1998 and the increase in amounts due within one year on long-term debt.

     At June 30, 1998, Eighty-Four and KCMC had unused borrowing capacity of $6.5 million and $18 million, respectively.

     All statements contained in this Proxy Statement that are not historical facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results may vary materially. The factors that could cause actual results to vary materially include: the ability of the Company to maintain profitable operations, general business and economic conditions in the coal mining industry, the Company's ability to maintain acceptable advance rates at Mine No. 84, labor developments, the cost of coal compared to the cost of other fuels used by the Company's utility customers, the quality of the coal mined by the Company, the accuracy of the Company's estimates of average dilution losses and average processing losses used in calculating the Company's proven and probable recoverable coal reserves, the availability of adequate rail transportation, Year 2000 compliance and other risks that may be described from time to time in reports the Company files with the Commission. Undue reliance should not be placed on any such forward-looking statements.


                             ADDITIONAL INFORMATION

Independent Public Auditors

     A representative of Ernst & Young LLP, independent auditors of the Company's financial statements, is expected to be present at the Special Meeting, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

Available Information

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048. In addition, copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such documents may be obtained through the Commissions's Internet address at http://www.sec.gov.

     After the Effective Time, the Common Stock will no longer be traded in over-the-counter market. Moreover, the Surviving Corporation will no longer be required to file informational reports under the Exchange Act, such as proxy statements, and its officers, directors and more than 10% shareholders will be relieved of the reporting requirements under, and the "short-swing" profit recapture provisions of, Section 16 of the Exchange Act.

                                 OTHER PROPOSALS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Special Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgement.

                                         By Order of the Board of Directors,


                                         Thomas W. Garges, Jr.,
                                         President and Chief Executive Officer


September 4, 1998

                          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Audited:
--------

    Report of Independent Auditors........................................   F-1
    Consolidated Balance Sheets as of December 31, 1997, 1996 and 1995....   F-2
    Statements of Consolidated Operations for the years ended
      December 31, 1997, 1996 and 1995....................................   F-4
    Statements of Consolidated Shareholders' Equity
      for the years ended December 31, 1997, 1996 and 1995................   F-5
    Statements of Consolidated Cash Flows for the years ended
      December 31, 1997, 1996 and 1995....................................   F-6
    Notes to Consolidated Financial Statements............................   F-7

Unaudited:
----------

    Consolidated Condensed Balance Sheets as of June 30,
      1998 and 1997.......................................................  F-22
    Consolidated Condensed Statements of Operations for
      the six months ended June 30, 1998 and 1997.........................  F-23
    Consolidated Condensed Statements of Cash Flows for
      the six months ended June 30, 1998 and 1997.........................  F-24
    Notes to Consolidated Condensed Financial Statements..................  F-25

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



To the Shareholders
Rochester & Pittsburgh Coal Company
Indiana, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Rochester & Pittsburgh Coal Company and subsidiaries as of December 31, 1997, 1996 and 1995, and the related statements of consolidated operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rochester & Pittsburgh Coal Company and subsidiaries at December 31, 1997, 1996, and 1995, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                  ERNST & YOUNG LLP



Pittsburgh, Pennsylvania
March 12, 1998

              Rochester & Pittsburgh Coal Company and Subsidiaries
                           Consolidated Balance Sheets
                             (dollars in thousands)

                                                               December 31,
                                                  ------------------------------------
                                                    1997          1996          1995
                                                  --------      --------      --------
ASSETS:

CURRENT ASSETS
   Cash and cash equivalents                      $ 37,026      $ 34,466      $ 27,437
   Short-term investments and
      marketable securities                           --          25,000         2,645
   Receivables                                      29,414        21,945        29,576
   Coal inventories                                  9,189         5,835         6,128
   Mine supply inventories                           1,792         1,579         1,532
   Prepaid expenses and other current assets         2,933         4,475         6,086
   Deferred income taxes                             4,714         2,093         2,166
                                                  --------      --------      --------
      TOTAL CURRENT ASSETS                          85,068        95,393        75,570

OTHER ASSETS
   Investments in marketable securities             20,166        28,558        44,410
   Funding for:
      Workers' compensation benefits                12,950        14,229        16,915
      Mine closing reserves                         12,135        11,651        10,271
   Deferred income taxes                            14,894         8,839         7,712
   Prepaid royalties                                 5,903         6,242         6,323
   Miscellaneous                                    11,572         9,861         7,843
                                                  --------      --------      --------
                                                    77,620        79,380        93,474

PROPERTY, PLANT AND EQUIPMENT
   Coal and surface lands                           85,159        87,640        87,638
   Plant and equipment                             333,125       291,125       294,815
   Mine development                                160,660       133,236       108,720
   Construction in progress                          6,412        29,543        20,452
                                                  --------      --------      --------
                                                   585,356       541,544       511,625
   Less allowances for depreciation,
      depletion and amortization                   229,910       184,919       189,262
                                                  --------      --------      --------
                                                   355,446       356,625       322,363
                                                  --------      --------      --------
                                                  $518,134      $531,398      $491,407
                                                  ========      ========      ========



                                                        (continued on next page)

                 See notes to consolidated financial statements.

(continued from previous page)

                                                               December 31,
                                                 ------------------------------------
                                                   1997          1996          1995
                                                 --------      --------      --------

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES
   Accounts payable                              $ 16,264      $ 15,329      $ 14,809
   Accrued payrolls and related expenses            8,553         8,116         9,823
   Other accrued liabilities                       12,485         5,282         5,939
   Dividends payable                                  516           516           516
   Income taxes payable                             6,111         1,367          --
   Current portion of long-term debt               10,301        28,236         2,514
                                                 --------      --------      --------
      TOTAL CURRENT LIABILITIES                    54,230        58,846        33,601


OTHER LIABILITIES
   Other postretirement benefits                   81,469        72,346        46,458
   Workers' compensation benefits                  42,006        40,384        40,292
   Mine closing reserves                           24,300        23,929        23,153
   Black lung benefits                              8,708         9,231        11,348
   Deferred income taxes                           13,853        11,079         8,169
   Miscellaneous                                    3,518         3,897         4,488
                                                 --------      --------      --------
                                                  173,854       160,866       133,908

LONG-TERM DEBT (less current maturities)           84,535       100,501       120,784

LONG-TERM AGREEMENTS

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Common Stock, no par value (stated value
      $15); authorized, 5,000,000 shares;
      issued, 3,989,121 shares                     59,837        59,837        59,837
   Capital in excess of stated value              133,125       133,125       133,162
   Retained earnings                               40,358        46,028        38,007
                                                 --------      --------      --------
                                                  233,320       238,990       231,006

   Less treasury stock at cost--
      548,137; 548,137 and 549,846 shares          27,805        27,805        27,892
                                                 --------      --------      --------
                                                  205,515       211,185       203,114
                                                 --------      --------      --------
                                                 $518,134      $531,398      $491,407
                                                 ========      ========      ========




                 See notes to consolidated financial statements.

              Rochester & Pittsburgh Coal Company and Subsidiaries
                      Statements of Consolidated Operations
        (dollars in thousands, except those stated on a per share basis)

                                                     Years Ended December 31,
                                             ----------------------------------------
                                               1997            1996           1995
                                             ---------       ---------      ---------
Sales                                        $ 210,345       $ 202,265      $ 216,686
Other Income
   Gain on sale of property                     13,955           7,678          2,164
   Interest and dividends                        3,299           4,723          3,917
   Net investment gains (losses)                  (165)            776          1,262
   Miscellaneous                                 1,594           1,840          1,850
                                             ---------       ---------      ---------
                                               229,028         217,282        225,879

Costs and Expenses
   Cost of sales                               185,344         180,302        205,283
   Depreciation, depletion and
      amortization                              17,765          11,795         13,285
   Selling, general and administrative           5,911           6,589          6,321
   Interest                                      3,090           2,032          3,238
   Write-down of property, plant and
      equipment                                 17,047            --             --
   Miscellaneous                                 2,102           1,334          1,624
                                             ---------       ---------      ---------
                                               231,259         202,052        229,751
                                             ---------       ---------      ---------

      Income (loss) before income taxes         (2,231)         15,230         (3,872)

Provision (credit) for income taxes              1,493           3,969         (3,535)
                                             ---------       ---------      ---------

      Net income (loss)                      $  (3,724)      $  11,261      $  (3,535)
                                             =========       =========      =========

Net income (loss) per share                  $   (1.08)      $    3.27      $   (1.03)
                                             =========       =========      =========




                 See notes to consolidated financial statements.

              Rochester & Pittsburgh Coal Company and Subsidiaries
                 Statements of Consolidated Shareholders' Equity
        (dollars in thousands, except those stated on a per share basis)

                                                           Capital in
                                           Common           Excess of         Retained        Treasury
                                           Stock           Stated Value       Earnings          Stock
                                           -------         ------------      ----------       ---------
Balance at January 1, 1995                 $59,837           $133,170         $42,360         $27,917
   Net loss for the year                                                       (3,535)
   Treasury stock issued                                           (8)                            (25)
   Cash dividends - $.75 per share                                             (2,579)
   Change for the year in net
      unrealized securities gains,
      net of income tax of $878                                                 1,701
   Foreign currency translation gain                                               60
                                           -------           --------         -------         -------

Balance at December 31, 1995                59,837            133,162          38,007          27,892
   Net income for the year                                                     11,261
   Treasury stock issued                                          (37)                            (87)
   Cash dividends -  $.60 per share                                            (2,065)
   Change for the year in net
      unrealized securities losses,
      net of income tax benefit of $598                                        (1,160)
   Foreign currency translation loss                                              (15)
                                           -------           --------         -------         -------

Balance at December 31, 1996                59,837            133,125          46,028          27,805
   Net loss for the year                                                       (3,724)
   Cash dividends -- $.60 per share                                            (2,065)
   Change for the year in net
      unrealized securities gains,
      net of income tax of $139                                                   269
   Foreign currency translation loss                                             (150)
                                           -------           --------         -------         -------

Balance at December 31, 1997               $59,837           $133,125         $40,358         $27,805
                                           =======           ========         =======         =======






                 See notes to consolidated financial statements.

              Rochester & Pittsburgh Coal Company and Subsidiaries
                      Statements of Consolidated Cash Flows
                             (dollars in thousands)

                                                                  Years Ended December 31,
                                                         -----------------------------------------
                                                            1997            1996           1995
                                                         ---------       ---------       ---------
Operating activities:
   Net income (loss)                                     $  (3,724)      $  11,261       $  (3,535)
   Adjustments to reconcile net income (loss)
      to net cash provided by operating activities:
      Depreciation, depletion and amortization              17,765          11,795          13,285
      Write-down of property, plant and equipment           17,047            --              --
      Gain on sale of property                             (13,955)         (7,678)         (2,164)
      Deferred income taxes                                 (6,040)          2,454           1,713
      Gain on investment activity                             (109)           (956)         (1,523)
      Loss on investment activity                              282             180             261
      Changes in certain assets and liabilities
         (using) or providing cash:
         Receivables                                        (7,469)          7,631          (4,363)
         Inventories                                        (3,567)            246           9,255
         Income taxes payable                                4,745           3,186           2,194
         Workers' compensation benefits and funding          2,321             661           4,471
         Mine closing reserves and funding                    (147)           (604)          2,267
         Other postretirement benefits                       9,123          25,888          13,648
         Accounts payable                                      935             520          (2,268)
         Accrued liabilities                                 7,638          (2,364)          4,278
         Other                                                 373          (1,901)            890
                                                         ---------       ---------       ---------
      NET CASH PROVIDED BY
         OPERATING ACTIVITIES                               25,218          50,319          38,409
                                                         ---------       ---------       ---------

INVESTING ACTIVITIES
   Proceeds from available-for-sale securities              38,572          42,082          45,886
   Acquisition of available-for-sale securities             (2,775)        (48,740)        (43,077)
   Acquisition and development of property,
      plant and equipment                                  (23,231)        (41,164)        (72,223)
   Proceeds from the sale of property, plant
      and equipment                                         15,899           7,721           3,261
                                                         ---------       ---------       ---------
      NET CASH PROVIDED BY (USED IN)
         INVESTING ACTIVITIES                               28,465         (40,101)        (66,153)
                                                         ---------       ---------       ---------

FINANCING ACTIVITIES
   Proceeds from borrowings                                124,425         109,925         151,790
   Payments on borrowings                                 (171,220)       (111,099)       (123,156)
   Debt issue costs                                         (2,263)           --              --
   Cash dividends paid                                      (2,065)         (2,065)         (4,126)
   Issuance of treasury stock                                 --                50              17
                                                         ---------       ---------       ---------
      NET CASH (USED IN) PROVIDED BY
         FINANCING ACTIVITIES                              (51,123)         (3,189)         24,525
                                                         ---------       ---------       ---------

      INCREASE (DECREASE) IN CASH AND
         CASH EQUIVALENTS                                    2,560           7,029          (3,219)
Cash and cash equivalents at beginning of year              34,466          27,437          30,656
                                                         ---------       ---------       ---------
      CASH AND CASH EQUIVALENTS AT END
         OF YEAR                                         $  37,026       $  34,466       $  27,437
                                                         =========       =========       =========

                 See notes to consolidated financial statements.

              Rochester & Pittsburgh Coal Company and Subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997


NOTE A - OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

     Operations - Rochester & Pittsburgh Coal Company and its subsidiaries are principally engaged in the deep mining of bituminous steam coal for sale to electric generating plants in the eastern and midwestern United States. A significant portion of these sales is made pursuant to long-term coal supply contracts.

     A substantial portion of the employees of the Company's operating subsidiaries are covered by the National Bituminous Coal Wage Agreement of 1998 (the "1998 Agreement") with the United Mine Workers of America (UMWA) which became effective January 1, 1998 and expires December 31, 2002.

     Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents - Cash and cash equivalents, which are primarily maintained at three financial institutions, include highly liquid investments that are readily convertible to known amounts of cash.

     Investments - The Company accounts for investments in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

     The appropriate classification of securities is determined at the time of purchase. Marketable equity securities and debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value based on quoted market prices, with the unrealized gains and losses, net of tax, reported as a component of equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts. Realized gains and losses, determined using specific cost identification, and declines in the value of held-to-maturity and available-for-sale securities determined to be other-than-temporary are included in investment income.

     Inventories - Inventories are carried at the lower of average cost or market.

     Property, Plant, and Equipment - Property, plant, and equipment is recorded on the basis of cost including capitalized mine development costs and the cost of equipment leased under capital leases. Depreciation is computed principally at rates applied to tonnage produced. Such rates are based on estimates of tons to be produced, the cost of property, plant, and equipment employed, the estimated economic lives of the mines and equipment, and the remaining lives of the long-term coal sales agreements referred to in Note C. The rates are revised periodically to reflect operating experience and the provisions of the long-term coal sales agreements. The resulting rates approximate straight-line depreciation for normal annual periods. Depletion of coal lands and amortization of mine development costs are computed on a tonnage basis calculated to amortize their costs fully over the estimated recoverable reserves.

     Foreign Currency Translation - The Canadian subsidiary's balance sheet accounts are translated at the year-end exchange rate and the resulting adjustment is made directly to equity. Income statement items are translated at the average exchange rate for the year. Gains or losses resulting from foreign currency transactions, which are not material, are reported in income. As of December 31, 1997, accumulated foreign currency translation losses charged to equity amounted to $1,176,000.

     Per Share Amounts - Per share computations are based on the average number of shares of common stock outstanding during the respective years.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Newly Issued Accounting Statements - In the first quarter of 1997, the Company adopted Statement of Position 96-1, "Environmental Remediation Liabilities," which was issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. Statement of Financial Accounting Standards No. 128, "Earnings Per Share," was also adopted by the Company in 1997. The adoption of these statements had no effect on the accompanying financial statements.

     In 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" was issued which establishes new rules for the reporting and display of comprehensive income and its components. The Company intends to adopt this statement for financial statements for the 1998 fiscal year. Also in 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued which changes the way segment information is required to be reported. The standard is required to be adopted in 1998 and the additional disclosure, if any, will be determined during 1998. In February 1998, Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," was issued. Statement 132 does not change the recognition or measurement of pension or postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits, eliminates unnecessary disclosure and requires additional information. Statement 132 is required to be adopted in 1998 and restatement of disclosures for prior periods provided for comparative purposes is required. These Statements are not expected to have a material effect on the disclosures included in the consolidated financial statements.

     Reclassifications - Certain accounts in the consolidated financial statements for prior years have been reclassified to conform to the statement presentation for the current year. The reclassifications had no effect on net income.

NOTE B - ACQUISITION AND DEVELOPMENT OF MINING ASSETS

     In December 1992, the Company, through its wholly owned subsidiaries, Eighty-Four Mining Company (Eighty-Four) and Lucerne Land Company (Lucerne
Land), acquired Mine No. 84 and approximately 175,000,000 tons of coal reserves in Washington County, Pennsylvania.

     Development of the underground haulage system began in February 1993 and additional surface handling and preparation facilities have been upgraded. Development mining commenced in the second quarter of 1994 to prepare for the first longwall system which became operational in the third quarter of 1995. The second longwall mining unit was installed in September 1997, and became operational in November 1997. During the period from February 1993 to the installation and operation of the second longwall unit, Eighty-Four was in the development stage since principally all of its activities were related to the development and rehabilitation of the mine. Costs of mine development, net of sales revenue from coal produced incidental to development during the period through October 1997, were capitalized and will be amortized over the estimated life of the coal reserves. Subsequent to October 1997, Eighty-Four was no longer considered to be in the development stage and production substantially replaced mine development activities as the principal activity. Operating results include revenues and expenses associated with the mining operations of Eighty-Four commencing in November 1997.

     The costs of rehabilitating and developing these facilities in 1997 and cumulatively amounted to $27,424,000 and $160,660,000, respectively, exclusive of expenditures for plant and equipment of $20,520,000 and $125,562,000, respectively. Eighty-Four has obtained the necessary permits to develop the mine as planned; however, these permits have been appealed by several parties. The Company believes that the issuance of these permits will be upheld. This litigation does not involve a contingent liability, but a final adverse decision could have a material adverse effect on the Company.

     The Company has made an equity investment of $105,000,000 in this project and has loaned $55,000,000 to the project under a line of credit with a consolidated affiliated company.

NOTE C - LONG-TERM COAL SALES AGREEMENTS

     Two of the Company's subsidiaries have long-term contracts to supply coal to two mine-mouth electric generating stations, as follows: Keystone Coal Mining Corporation to the Keystone Steam Electric Station under the Keystone Coal Supply Agreement (Keystone, Keystone Station, and Keystone Agreement) and Helvetia Coal Company to the Homer City Steam Electric Station under the 1995 Coal Sales Agreement for deliveries commencing January 1, 1995 and the Homer City Coal Sales Agreement for deliveries through 1994 (Helvetia, Homer City Station, 1995 Homer City Agreement, and Prior Homer City Agreement).

     Keystone - Under the terms of the Keystone Agreement, the price of coal sold is based on the cost of production plus profit, subject to an annual price cap which, if exceeded, can result in losses. Profitability also depends on the quality of the coal sold, and the ability to control costs of production. Certain funds generated by Keystone must be utilized within the operations covered by the Keystone Agreement. The agreement, as well as debt agreements of Keystone, includes certain restrictions on its net worth. Also, if Keystone is in default under its loan agreements or the Keystone Agreement, the Keystone Station Owners have an option to acquire Keystone at its net book value and to lease the related coal and surface lands.

     In 1995, Keystone's costs exceeded the price cap which resulted in losses before income taxes of $8,432,000 and a net loss of $5,045,000. On December 27, 1995, Keystone permanently closed its Jane, Emilie #4 and Margaret #11 mines. Approximately $12 million in estimated costs associated with these mine closings were accrued in 1995. Revenues increased by a similar amount as such costs were recovered under terms of the Keystone Agreement. Keystone sales were $110,282,000, $116,990,000 and $141,692,000, for 1997, 1996 and 1995,
respectively. At December 31, 1997, Keystone's net book value was $16,681,000.

     Helvetia - The 1995 Homer City Agreement provides for deliveries in excess of 14 million tons from January 1, 1995 through 2003 at an initial rate of 1.8 million tons per year. The price to be paid by the Homer City Station is a base price with escalation and adjustment based on quality of the coal delivered. The 1995 Homer City Agreement also provides for early termination by either party under hardship provisions and further allows the Homer City Station Owners to terminate the agreement for their convenience, in which event they would have to make certain payments to Helvetia.

     In addition, the Prior Homer City Agreement was amended in November 1994 to provide for the payment to Helvetia by the Homer City Station Owners for certain costs including those for past service postretirement benefits not paid pursuant to deliveries under that agreement. Substantially all of the costs under this provision were settled and paid by the Homer City Station Owners in 1996 and 1997.

     In the second quarter of 1997, Helvetia's operating losses increased which prompted management to revise forecasts of Helvetia's future operations. In light of Helvetia's anticipated future operating losses and estimated discounted future cash flows, property, plant, and equipment relating to Helvetia with a carrying value of $17,047,000 was reduced to fair market value through a charge to operations of an equivalent amount.

     Sales to the Homer City Station were $51,251,000 in 1997, $68,859,000 in 1996 and $56,701,000 in 1995.

     While Keystone and Helvetia each sell primarily to one customer, Eighty-Four has sales agreements with a variety of customers the durations of which vary from one to five years.

NOTE D - LONG-TERM DEBT AND COMMITMENTS

     Long-term debt consists of the following at December 31:

                                               1997          1996          1995
                                             --------      --------      --------
                                                        (in thousands)
Keystone:

   Revolving credit note                     $ 20,000      $ 20,000      $ 25,000
   Line of credit note                           --           2,800        10,000
   Term note                                     --            --             640
Eighty-Four and Lucerne Land:
   Revolving credit notes                      20,000        50,000        36,000
   Term note                                   24,785          --            --
   Senior fixed rate construction notes          --          35,000        35,000
   Capitalized lease obligations               30,051        20,937        16,658
                                             --------      --------      --------
                                               94,836       128,737       123,298
Less current portion                           10,301        28,236         2,514
                                             --------      --------      --------
                                             $ 84,535      $100,501      $120,784
                                             ========      ========      ========

     Interest paid (net of capitalized interest) in 1997, 1996 and 1995 was $3,148,000, $2,120,000 and $3,712,000, respectively. Aggregate maturities on long-term debt outstanding at December 31, 1997 for the next five years, are as follows: 1998 - $10,301,000; 1999 - $23,548,000; 2000 - $44,532,000; 2001 -
$3,859,000 and 2002 - $4,113,000 .

     The amount of subsidiaries' net assets which are restricted from being transferred to the Company under these debt agreements totals $105,225,000.

     Keystone - Keystone has a revolving credit agreement with two commercial banks permitting maximum borrowings of $20,000,000 as of December 31, 1997. The agreement terminates on December 31, 2000 and requires reductions in the amount available of $5,000,000 in 1998 and $7,500,000 each in 1999 and 2000. Keystone has a total of $10,000,000 available under a line of credit which expires March 31, 1999. The weighted-average interest rates on borrowings on the line of credit were 8.5% in 1997, 8.4% in 1996 and 9.2% in 1995.

     These credit facilities provide for a commitment fee of 1/4 of 1% per annum and interest at the prime rate (8.50% at December 31, 1997). Keystone, at its option, can select fixed interest rates for periods up to six months based on the CD rate plus 1.5% or LIBOR rates plus 1.5%. At December 31, 1997, all of Keystone's borrowings on the revolver were at the CD rate, which was approximately 7.5%. Borrowings are secured by the assignment of the Keystone Agreement and by Keystone's assets including the noncurrent funding for workers' compensation and mine closing obligations which has been pledged to secure these borrowings.

     Eighty-Four and Lucerne Land - In March 1997, Eighty-Four and Lucerne Land (borrowers) amended and restructured their long-term credit agreement with four banks and an institutional lender which provided financing for the Mine No. 84 project. Investment securities of the Company having a market value of $25,000,000, which had been pledged to secure the debt, were liquidated and the proceeds, combined with additional cash amounts, were loaned by a consolidated affiliate to Eighty-Four and used to repay the Senior Fixed Rate Notes to the institutional lender. The amendment waived covenant violations in existence at year-end and revised covenants and restrictions including limitations on the payment of interest and principal on the amounts loaned from affiliate companies.

     As of December 31, 1997, the amended facilities with the four banks totaled $67,484,000 consisting of the following: 1) a senior secured term loan totaling $24,785,000, 2) a revolving credit note totaling $34,699,000 and 3) a working capital line of credit totaling $8,000,000. These credit facilities are secured principally by all of the assets of the borrowers and are to be repaid by June 30, 2000.

     The borrowers and the Company, as guarantor, are subject to various financial covenants and restrictions regarding acquisitions, earnings, cash flows, financial position and dividends. At December 31, 1997, the borrowers were in violation of certain terms of the agreement and forecasted noncompliance with several covenants in subsequent years. As a result, in January 1998, amendments to the credit agreement were executed to waive the violations as of December 31, 1997 and reset several covenants for future periods. The Company, as guarantor, is also required to retain the proceeds from the disposals of properties since May 15, 1997, net of costs of such sales and related income taxes, amounting to $6,228,000 as of December 31, 1997.

     The new senior secured term note includes interest at prime rate plus 2% or, at the option of the borrowers, at LIBOR plus 3.5%. The revolving credit note is subject to mandatory reductions in the amount available of $7,000,000 in 1998, $20,000,000 in 1999 and $7,699,000 in 2000 and provides for interest based on the prime rate plus an amount up to 1.5%, or, at the borrowers' option, the LIBOR rate plus an amount from 2% to 2.5% for fixed periods. Commitment fees of
 .5% per annum are payable on the unused portion of the line of credit and revolving credit note.

     Eighty-Four has entered into capitalized lease agreements for longwall mining equipment amounting to $12,894,000 in 1997, $6,616,000 in 1996 and $16,963,000 in 1995 with payments commencing in August 1995 and continuing through July 2005 with effective interest rates ranging from 7.0% to 7.66%. The agreement includes buy out options during and at the end of the lease term. Future minimum lease payments are $37,730,000 including imputed interest of $7,679,000. These payments for the next five years are as follows: 1998 - $7,358,000; 1999 - $5,748,000; 2000 - $5,629,000; 2001 - $4,946,000 and 2002 -
$4,908,000. The gross amount of capitalized lease assets and related accumulated depreciation included in the Consolidated Balance Sheets was $36,473,000 and $7,783,000, respectively, at December 31, 1997; $23,578,000 and $3,708,000,
respectively, at December 31, 1996 and $16,963,000 and $837,000, respectively, at December 31, 1995.

     In addition to interest expense shown on the Statements of Consolidated Operations, the Company capitalized interest in the amount of $7,581,000 in 1997, $9,666,000 in 1996 and $5,965,000 in 1995 as part of mine development costs.

     Eighty-Four has a commitment with a vendor who will provide rebuilt longwall shearers under an exchange program in order to avoid delays during longwall moves. The commitment is for ten exchanges at a cost of approximately $500,000 each beginning in 1998 and is expected to be completed in 2000. The exchange program is cancelable by Eighty-Four with a payment of approximately $700,000, which would begin to decrease after the second exchange.

NOTE E - OPERATING LEASES

     The Company's deep mining subsidiaries are parties to operating lease agreements for mining equipment. Rental expense under these leases was $5,145,000 in 1997 including $2,177,000 which was capitalized as mine development, $6,169,000 in 1996 including $2,132,000 which was capitalized as mine development and $8,177,000 in 1995 including $1,217,000 which was capitalized as mine development. Aggregate remaining rental payments on these leases are $16,610,000 with the following minimum rentals over the next five years: 1998 - $5,170,000; 1999 - $4,073,000; 2000 - $1,668,000; 2001 - $524,000
and 2002 - $30,000.


NOTE F - INCOME TAXES

     The provision (credit) for income taxes consists of the following for the years ended December 31:

                                           1997          1996          1995
                                          -------       -------       -------
                                                    (in thousands)
Provision (credit) for income taxes:
   Current:
      Federal                             $ 5,423       $  (130)      $(3,146)
      State                                 1,762         1,298           524
      Canadian                                348           347           572
                                          -------       -------       -------
                                            7,533         1,515        (2,050)
                                          -------       -------       -------
   Deferred:
      Federal                              (8,334)         (112)       (2,407)
      State                                 2,303         2,579         4,122
      Canadian                                 (9)          (13)           (2)
                                          -------       -------       -------
                                           (6,040)        2,454         1,713
                                          -------       -------       -------
                                          $ 1,493       $ 3,969       $  (337)
                                          =======       =======       =======


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance has been recognized due to the effects of statutory depletion and limited state operating loss utilization on certain of the Company's operations. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31:

                                                      1997           1996           1995
                                                    --------       --------       --------
                                                                (in thousands)
Deferred tax assets:
   Other postretirement benefits                    $ 43,685       $ 34,182       $ 26,961
   Self-insurance                                     18,946         17,784         17,721
   Net operating loss
      (begins to expire in 2009)                      13,069         20,135         16,154
   Alternative minimum tax                            10,519          5,902          5,696
   Black lung                                          3,011          3,119          2,604
   Vacation pay                                        2,029          1,881          1,679
   Other deferred tax assets                           5,923          2,762          2,693
                                                    --------       --------       --------
                                                      97,182         85,765         73,508
   Valuation allowance                                (9,835)        (7,375)        (6,585)
                                                    --------       --------       --------
      Total deferred tax assets                       87,347         78,390         66,923

Deferred tax liabilities:
   Depreciation and related charges                   75,714         73,567         59,840
   Pension                                             3,793          2,817          1,570
   Intangible drilling costs                             543            695            817
   Unrealized securities gains                           192             73            671
   Other deferred tax liabilities                      1,350          1,385          2,316
                                                    --------       --------       --------
      Total deferred tax liabilities                  81,592         78,537         65,214
                                                    --------       --------       --------
         Net deferred tax (liabilities) assets      $  5,755       $   (147)      $  1,709
                                                    ========       ========       ========

     Income (loss) before income taxes includes income (losses) attributable to United States operations of $(2,997,000) in 1997, $14,469,000 in 1996 and
$(5,140,000) in 1995 and income attributable to Canadian operations of $765,000 in 1997, $761,000 in 1996 and $1,268,000 in 1995.

     The reconciliations between income tax expense (credit) and the amount computed by applying the statutory U.S. income tax rate to income (loss) before income taxes are as follows for the years ended December 31:

                                                1997        1996        1995
                                               ------      ------      ------

Tax at U.S. statutory rates                    (35.0)%      35.0%      (35.0)%
Increase (decrease) resulting from:
   State taxes, net of federal benefits        118.4        16.6        76.8
   Depletion                                   (71.8)      (18.1)      (79.0)
   Prior year accruals                         (65.1)       (9.2)      (19.4)
   Canadian dividend withholding                 --          --          2.9
   Rates                                         3.2        (3.9)      (19.5)
   Valuation allowance                         110.3         5.2        63.9
   Other items                                   6.9          .5          .6
                                               -----       -----       -----
                                                66.9%       26.1%       (8.7)%
                                               =====       =====       =====


     The Company's effective income tax rates are impacted by credits for certain prior year accruals and the inability to carry back or carry forward tax deductions in excess of current year income for state income tax purposes. In addition, these excess deductions which are created principally by Eighty-Four's mine development expenditures cannot be offset against state taxable income of affiliates. For federal income tax purposes, these expenditures are being utilized to offset current year income and are being carried forward to affect future taxable income. As of December 31, 1997, the federal net operating loss approximates $37,000,000. Federal and state deferred tax liabilities are being provided with respect to these expenditures even though no benefit is being realized for state income tax purposes.

     Income taxes paid (refunds) in 1997, 1996 and 1995 were $3,251,000, ($1,672,000) and ($4,356,000), respectively.

NOTE G - PENSION AND BENEFIT PLANS

     Pensions - Non-UMWA Employees - The Company has a trusteed pension plan which provides for monthly pensions and other benefits for substantially all employees of the Company and its subsidiaries not covered by the retirement plans of the United Mine Workers of America (UMWA). Benefits are determined based on years of service and the employees' average earnings near the end of service. The Company's funding policy is to contribute to the plan amounts which are actuarially determined to provide assets sufficient to meet benefits to be paid to plan members in accordance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Since plan assets are currently in excess of the Internal Revenue Code full funding limitation, no contributions were made to the plan in 1997, 1996 and 1995 nor are any expected to be made in 1998. The plan's assets at December 31, 1997 are comprised primarily of government and corporate debt securities and equities.

     Amounts credited to expense relating to the pension plan include the following components for the years ended December 31:

                                                          1997           1996           1995
                                                        --------       --------       --------
                                                                    (in thousands)
Net periodic pension (credit) expense:
   Service cost--benefits earned during the period      $  1,509       $  1,368       $  1,525
   Interest cost on projected benefit obligation           3,292          3,085          3,056
   Actual (return) loss on plan assets                   (17,720)        (9,470)       (15,902)
   Net amortization and deferral                          10,871          3,339         10,182
                                                        --------       --------       --------
                                                          (2,048)        (1,678)        (1,139)
   Amounts capitalized as mine development                   363            334            160
                                                        --------       --------       --------
   Net periodic pension credit                          $ (2,411)      $ (2,012)      $ (1,299)
                                                        ========       ========       ========

     A curtailment gain of $1,671,000, and a charge of $640,000 for special early retirement benefits relating to the closure of certain Keystone mines discussed in Note C, were recorded in 1995. A substantial portion of these amounts were included as revenues and cost of sales under terms of the Keystone Agreement.

     The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the Company's defined benefit pension plan at December 31:

                                                              1997           1996             1995
                                                           ---------       ---------       ---------
                                                                        (in thousands)
Actuarial present value of benefit obligations:
   Vested benefits                                         $  41,636       $  38,090       $  37,779
   Nonvested benefits                                          1,684           1,276           1,303
                                                           ---------       ---------       ---------
   Accumulated benefits                                       43,320          39,366          39,082
   Effect of projected future salary increases                 9,315           8,338           8,069
                                                           ---------       ---------       ---------
Total projected benefit obligation                            52,635          47,704          47,151
Plan assets at fair value                                    100,406          85,460          78,795
                                                           ---------       ---------       ---------
Plan assets in excess of projected benefit obligation         47,771          37,756          31,644
Unrecognized net gain                                        (34,922)        (26,267)        (21,112)
Unrecognized prior service cost                                1,030           1,125           1,187
Unrecognized transition asset                                 (7,370)         (8,153)         (8,936)
                                                           ---------       ---------       ---------
Prepaid pension asset                                      $   6,509       $   4,461       $   2,783
                                                           =========       =========       =========

     The weighted-average discount rates used in determining the actuarial present value of the projected benefit obligations were 6.75% at December 31, 1997, 7.125% at December 31, 1996 and 6.75% at December 31, 1995 and the rates of increase in future compensation levels were 4.75% for each year. The weighted-average expected long-term rate of return on plan assets was 8% for 1997 and 1996, and 7.75% for 1995.

     In addition, the Company and its subsidiaries have a 401(k) Plan for management employees. Company contributions and administrative costs approximated $277,000 for 1997, $262,000 for 1996 and $288,000 for 1995.

     UMWA Health and Retirement Funds - In accordance with the collective bargaining agreement between the Bituminous Coal Operators' Association and the UMWA, the Company's mining subsidiaries are required to pay amounts, based principally on hours worked, to the UMWA Retirement Funds which are defined benefit pension plans. Health benefits for the Company's UMWA employees who retired prior to 1976 are provided by the United Mine Workers' of America Combined Benefit Fund (Combined Fund). The Combined Fund and the 1992 Benefit Plan (1992 Plan) which were created by the Coal Industry Retiree Health Benefit Act of 1992 (The 1992 Coal Act) also provide benefits to retirees whose employers are out of business. The companies' contributions to these health plans are assessed primarily on the basis of the number of beneficiaries assigned to each employer.

     Expense is being recognized as contributions are made to these plans. Amounts charged to expense applicable to benefits administered by these various multi-employer plans were $4,913,000 in 1997, including $1,846,000 which was capitalized as mine development, $4,312,000 in 1996, including $1,574,000 which was capitalized as mine development, and $5,459,000 in 1995, including $1,516,000 which was capitalized as mine development. The present value of the expected future assessments from the Combined Fund and the 1992 Plan is estimated to be in the range of $35,000,000. The Company's obligations for these funds could increase if other companies become unable to fund their obligations. Certain of the Company's subsidiaries would be required under federal law to contribute additional amounts upon withdrawal from or termination of certain of the plans.

     Other Postretirement Benefits - The Company provides life insurance benefits and certain self-insured health care benefits for substantially all UMWA employees who retire after 1975 and all salaried retirees. In addition, employees terminated due to layoff are eligible for certain benefits for periods up to twelve months. These layoff benefit costs are charged to expense in the month in which the layoff occurs.

     Certain of the Company's subsidiaries have guaranteed the benefits of their UMWA employees who retired prior to October 1, 1994 and are required to provide approximately $9,000,000 in security to the 1992 Plan for these retirees. The Company's subsidiaries are discussing appropriate forms of security with representatives of the 1992 Plan in light of the substantial funding in place for postretirement benefits.

     The Company and its subsidiaries accrue retiree medical and life insurance benefits over the employees' years of service to full eligibility in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" (FASB 106). The Company is amortizing past service liabilities at the date of adoption over the average remaining service of the active employees.

     Postretirement benefit expense under FASB 106 includes the following components for the years ended December 31:

                                                           1997           1996           1995
                                                         --------       --------       --------
                                                                     (in thousands)
Net annual expense:
   Service cost - benefits earned during the period      $  2,729       $  3,636       $  2,914
   Interest cost on accumulated postretirement
      benefit obligation                                   13,422         12,926         11,315
   Actual return on plans' assets                         (13,080)        (4,573)        (9,659)
   Amortization of transition obligation                    4,175         19,012         11,723
   Net amortization and deferral                            5,910             82          3,614
                                                         --------       --------       --------
                                                           13,156         31,083         19,907
Amounts capitalized as mine development                    (2,830)        (2,912)        (2,247)
                                                         --------       --------       --------
      Net annual expense                                 $ 10,326       $ 28,171       $ 17,660
                                                         ========       ========       ========

     A curtailment loss of $578,000 relating to the closure of certain Keystone mines as discussed in Note C was recorded in 1995.

     In 1995, Eighty-Four recorded the past service liability of $12,224,000 associated with the recall of UMWA miners at Mine No. 84 not previously employed by the Company. This amount was recorded as an adjustment to the original acquisition cost of Mine No. 84's assets.

     The unrecognized cost of postretirement benefits attributable to service prior to January 1, 1995 of Helvetia's employees is being reimbursed by the Homer City Station Owners and recognized over a period of not more than three years beginning in 1995. The amounts recognized in 1997, 1996 and 1995 and included as a component of net amortization were $1,772,000, $16,720,000 and $8,843,000, respectively.

     Charges for postretirement benefits at the Company's Keystone subsidiary are being funded, net of estimated taxes, in custodial accounts and union and salary VEBA trusts. The funding is comprised primarily of equity securities and government and government agency securities. Liabilities for the Company and its other subsidiaries are not currently being funded. The weighted-average expected long-term rate of return on plans' assets assumption was 7.6% in 1997, 7.2% in 1996 and 7.2% in 1995.

     The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the Company's postretirement benefit plans at December 31:

                                                              1997            1996            1995
                                                           ---------       ---------       ---------
                                                                         (in thousands)
Accumulated postretirement benefit obligation (APBO):
   Retirees                                                $  67,501       $  65,651       $  63,261
   Fully eligible active plan participants                    86,227          65,561          62,611
   Other active plan participants                             58,782          46,811          58,658
                                                           ---------       ---------       ---------
                                                             212,510         178,023         184,530
Plans' assets at fair value                                  102,385          90,212          85,430
                                                           ---------       ---------       ---------
Accumulated postretirement benefit obligation in
   excess of plans' assets                                  (110,125)        (87,811)        (99,100)
Unrecognized net loss                                         18,899           1,816          20,264
Unrecognized prior service cost (credit)                      (1,608)         (1,891)         (2,174)
Unrecognized transition obligation                            11,365          15,540          34,552
                                                           ---------       ---------       ---------
Accrued postretirement benefit cost                        $ (81,469)      $ (72,346)      $ (46,458)
                                                           =========       =========       =========

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 9.1% for 1997 and is assumed to decrease gradually to 5.2% for 2006 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point would increase the APBO as of December 31, 1997 by $42,896,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by $3,420,000.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation (APBO) was 6.88% at December 31, 1997, 7.38% at December 31, 1996 and 7.12% at December 31, 1995. In 1997, the APBO increased due to a decrease in the discount rate. In 1996, the APBO decreased due to an increase in the discount rate.

NOTE H - SELF-INSURANCE AND OTHER LIABILITIES

     Workers' Compensation Benefits - The Company and its mining subsidiaries have self-insurance programs for workers' compensation liabilities for which provisions are made based upon actuarial evaluations of claims. In 1997 and 1996, the actuarial valuations of future payouts of prior years' workers' compensation claims resulted in reductions of the recorded liabilities for those years in the amount of $1,600,000 and $2,000,000, respectively. Since a portion of these costs were recoverable under the Prior Homer City Agreement, the effect on pretax income was $1,400,000 and $1,100,000, respectively. Insurance coverage is maintained for catastrophic losses. These benefits are funded as accrued for the Company's Keystone subsidiary. However, a portion of this funding is utilized to reimburse working capital for the payment of income taxes directly attributable to the nondeductibility of these liabilities for income tax reporting purposes until payments on workers' compensation claims are made. In future years, when income tax deductions for this item exceed book expenses, the Company intends to restore funds from working capital. These funds are mainly comprised of U.S. Government and agency securities.

     Mine Closing Reserves - The Company's mining subsidiaries provide for projected costs of closing mine facilities. These costs are based on engineering estimates, which consider the estimated economic lives of the facilities and the remaining lives of the long-term coal sales agreements. The related reserves are reviewed periodically to reflect operating experience and the provisions of the long-term coal sales agreements and are funded as accrued for the Company's Keystone subsidiary. Funding consists principally of U.S. Government notes and bonds.

     Black Lung Benefits - The Company and its mining subsidiaries have self-insurance programs for coal workers' pneumoconiosis (black lung) liabilities and, except for Eighty-Four, have established black lung trusts under the provisions of the Internal Revenue Code. The principal purpose of the trusts is to pay federal and state black lung liabilities for miners covered by Company administered self-insured programs. These liabilities are being accrued over the estimated average working life of the subject employees based on annual actuarial calculations. These calculations are based on various assumptions, among which are future benefit levels, mortality, claim frequencies and discount rates. The Company also maintains escrowed insurance arrangements for certain liabilities not covered by the trusts. At December 31, 1997, the market value of trust assets, which are comprised of U.S. Government notes and bonds, totaled $55,549,000, compared to an actuarial liability of $29,000,000, of which $8,708,000 relating to employees of Eighty-Four is recorded as a liability on the Consolidated Balance Sheets. Eighty-Four's actuarial liabilities at December 31, 1997 and 1996 reflected reductions of $1,350,000 and $3,230,000, respectively, due to changes in actuarial assumptions, which were credited to mine development. Funding of the trusts has ceased until such time that the actuaries determine additional provisions and funding are required.

     In 1995, Eighty-Four recorded the past service liability of $4,156,000 associated with the recall of miners at Mine No. 84 not previously employed by the Company. This amount was recorded as an adjustment to the original acquisition cost of Mine No. 84's assets.

NOTE I - INVESTMENTS

     The following is a summary of available-for-sale securities (in thousands):

December 31, 1997                                                                                Estimated
                                                             Unrealized        Unrealized           Fair
                                             Cost               Gains            Losses            Value
                                         ----------         ------------      ------------      -----------
Available-for-sale securities
-----------------------------
U.S. Government and agencies               $41,369             $  609            $   44           $ 41,934
Other debt securities                          200                 13                --                213
                                           -------              -----            ------           --------
  Total debt securities                     41,569                622                44             42,147
Equities                                         9                 45                --                 54
                                          --------             ------            ------           --------
                                            41,578                667                44             42,201
Cash equivalents included
  in noncurrent funding                      3,050                 --                --              3,050
                                           -------             ------            ------           --------
                                           $44,628             $  667            $   44           $ 45,251
                                           =======             ======            ======           ========
Schedule of maturities
  One year or less                         $ 6,985                                                $  7,024
  One year through three years              22,452                                                  22,709
  After three years                         12,132                                                  12,414
                                           -------                                                --------
                                            41,569                                                  42,147
Equities                                         9                                                      54
                                           -------                                                --------
                                           $41,578                                                $ 42,201
                                           =======                                                ========


December 31, 1996                                                                                Estimated
                                                             Unrealized        Unrealized           Fair
                                             Cost               Gains            Losses            Value
                                         ----------         ------------      ------------      -----------
Available-for-sale securities
-----------------------------
U.S. Government and agencies               $57,039             $  488            $  299           $ 57,228
Corporate                                   12,015                 58                54             12,019
Other debt securities                          250                  3                --                253
                                           -------             ------            ------           --------
  Total debt securities                     69,304                549               353             69,500
Equities                                         9                 18                --                 27
                                           -------             ------            ------           --------
                                            69,313                567               353             69,527
Cash equivalents included
  in noncurrent funding                      9,911                 --                --              9,911
                                           -------             ------            ------           --------
                                           $79,224             $  567            $  353           $ 79,438
                                           =======             ======            ======           ========


December 31, 1995                                                                                Estimated
                                                             Unrealized        Unrealized           Fair
                                             Cost               Gains            Losses            Value
                                         ----------         ------------      ------------      -----------
Available-for-sale securities
-----------------------------
U.S. Government and agencies               $46,388             $1,470            $   17           $ 47,841
Corporate                                   12,902                167                22             13,047
Other debt securities                          250                  3                --                253
                                           -------             ------            ------           --------
  Total debt securities                     59,540              1,640                39             61,141
Equities                                     4,623                425                53              4,995
                                           -------             ------            ------           --------
                                            64,163              2,065                92             66,136
Cash equivalents included
  in noncurrent funding                      8,105                 --                --              8,105
                                           -------             ------            ------           --------
                                           $72,268             $2,065            $   92           $ 74,241
                                           =======             ======            ======           ========

     The following balance sheet captions are comprised of the available-for-sale securities at December 31, 1997: investments in marketable securities and noncurrent funding for workers' compensation benefits and mine closing reserves.

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value disclosures for financial instruments:

     Cash and Cash Equivalents - The carrying amounts reported approximate fair value.

     Short-term Investments and Marketable Securities - Fair values are based on quoted market prices.

     Long-term Debt - Fair value of debt is based on the borrowing rates for loans with similar terms and average maturities.

                                               Carrying      Fair
                                                Value        Value
                                               --------      ------
                                                   (in thousands)
Summary by Balance Sheet caption:
   Cash and cash equivalents                   $37,026      $37,026
   Investments in marketable securities -
      available-for-sale                        20,166       20,166
   Funding for workers' compensation -
      available-for-sale                        12,950       12,950
   Funding for mine closing reserves -
      available-for-sale                        12,135       12,135
   Long-term debt (excluding
      capitalized leases)                       64,785       64,785

              ROCHESTER & PITTSBURGH COAL COMPANY AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                          June 30,
                                                                  -------------------------
                                                                    1998            1997
                                                                  ---------       ---------
                                                                         (unaudited)
ASSETS
------
Current Assets
   Cash and cash equivalents                                      $  38,479       $  30,617
   Short-term investments                                              --              --
   Receivables                                                       35,221          25,085
   Inventories and other current assets                              11,962          10,254
   Deferred income taxes                                              4,618           2,362
                                                                  ---------       ---------
      Total Current Assets                                           90,280          68,318

Other Assets
   Investments in marketable securities                              22,131          17,836
   Funding for:
      Workers' compensation benefits                                 13,863          13,782
      Mine closing reserves                                          12,606          12,062
   Deferred income taxes                                             20,734          12,664
   Miscellaneous                                                     18,575          18,766
                                                                  ---------       ---------
                                                                     87,909          75,110

Property, plant, and equipment                                      596,045         576,757
Less allowances for depreciation, depletion and amortization        247,427         213,910
                                                                  ---------       ---------
                                                                    348,618         362,847
                                                                  ---------       ---------
                                                                  $ 526,807       $ 506,275
                                                                  =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities
   Accounts payable                                               $  17,064       $  13,219
   Accrued liabilities                                               22,985          17,117
   Income taxes payable                                               3,624             145
   Current maturities of long-term debt                              18,312           5,095
                                                                  ---------       ---------
      Total Current Liabilities                                      61,985          35,576

Other Liabilities and Long-Term Debt
   Other postretirement benefits                                     88,457          77,397
   Workers' compensation benefits                                    45,048          39,482
   Mine closing reserves                                             25,321          24,543
   Black lung benefits                                                9,128           9,787
   Deferred income taxes                                             13,429          13,675
   Miscellaneous                                                      3,392           3,181
   Long-term debt (less current maturities)                          75,744          98,565
                                                                  ---------       ---------
                                                                    260,519         266,630

Shareholders' Equity
   Common stock issued, 3,989,121 shares                             59,837          59,837
   Capital in excess of stated value                                133,125         133,125
   Retained earnings                                                 39,942          39,967
   Accumulated other comprehensive income (loss)                       (796)         (1,055)
                                                                  ---------       ---------
                                                                    232,108         231,874
   Less treasury stock at cost - 548,137 shares                      27,805          27,805
                                                                  ---------       ---------
                                                                    204,303         204,069
                                                                  ---------       ---------
      Total Liabilities & Shareholders' Equity                    $ 526,807       $ 506,275
                                                                  =========       =========

     See accompanying notes to consolidated condensed financial statements.

              ROCHESTER & PITTSBURGH COAL COMPANY AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
   (Amounts in thousands, except for outstanding shares and per share amounts)


                                                          Six Months Ended June 30,
                                                        -----------------------------
                                                           1998               1997
                                                        -----------       -----------
                                                                 (unaudited)

Production Tonnage                                            4,905             2,096
                                                        ===========       ===========

Sales Tonnage                                                 5,408             2,840
                                                        ===========       ===========

Sales                                                   $   162,332       $   101,784

Other Income:
   Gain on sale of property                                   4,717            10,253
   Interest and dividends                                     1,570             1,759
   Net investment gains (losses)                                 13              (173)
   Miscellaneous                                                718               721
                                                        -----------       -----------
                                                            169,350           114,344
Costs and Expenses:
   Cost of sales                                            145,196            91,121
   Depreciation, depletion and amortization                  18,373             6,711
   Selling, general, and administrative                       3,420             3,212
   Interest                                                   4,798               874
   Write-down of property, plant and equipment                 --              17,047
   Miscellaneous                                                563             1,301
                                                        -----------       -----------
                                                            172,350           120,266
                                                        -----------       -----------

Income (Loss) Before Income Taxes                            (3,000)           (5,922)

Provision (Credit) for Income Taxes                          (2,850)               (8)
                                                        -----------       -----------

Net Income (Loss)                                       $      (150)      $    (5,914)
                                                        ===========       ===========

Net Income (Loss) Per Share                             $      (.04)      $     (1.72)
                                                        ===========       ===========

Average shares outstanding used in the computation
   of per share amounts                                   3,440,984         3,440,984

Shares issued and outstanding at June 30                  3,440,984         3,440,984

Cash dividends declared per share                       $       .30       $       .30









     See accompanying notes to consolidated condensed financial statements.

              ROCHESTER & PITTSBURGH COAL COMPANY AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                      Six Months Ended June 30,
                                                      -------------------------
                                                        1998            1997
                                                      ---------       ---------
                                                             (unaudited)
OPERATING ACTIVITIES
   Net income (loss)                                  $    (150)      $  (5,914)
   Adjustments for non-cash items                         7,448          12,151
   Changes in certain assets and liabilities
      providing cash                                      4,776           2,230
                                                      ---------       ---------
      NET CASH PROVIDED BY
        OPERATING ACTIVITIES                             12,074           8,467
                                                      ---------       ---------

INVESTING ACTIVITIES
   Proceeds from investment activity                      2,700          38,400
   Acquisition of investments                            (4,489)         (2,775)
   Acquisition and development of property,
      plant and equipment                               (11,763)        (16,473)
   Proceeds from sale of property, plant
      and equipment                                       5,259          11,040
                                                      ---------       ---------
      NET CASH (USED IN) PROVIDED BY
        INVESTING ACTIVITIES                             (8,293)         30,192
                                                      ---------       ---------

FINANCING ACTIVITIES
   Proceeds from borrowings                              46,347          83,625
   Payments on borrowings                               (47,127)       (122,322)
   Cash dividends paid                                   (1,548)         (1,548)
   Debt issuance costs                                     --            (2,263)
                                                      ---------       ---------
      NET CASH (USED IN) FINANCING ACTIVITIES            (2,328)        (42,508)

      INCREASE (DECREASE) IN CASH AND CASH
         EQUIVALENTS                                      1,453          (3,849)

   Cash and cash equivalents at beginning of year        37,026          34,466
                                                      ---------       ---------

      CASH AND CASH EQUIVALENTS AT JUNE 30            $  38,479       $  30,617
                                                      =========       =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

   Interest paid (net of capitalized interest)        $   4,750       $     559
                                                      =========       =========

   Income taxes paid                                  $   5,838       $     315
                                                      =========       =========

   Noncash financing and investing activities --
      capital leases and seller financing of
      equipment to be leased                          $    --         $  11,704
                                                      =========       =========





     See accompanying notes to consolidated condensed financial statements.

              ROCHESTER & PITTSBURGH COAL COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  June 30, 1998


Note A - Basis for Presentation
-------------------------------

     The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

     The Company's subsidiary, Eighty-Four, completed development of its Mine No. 84 in October 1997. Prior to completion of development, Eighty-Four's provision for income taxes, certain real estate tax expenses and certain general and administration expenses, which were not considered costs of mine development, were included in the results in the accompanying Consolidated Condensed Statements of Operations.

Note B - Comprehensive Income
-----------------------------

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes new rules for the reporting and display of comprehensive income and its components. The adoption of this Statement had no impact on the Company's results of operations or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     The components of comprehensive income (loss), net of related tax, for the six-month periods ended June 30, 1998 and 1997 are as follows:

                                            Six Months Ended June 30,
                                            -------------------------
                                               1998           1997
                                              -------       -------
                                                  (in thousands)

Net income (loss)                             $  (150)      $(5,914)
Unrealized gains (losses) on securities            64          (141)
Foreign currency translation adjustments          (94)          (28)
                                              -------       -------
Comprehensive income (loss)                   $  (180)      $(6,083)
                                              =======       =======

     The components of accumulated other comprehensive income (loss), net of related tax, at June 30, 1998 and June 30, 1997 are as follows:

                                                    1998           1997
                                                   -------       -------
                                                       (in thousands)

Unrealized gains (losses) on securities            $   474       $  --

Foreign currency translation adjustments            (1,270)       (1,055)
                                                   -------       -------

Accumulated other comprehensive income (loss)      $  (796)      $(1,055)
                                                   =======       =======


Note C - Newly issued accounting standards
------------------------------------------

     In February 1998, Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and other Postretirement Benefits," was issued. Statement 132 does not change the recognition or measurement of pension or postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits, eliminates unnecessary disclosure and requires additional information. Statement 132 is required to be adopted in 1998 and restatement of disclosures for prior periods provided for comparative purposes is required. The application of Statement 132 is not expected to have a material effect on the disclosures included in the consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of Statement 133 will have a significant effect on earnings or the financial position of the Company.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                  CONSOL INC.,

                            CONSOL COMMONWEALTH INC.

                                       and

                       ROCHESTER & PITTSBURGH COAL COMPANY



                            Dated as of May 28, 1998

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER
                                                                            Page
                                                                            ----
1.01     The Merger............................................................1
1.02     Closing...............................................................2
1.03     Effective Time........................................................2
1.04     Articles of Incorporation and By-laws of the Surviving Corporation....2
1.05     Directors.............................................................2
1.06     Officers..............................................................2

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01     Capital Stock of Merger Sub...........................................3
2.02     Cancellation of Treasury Stock and Parent Owned Stock.................3
2.03     Conversion of Company Common Stock....................................3
2.04     Shares of Dissenting Shareholders.....................................3
2.05     Exchange of Certificates..............................................4
2.06     Stock Transfer Books..................................................6

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01     Organization..........................................................6
3.02     Capitalization........................................................7
3.03     Authority.............................................................7
3.04     Noncontravention; Filings and Consents................................8
3.05     Company SEC Documents; Financial Statements...........................9
3.06     Information Supplied..................................................9
3.07     Absence of Certain Changes or Events..................................9
3.08     Litigation...........................................................10
3.09     Tax Matters..........................................................10
3.10     Compliance with Applicable Laws......................................11
3.11     Voting Requirements..................................................11
3.12     Opinion of Financial Advisor.........................................12
3.13     Brokers..............................................................12
3.14     Disclosure...........................................................12
3.15     CERCLA Notice........................................................12
3.16     Environmental Matters................................................12

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                                                                            Page
                                                                            ----
4.01     Organization.........................................................12
4.02     Capitalization of Merger Sub.........................................13
4.03     Authority............................................................13
4.04     Noncontravention; Filings and Consents...............................13
4.05     Information Supplied.................................................14
4.06     Brokers..............................................................14
4.07     Disclosure...........................................................14

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01     Conduct of Business of the Company...................................15
5.02     Conduct of Business of Parent........................................17
5.03     Other Actions........................................................18

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.01     Company Shareholders' Meeting........................................18
6.02     Proxy Statement......................................................18
6.03     Information; Confidentiality.........................................19
6.04     Approvals and Consents; HSR Filings..................................19
6.05     Company Benefit Plans................................................20
6.06     Fees and Expenses....................................................21
6.07     Notification.........................................................22
6.08     Obligations of Merger Sub............................................22
6.09     Public Announcements.................................................22

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

7.01     Conditions to the Obligations of Each Party..........................22
7.02     Conditions to the Obligations of Parent and Merger Sub...............23
7.03     Conditions to the Obligations of the Company.........................23

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

8.01     Termination..........................................................24
8.02     Effect of Termination................................................25

                                                                            Page
                                                                            ----
8.03     Amendment............................................................25
8.04     Extension; Waiver....................................................25

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.01     Nonsurvival of Representations.......................................26
9.02     Exclusive Remedy.....................................................26
9.03     Notices..............................................................26
9.04     Definitions..........................................................27
9.05     Interpretation.......................................................28
9.06     Counterparts.........................................................28
9.07     Entire Agreement; Third-Party Beneficiaries..........................29
9.08     Assignment...........................................................29
9.09     Governing Law........................................................29
9.10     Enforcement..........................................................29




                                    SCHEDULES

3.01       Subsidiaries
3.02       Pledged Shares
3.04       Consents
3.07       Certain Changes or Events
3.08       Litigation
3.09       Tax Matters
5.01(f)    Properties for Sale
5.01(i)    Discharge of Liabilities
5.01(l)    Capital Expenditures

           AGREEMENT AND PLAN OF MERGER, dated as of May 28, 1998 among CONSOL Inc., a Delaware corporation ("Parent"), CONSOL Commonwealth Inc., a Pennsylvania corporation, a direct or indirect wholly owned subsidiary of Parent ("Merger Sub"), both of 1800 Washington Road, Pittsburgh, Pennsylvania 15241 and Rochester & Pittsburgh Coal Company, a Pennsylvania corporation (the "Company") of 655 Church Street, Indiana, Pennsylvania 15701.


                                   WITNESSETH:

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (this "Agreement");

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or by the Company, will be converted into the right to receive cash; and

           WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

           1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03) of this Agreement. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, assets, liabilities and obligations of Merger Sub in accordance with the PBCL.

           1.02 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date") at the offices of Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103, unless another date or place is agreed to in writing by the parties hereto.

           1.03 Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties shall execute and file in the offices of the Corporation Bureau of the Commonwealth of Pennsylvania appropriate articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The "Effective Time" or "Effective Date" shall be the date of filing the Articles of Merger, or the effective date specified therein, whichever is later.

           1.04 Articles of Incorporation and By-laws of the Surviving Corporation.

                  (a) The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

                  (b) The By-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

           1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation on the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           1.06 Officers. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation on the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

           2.01 Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company

Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

           2.02 Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

           2.03 Conversion of Company Common Stock.

                  (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to the provisions of
Section 2.04 with respect to dissenters' rights, if any, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than (x) Dissenting Shares (as defined in Section 2.04) and (y) shares to be canceled in accordance with Section 2.02 ("Canceled Shares") shall be converted into the right to receive in cash from Parent, without interest, an amount equal to $43.50 (the "Merger Consideration").

                  (b) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

           2.04 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has exercised and has not failed to perfect or effectively withdrawn or lost his right (to the extent such right is available by law) to demand and to receive the "fair value" of such shares (the "Dissenting Shares") under the PBCL shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the PBCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the PBCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give Parent

(i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

           2.05 Exchange of Certificates.

                  (a) Exchange Agent. From and after the Effective Time, Parent shall make available to a bank or trust company designated by Parent and satisfactory to the Company (the "Exchange Agent") cash for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares and Canceled Shares) in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to Section 2.03 (such cash hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash pursuant to Section 2.03 out of the Exchange Fund. Except as contemplated by Section 2.05(g), the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock other than Dissenting Shares and Canceled Shares (the "Certificates") (i) a letter of transmittal which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash.

                  (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash which such holder has the right to receive pursuant to the provisions of this Article II and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.05, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                  (d) No Further Rights in Company Common Stock. All cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (e) Termination of Exchange Fund. To the extent permitted by applicable law, any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the second anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (f) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (g) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state or local tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

                  (i) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the

Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

           2.06 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into cash as provided herein.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company hereby represents and warrants to Parent and Merger Sub as follows:

           3.01 Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect. The Company has made available to Parent complete and correct copies of its Restated Articles of Incorporation, as amended, and By-laws and the articles of incorporation and by-laws or other comparable charter or organizational documents of its subsidiaries, in each case as amended to the date of this Agreement. All the outstanding shares of capital stock of each material subsidiary of the Company are owned by the Company or by another wholly owned subsidiary of the Company, and, except as set forth in the Company SEC Documents (as hereafter defined), free and clear of all liens and are duly authorized, validly issued, fully paid and nonassessable. A list of all subsidiaries of the Company is attached hereto as Schedule 3.01.

           3.02 Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 3,440,984 shares of Company Common Stock were issued and outstanding and (ii) 548,137 shares of Company Common Stock were held in the treasury of the Company. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness of the Company convertible into voting securities of the Company are issued or outstanding and, except as set forth above, (i) no shares of capital stock or other voting securities of the Company are outstanding, (ii) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights are outstanding and (iii) there are no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, except for the pledge of shares of capital stock of certain of the Company's subsidiaries listed on
Schedule 3.02 hereto.

           3.03 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

           3.04 Noncontravention; Filings and Consents.

                  (a) Except as set forth in Schedule 3.04 hereto, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the Restated Articles of Incorporation, as amended, or By-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or
(y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
(ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement (as defined in Section 6.02) and (y) such reports under
Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Corporation Bureau of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such as may be required by any applicable state securities or "blue sky" laws, (v) notice of consummation of the Merger to the Pennsylvania Department of Environmental Protection (the "DEP") and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

           3.05 Company SEC Documents; Financial Statements. The Company has filed all required reports, proxy statements, forms, and other documents, including any amendments thereto, with the SEC since December 31, 1994 and prior to the date of this

Agreement (the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied, and all similar documents filed prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) none of the Company SEC Documents contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including any similar documents filed after the date of this Agreement): (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved except as may be indicated in the notes thereto and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet or financial statement of the Company and its subsidiaries or in the notes thereto which have not been so noted or disclosed to Parent.

           3.06 Information Supplied. None of the information to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, (i) on the date the Proxy Statement (as hereafter defined) is first mailed to the shareholders of the Company and (ii) at the time of the Company Shareholders' Meeting (as hereafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

           3.07 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or in Schedule 3.07 hereto or as contemplated by this Agreement, since February 28, 1998, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase or redemption of, the Company's capital stock other than the dividends on the shares of Company Common Stock not in excess of the amount of dividends declared, paid or set aside in the comparable year-earlier period,
(iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
(iv) (A) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its subsidiaries to any such officer any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, (C) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer or (D) any material modification to any existing Company Benefit Plans (as hereafter defined) other than such modifications required by law, except as listed on Schedule 3.07 hereto, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably would be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles. Since September 30, 1996, the Company's dividends to shareholders have not been in excess of $.15 per share of Company Common Stock per quarter.

           3.08 Litigation. Except as set forth on Schedule 3.08 hereto, there are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material adverse effect. Except as set forth on Schedule 3.08 hereto, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a material adverse effect.

           3.09 Tax Matters.

                  (a) Except as set forth on Schedule 3.09 hereto, each of the Company and each of its subsidiaries has (i) filed, or caused to be filed, with the appropriate taxing authorities all Tax Returns required to be filed on or before the date hereof, and such Tax Returns are true, correct and complete in all material respects and (ii) paid, or caused to be paid, all Taxes shown to be due and payable on such Tax Returns or established adequate reserves in accordance with generally accepted accounting principles for the payment of all such Taxes.

                  (b) Except as set forth on Schedule 3.09 hereto, neither the Company nor any of its subsidiaries has (i) received any notice of deficiency or assessment from any taxing authorities with respect to liability for Taxes that have not been fully paid or finally settled or (ii) granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

                  (c) Except as set forth on Schedule 3.09 hereto, no taxing authority is now asserting, or to the knowledge of the Company is threatening to assert, any deficiency or assessment for additional Taxes of the Company or any of its subsidiaries.

                  (d) No payment which will, or may, be made to any employee, director, officer or agent of the Company or any of its subsidiaries will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

           For purposes of this Agreement, "Taxes" means all federal, state, foreign and local taxes, levies and other assessments, including, without limitation, all income, sales, use, transfer, profits, capital gains, withholding, payroll, severance and reclamation, black lung, real property and personal property and any other taxes, assessments and similar charges in the nature of a tax (including interest and penalties attributable thereto) imposed by any governmental authority; "Tax Returns" means any return, report, information return or other document (including relating or supporting information) relating to Taxes.

           3.10 Compliance with Applicable Laws. Except as disclosed in the Company SEC Documents, to the knowledge of the Company, since January 1, 1996 neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, permit, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect. The conduct of the business of the Company and its subsidiaries is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not, in the aggregate, reasonably be expected to result in a material adverse effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, reasonably be expected to result in a material adverse effect.

           3.11 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

           3.12 Opinion of Financial Advisor. The Company has received an opinion from J.P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.

           3.13 Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the

Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

           3.14 Disclosure. No representation or warranty hereunder or information contained in the financial statements referred to in Section 3.05, the Schedules or any certificate, statement, or other document delivered by the Company hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

           3.15 CERCLA Notice. Neither the Company nor any of its subsidiaries has received any request for information with respect to or been notified that it is a potentially responsible party for any contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state statute.

           3.16 Environmental Matters. To the knowledge of the Company, neither the Company nor any of its subsidiaries has stored, disposed of or released any hazardous or toxic substance in violation of CERCLA, the Toxic Substances Control Act, the Resource Conservation and Recovery Act or any other federal or state law, rule or regulation which protects the environment.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

           4.01 Organization. Each of Parent and Merger Sub and Parent's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect. Each of Parent and Merger Sub and each of Parent's subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect. All outstanding shares of capital stock of each subsidiary of Parent are owned by Parent or by another direct or indirect wholly owned subsidiary of Parent, free and clear of all liens and are duly authorized, validly issued, fully paid and nonassessable.

           4.02 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof and all of which are owned directly or indirectly by Parent.

           4.03 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and does not require the approval of the shareholders of Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

           4.04 Noncontravention; Filings and Consents.

                  (a) The execution and delivery of this Agreement by either Parent or Merger Sub do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub or any of Parent's other subsidiaries under (i) the Certificate or Articles of Incorporation or By-laws of either Parent or Merger Sub or the comparable charter or organizational documents of any of Parent's other subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or any of Parent's other subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of Parent's other subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Parent or Merger Sub or any of Parent's other subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (ii) the filing of the Articles of Merger with the Corporation Bureau of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) such as may be required by any applicable state securities or "blue sky" laws, (iv) notice of consummation of the Merger to the DEP and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

           4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, (i) on the date the Proxy Statement is first mailed to the shareholders of the Company and (ii) at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

           4.06 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

           4.07 Disclosure. No representation or warranty hereunder or information contained in any certificate, statement, or other document delivered by Parent hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

           5.01 Conduct of Business of the Company. Prior to the Effective Time, the Company agrees (except as expressly contemplated or permitted by this Agreement, as set forth herein or to the extent that Parent shall otherwise consent in writing) as follows:

                  (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, shall preserve intact their present business organizations and shall use commercially reasonable efforts to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

                  (b) Dividends; Changes in Stock. Except for the payment on June 1, 1998 of a cash dividend of $.15 per share declared on May 4, 1998, the Company shall not (i) declare or pay any quarterly dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock.

                  (c) Issuance of Securities. The Company shall not, and it shall not permit any of its subsidiaries to, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than issuances by a wholly owned subsidiary of the Company of its capital stock to the Company.

                  (d) Governing Documents. The Company shall not amend or propose to amend its Restated Articles of Incorporation, as amended, or By-laws.

                  (e) No Acquisitions. The Company shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

                  (f) No Dispositions. The Company shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than (i) sales of equipment between the Company and its subsidiaries that do not result in the generation of taxable income on a consolidated basis in the ordinary course of business, (ii) assets having an aggregate book value of not more than $100,000 it being understood that this clause (ii) shall not permit the sale or other disposition of Helvetia Coal Company and (iii) those properties listed on Schedule 5.01(f) hereto.

                  (g) Indebtedness. With the exception of indebtedness between the Company and its subsidiaries, the Company shall not, and it shall not permit any of its subsidiaries to, incur (which shall include entering into credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than (i) indebtedness outstanding on February 28, 1998 and (ii) take downs under the Company's and its subsidiaries' existing credit facilities, provided, however, that at the Closing Date the sum of the Company's indebtedness and current liabilities (excluding the current portion of the Company's long-term indebtedness) less the Company's current assets determined in accordance with generally accepted accounting principles shall not be greater than the amount thereof at February 28, 1998 plus $12,000,000. For the purpose of this Section 5.01(g), the Company's current liabilities shall exclude deferred compensation and severance pay payable to employees of the Company and its subsidiaries in connection with the Merger.

                  (h) Tax Matters. The Company shall not make, and will not permit any of its subsidiaries to make, any tax election or settle or compromise any income tax liability of the Company or of any of its subsidiaries for an amount in excess of $25,000. The Company shall, before filing or causing to be filed any material Tax Return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return.

                  (i) Discharge of Liabilities. The Company shall not, and it shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claim, liabilities or obligations (absolute, asserted or unasserted, contingent or otherwise) for an amount in excess of $100,000 in the aggregate (other than settlement of the litigation matters set forth on Schedule 5.01(i) hereto, payments of accounts payable and accrued liabilities and reductions of indebtedness in the ordinary course of business of the Company and its subsidiaries and payments for goods and services under the written agreements in effect on the date hereof and listed on Schedule 5.01(i) hereto),0. or waive the benefit of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

                  (j) Contracts. Without the consent of Parent, the Company shall not, and shall not permit any of its subsidiaries to, enter into, modify, amend or terminate any contract to which the Company or such subsidiary is a party or waive, release or assign any material rights or claims thereunder other than spot purchases of supplies necessary for the operation of the business of the Company and its subsidiaries in the ordinary course which do not result in the Company's acquisition of supplies in excess of those that would be consumed in 30 days of operations in the ordinary course of business. Parent agrees to respond in not more than two full business days to any request from the Company to enter into, modify, amend or terminate any contract or to waive, release or assign any material rights or claims thereunder.

                  (k) Employee Benefits. The Company shall not, and shall not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or key employees, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company

Benefit Plans as in effect on the date hereof to any director, officer or key employee, (iii) enter into any new employment, severance or termination agreement with any such director, officer or key employee or (iv) except as may be required to comply with applicable law, become obligated under any Company Benefit Plan which was not in existence on the date hereof or amend any such plan in existence on the date hereof to enhance the benefits thereunder. As used herein, "Company Benefit Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents or directors of the Company or any of its subsidiaries.

                  (l) Capital Expenditures. Except as listed in Schedule 5.01(l) hereto for the month of June 1998 or as otherwise approved in advance by Parent, the Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (excluding capital expenditures for which commitments exist as of the date of this Agreement) which in the aggregate exceed $250,000, except for repairs and rebuilding expenditures of less than $250,000 each necessary to keep existing mining equipment in operation. Parent agrees to respond in not more than two full business days to any request received from the Company to make or authorize any capital expenditures which in the aggregate exceed $250,000 and, in emergency situations, Parent shall reply to any such request within two hours of Parent's receipt of notification thereof.

           5.02 Conduct of Business of Parent. Prior to the Effective Time, Parent agrees (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) as follows:

                  (a) Material Acquisitions. CONSOL Energy, Inc. ("CEI") shall not, and shall not permit any of its subsidiaries other than in conjunction with the sale of capital stock of CEI held directly or indirectly by DuPont to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would (A) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) increase the risk of not being able to remove any such order on appeal or otherwise.

                  (b) Other Actions. CEI shall not, and shall not permit any of its subsidiaries to take other than in conjunction with the sale of capital stock of CEI held directly or indirectly by DuPont, or fail to take, any other action which would, or would reasonably be expected to, impede, interfere with, prevent or materially delay the Merger.

           5.03 Other Actions. Each of Parent, Merger Sub and the Company shall not and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

           6.01 Company Shareholders' Meeting. As soon as practicable after the date hereof, the Company shall call a meeting of its shareholders (the "Company Shareholders' Meeting") to consider and vote upon the approval of this Agreement and the Company shall take all reasonable lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement.

           6.02 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall mail a proxy statement to its shareholders relating to the Company Shareholders' Meeting (the "Proxy Statement"). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

           6.03 Information; Confidentiality.

                  (a) From the date of this Agreement until the mailing of the Proxy Statement to the Company's shareholders to the extent permitted by law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, full and complete access to all the officers, employees, properties, books, contracts, commitments and records of the Company and its subsidiaries as Parent may request in its sole discretion; provided, however, that Parent and its representatives shall not interfere materially with the operation of the business of the Company and such investigation and examination shall be conducted at all times during normal business hours and under reasonable circumstances. From the date of this

Agreement until the Effective Date, the Company shall furnish promptly to Parent
(i) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and (ii) all other material information concerning its business, properties and current and former personnel as Parent may reasonably request. Parent will keep such information provided to it by the Company confidential, except to the extent such information (i) is or becomes generally available to the public other than as a result of a disclosure by Parent, (ii) was available to Parent on a nonconfidential basis prior to disclosure by the Company to Parent or (iii) becomes available to Parent on a nonconfidential basis from a source other than the Company which is entitled to disclose it, and except as required by law or as otherwise agreed to by the Company.

                  (b) Only to the extent required by law, Parent shall provide to the Company, and to the Company's officers, employees, accountants, counsel, financial advisors and other representatives, all information which is necessary in connection with preparing the Proxy Statement, and during the period prior to the Effective Time, Parent shall furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws. The Company will keep such information provided to it by Parent confidential, except to the extent such information (i) is provided to the Company for its use in connection with the preparation of the Proxy Statement,
(ii) is or becomes generally available to the public other than as a result of a disclosure by the Company, (iii) was available to the Company on a nonconfidential basis prior to disclosure by Parent to the Company or (iv) becomes available to the Company on a nonconfidential basis from a source other than Parent which is entitled to disclose it, and except as required by law or as otherwise agreed to by Parent.

           6.04 Approvals and Consents; HSR Filings.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, including consents under all of the sales contracts of the Company and its subsidiaries, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and
delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and Merger Sub agree to use their respective reasonable efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Entity restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust laws or regulations.

           6.05 Company Benefit Plans.

                  (a) Parent shall cause the Surviving Corporation to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements for the benefit of current and former employees of the Company and its subsidiaries (subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Code); provided, however, that nothing herein shall prohibit Parent from (i) replacing any such existing plans, programs or arrangements with plans, programs or arrangements ("Replacement Plans") which provide current active or inactive employees or former employees with benefits which, in the reasonable opinion of Parent, are not less favorable in the aggregate than the benefits that would have been provided under such existing plans, programs or arrangements to the extent such replacement is permitted under the terms of the applicable plans, programs or arrangements; provided, that Parent may not subsequently replace such Replacement Plans with other plans, programs or arrangements, unless such plans, programs or arrangements provide such employees with benefits which, in the reasonable opinion of Parent, are not less favorable in the aggregate than the benefits provided under Parent's plans, programs or arrangements or (ii) including current active or inactive employees or former employees of the Company in the plans, programs and arrangements generally available to employees of Parent and its subsidiaries other than the Surviving Corporation in lieu of participation in any Company plan, program or arrangement; provided, that such Parent plans, programs and arrangements (A) provide such employees with benefits which, in the reasonable opinion of Parent, are not less favorable in the aggregate than the benefits that would have been provided under the Company plans, programs or arrangements and (B) do not discriminate against such employees compared to other employees of Parent and its subsidiaries.

                  (b) All service credited to each employee by the Company or its subsidiaries through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees; provided, however, that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent may be reduced by amounts payable under similar Company plans with respect to the same periods of service. Any benefits accrued by employees of the Company and its subsidiaries prior to the Effective Time under any of the Company's defined benefit pension plans that employ a final average pay formula shall be calculated based on such employees' final average pay with the Surviving Corporation or any successor to the Surviving Corporation or other affiliate of Parent employing such employees. In addition, with respect to any welfare benefit plan established or maintained by Parent or its subsidiaries for the benefit of employees of the Company, Parent shall, or shall cause the relevant subsidiary to, waive any pre-existing condition exclusions other than any pre-existing condition that was not waived by a Company plan and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by any employee of the Company (or any covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time in respect of such current plan year.

                  (c) Parent hereby agrees to cause the Surviving Corporation to honor (without modification) and assume the severance policies, employment agreements, executive termination agreements and individual benefit arrangements previously disclosed to Parent.

                  (d) The provisions of this Section 6.05 shall not apply to any employee subject to the terms of a collective bargaining plan.

           6.06 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Merger and any other transaction contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

           6.07 Notification. Each of the Company and Parent shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

           6.08 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

           6.09 Public Announcements. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.



                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

           7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Company Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the Company's Restated Articles of Incorporation, as amended, By-laws and the PBCL.

                  (b) No Injunction or Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (c) HSR Act. Any waiting period and any extension thereof applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a material adverse effect on Parent, Merger Sub or the Company assuming for purposes of this paragraph (d) that the Merger shall have been effected.

           7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

                  (a) Company Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of the President or Chief Financial Officer of the Company to such effect.

                  (b) Company Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the President or Chief Financial Officer of the Company to that effect.

                  (c) Permits; Authorizations. All permits, authorizations, licenses, approvals and notifications of Governmental Entities that are necessary for the Company and its subsidiaries to conduct their businesses after the Effective Date in the same manner as such businesses are conducted as of the Effective Date, including, but not limited to, Environmental Permits, shall have been provided, issued, obtained, transferred or reissued, to the extent necessary under applicable law, except for such permits, authorizations, licenses, approvals and notifications the failure of which to provide, issue, obtain, transfer or reissue would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

           7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

                  (a) Parent Representations and Warranties. Each of the representations and warranties of each of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of the President or Chief Financial Officer of each of Parent and Merger Sub to such effect.

                  (b) Parent Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of the President or Chief Financial Officer of each of Parent and Merger Sub to that effect.

                  (c) Fairness Opinion. The Company shall have received the written opinion of its financial advisor, J.P. Morgan Securities Inc., dated as of the date of this Agreement, that the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

           8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by shareholders of the Company, as follows:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 1998; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before September 30, 1998;

                  (c) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 8.01(c) shall have used its commercially reasonable efforts to remove such injunction, order or decree;

                  (d) by Parent in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
Section 7.02 and (B) cannot be or has not been cured within 20 days after the giving by Parent of written notice to the Company;

                  (e) by the Company in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section
7.03 or (B) cannot be or has not been cured within 20 days after the giving by the Company of written notice to Parent or Merger Sub, as applicable; or

                  (f) by Parent or the Company if the shareholders of the Company do not approve this Agreement at the Company Shareholders' Meeting or any adjournment or postponement thereof.

           8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 3.14, Section 4.06, this Section 8.02 and Article IX, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

           8.03 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

           8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                               GENERAL PROVISIONS

           9.01 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. In the event of a breach of any of such covenants or agreements, the party to whom such covenants or agreements have been made shall have all rights and remedies for such breach available to it under applicable law and the provisions of this Agreement, regardless of any disclosure to, or investigation made by or on behalf of, such party.

           9.02 Exclusive Remedy.

                  (a) Parent acknowledges and agrees that (i) other than the representations and warranties of the Company specifically contained in this Agreement, there are no representations or warranties of the Company or any of its subsidiaries or any other person either expressed or implied with respect to the Company or any of its subsidiaries or their respective assets, liabilities and businesses and (ii) neither Parent nor the Surviving Corporation shall have any claim or right to damages or indemnification from the Company or any of its subsidiaries or any current or former officer, director or shareholder of the Company or any of its subsidiaries acting in their capacities as such based upon a breach of such representations and warranties with respect to any information (whether written or oral), documents or material furnished by the Company or any of its subsidiaries or any of their respective officers, directors, employees, agents, counsel, accountants or advisors to Parent with respect to the transactions contemplated by this Agreement, including any information, documents or material made available to Parent in certain "data rooms," management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

                  (b) The Company acknowledges and agrees that (i) other than the representations and warranties of Parent and Merger Sub specifically contained in this Agreement, there are no representations or warranties of Parent or Merger Sub or any other person either expressed or implied with respect to Parent or Merger Sub and (ii) it shall not have any claim or right to damages or indemnification from Parent or Merger Sub or any current or former officer, director or shareholder of Parent or Merger Sub based upon a breach of such representations or warranties with respect to any information (whether written or oral), documents or material furnished by Parent or Merger Sub or any of their respective officers, directors, employees, agents, counsel, accountants or advisors to the Company.

           9.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           CONSOL Inc.
                           1800 Washington Road
                           Pittsburgh, PA  15241
                           Attention: Vice President and General Counsel Facsimile No.: (412) 831-4635
                           with a copy to:

                           CONSOL Inc.
                           1800 Washington Road
                           Pittsburgh, PA  15241
                           Attention: Senior Vice President - Administration Facsimile No.: (412) 831-4994

                  (b)      if to the Company, to:

                           Rochester & Pittsburgh Coal Company
                           655 Church Street
                           Indiana, Pennsylvania 15701
                           Attention:  Thomas W. Garges, Jr.
                                       President and Chief Executive Officer
                           Facsimile No.: (724) 349-5460

                           with a copy to:

                           Duane, Morris & Heckscher LLP
                           4200 One Liberty Place
                           Philadelphia, Pennsylvania 19103-7396
                           Attention: Frederick W. Dreher, Esq.
                           Facsimile No.: (215) 979-1213

           9.04 Definitions. For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

                  (c) "knowledge" or "known" means, with respect to the matter in question, if any of the officers of the Company or any of its subsidiaries or Parent, as the case may be, has actual knowledge of such matter;

                  (d) "lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto;

                  (e) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect or any development that is likely to result in any change or effect that would impair the business, financial condition or results of operations of such party and its subsidiaries in an amount of $5,000,000 or more;

                  (f) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                  (g) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person.

           9.05 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

           9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           9.07 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement provided, however, that the provisions of the Confidentiality Agreement between the Company and Parent dated December 18, 1997 shall remain valid and in effect and, except for the provisions of Article II of which the shareholders of the Company shall be third-party beneficiaries, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

           9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all rights, interests and obligations under this Agreement to Parent or to Parent's parent entity or to any direct or indirect wholly owned subsidiary of Parent but no such assignment shall be permitted if it would materially impede or delay the Merger.

           9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law, except to the extent that the PBCL and the DGCL shall be held to govern the terms of the Merger.

           9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania or in Pennsylvania state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Pennsylvania or any Pennsylvania state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the Commonwealth of Pennsylvania.

           IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   CONSOL INC.


                                 By:/s/ Michael F. Nemser
                                    -----------------------------------------
                                    Michael F. Nemser, Senior Vice President


                                 CONSOL COMMONWEALTH INC.


                                 By:/s/ Michael F. Nemser
                                    -----------------------------------------
                                    Michael F. Nemser, Vice President


                                 ROCHESTER & PITTSBURGH COAL COMPANY


                                 By:/s/ Thomas W. Garges, Jr.
                                    -----------------------------------------
                                    Thomas W. Garges, Jr., President and
                                      Chief Executive Officer

                                                                      APPENDIX B


                             STOCKHOLDERS AGREEMENT

                                  May 28, 1998


         The parties to this Stockholders Agreement (this "Agreement") are CONSOL Inc., a Delaware corporation ("Parent"), CONSOL Commonwealth Inc., a Pennsylvania corporation and a direct or indirect subsidiary of Parent ("Merger Sub"), and the other parties to this Agreement (each, a "Stockholder," and collectively, the "Stockholders").

         Parent, Merger Sub and Rochester & Pittsburgh Coal Company, a Pennsylvania corporation (the "Company") are simultaneously with the execution and delivery of this Agreement entering into an agreement and plan of merger, which may be amended from time to time (the "Merger Agreement"), pursuant to which Merger Sub would merge with and into the Company (the "Merger").

         The parties agree as follows:

         1. No Solicitation. Until the termination of the Merger Agreement in accordance with its terms, no Stockholder shall, in that Stockholder's capacity as such, directly or indirectly, initiate, solicit or knowingly encourage, including by way of furnishing non-public information or assistance, or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to a "competitive proposal", or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain, or agree to or endorse a competitive proposal, or authorize or permit any person or entity acting on behalf of that Stockholder to do any of the foregoing. If any Stockholder receives any inquiry or proposal regarding any competitive proposal, that Stockholder shall provide reasonable notice to Parent of that inquiry or proposal. For purposes of this Agreement, "competitive proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation, business combination or similar transaction involving the Company or its subsidiaries, any proposal or offer to acquire in any manner more than 10% of the Common Stock of the Company or a substantial portion of the business or assets of the Company or its subsidiaries, other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or its subsidiaries or any proposal or offer with respect to any other transaction similar to any of the foregoing with the Company other than pursuant to the transactions to be effected pursuant to the Merger Agreement.

         2. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent as follows:

                  (a) Ownership of Shares. That Stockholder is the beneficial owner of the number of shares of Common Stock, no par value, of the Company (the "Shares") set forth opposite that Stockholder's name on Schedule 1. The Shares set forth opposite that

Stockholder's name on Schedule 1 constitute all the Shares beneficially owned by the Stockholder and such Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company. That Stockholder's Shares are held by that Stockholder or by a nominee or custodian for the benefit of that Stockholder, free and clear of all liens, claims, security interests and other encumbrances, except for encumbrances arising under this Agreement.

                  (b) Power; Binding Agreement. That Stockholder has the legal capacity to enter into and perform all of that Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by that Stockholder will not violate any other agreement to which that Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by that Stockholder and constitutes a valid and binding obligation of that Stockholder, enforceable against that Stockholder in accordance with its terms. There is no other person or entity not a party to this Agreement whose consent is required for the execution and delivery of this Agreement by that Stockholder or the consummation by that Stockholder of the transactions contemplated by this Agreement. If that Stockholder is married and that Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, that Stockholder's spouse, enforceable against that spouse in accordance with its terms.

                  (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by that Stockholder nor the consummation by that Stockholder of the transactions contemplated by this Agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority ("Governmental Entity"), except in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") or pursuant to the Securities Exchange Act of 1934, as amended, (the "1934 Act"); (ii) result in a default, or give rise to a right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which that Stockholder is a party or by which that Stockholder or any of that Stockholder's assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to that Stockholder or by which any of that Stockholder's assets are bound.

                  (d) Brokers. No broker, finder or other investment bank is entitled to any broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of that Stockholder.

         3. Representations and Warranties of Parent.

                  (a) The representations and warranties of Parent contained in
Article 4 of the Merger Agreement are hereby incorporated herein by reference in their entirety as if made on the date hereof;

                  (b) Each of the representations and warranties of Parent incorporated herein by reference that is qualified by materiality shall be true and correct on and as of the Closing Date (as defined in the Merger Agreement) as if made on and as of such date, other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such date, and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date, in each case except as contemplated or permitted by the Merger Agreement.

         4. Grant of Proxy. Each Stockholder hereby revokes any and all proxies previously granted by such Stockholder with respect to the Shares and each Stockholder hereby appoints each of Michael F. Nemser and Samuel P. Skeen as such Stockholder's attorney and proxy, with full power of substitution, to attend any and all meetings of the stockholders of the Company and to vote the Shares and any voting securities hereafter issued in exchange therefor or in respect thereof, and to represent and otherwise to act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present, when any matter, including, but not limited to any proposed merger or other transaction, is submitted to the stockholders of the Company for a vote. The foregoing appointment shall (a) be irrevocable, (b) remain in effect until September 30, 1998 and (c) be deemed to be coupled with an interest in that Parent has the right to purchase the Shares hereunder and is also a party to the Merger Agreement.

         5. Option to Purchase the Shares.

                  (a) Each Stockholder hereby grants to Parent an irrevocable option, exercisable as provided herein (the "Option"), to purchase all Shares owned by such Stockholder (the "Option Shares") at a price per share payable in cash of $43.50 (the "Exercise Price").

                  (b) Each Option may be exercised by Parent at any time, in whole but not in part, from the date of this Agreement, until September 30, 1998. If Parent exercises any Option hereunder, it must exercise all Options granted hereunder. If Parent wishes to exercise the Option, Parent shall give written notice to the Stockholders of its intention to exercise the Options, specifying a place, time and date not earlier than one day and not later than 20 days from the date such notice is given for the closing of such purchase, which shall be the same for all Options being exercised simultaneously as required by the provisory clause in the preceding sentence (the "Closing"). The Closing shall be held on the date specified in such notice unless, on such date, there shall be any preliminary or permanent injunction or other order by any court of competent jurisdiction or any other legal restraint or prohibition preventing the consummation of such purchase, in which event such Closing shall be held as soon as practicable following the lifting, termination or suspension of such injunction, order, restraint or prohibition preventing the consummation of such purchase, but in any event within two days thereof. The obligation of the Stockholders to sell, transfer and deliver the Option Shares upon exercise of any Option is subject to the conditions that (i) any waiting period under the HSR Act applicable to the purchase of the Option Shares shall have expired or been terminated and (ii) there shall be no preliminary or permanent injunction or other order preventing or restricting the purchase of the Option Shares.

                  (c) At the Closing hereunder (i) Parent shall deliver or cause to be delivered a certified or bank cashier's check payable to the order of each Stockholder in such amount as equals the Exercise Price times the number of Option Shares being purchased hereunder from such Stockholder and (ii) the Stockholders shall deliver to or cause to be delivered to Parent a certificate or certificates, representing the number of Option Shares so purchased accompanied by duly executed blank stock transfer powers.

                  (d) Parent shall, with respect to each of the Option Shares so purchased, vote in favor of the Merger Agreement.

         6. Restrictions on Transfer, Etc. Except as provided in this Agreement and prior to the termination of the Merger Agreement in accordance with its terms, (i) no Stockholder shall, directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of or enter into any agreement, arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of that Stockholder's Shares or any interest in those Shares; (ii) grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of that Stockholder in this Agreement untrue or have the effect of preventing or disabling that Stockholder from performing that Stockholder's obligations under this Agreement.

         7. Waiver of Appraisal Rights. Each Stockholder waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

         8. Stockholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement a director of the Company makes any agreement in his or her capacity as a director. Each Stockholder is executing and delivering this Agreement solely in that Stockholder's capacity as the record and beneficial owner of that Stockholder's Shares. Notwithstanding anything to the contrary in this Agreement, no action or inaction by a Stockholder in his capacity as a director of the Company shall be deemed to contravene this Agreement.

         9. Further Assurances. Each Stockholder shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement and this Agreement, including (i) obtaining all necessary actions and nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid any action or proceeding by, any Governmental Entity,
(ii) the obtaining of all
necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or this Agreement, including seeking to have any stay or temporary restraining order entered by any court or Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the transactions contemplated by, and to fully carry out the purpose of, the Merger Agreement and this Agreement.

         10. Miscellaneous.

                  (a) Definition. The terms "beneficially own" and "beneficial ownership" with respect to any securities shall have the same meaning as in, and shall be determined in accordance with, Rule 13d-3 under the 1934 Act.

                  (b) Liability After Transaction. Each Stockholder agrees that, notwithstanding any transfer of the Shares in accordance with Section 5, that Stockholder shall remain liable for its performance of all obligations under this Agreement.

                  (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the party to be charged, it being understood, however, that Schedule 1 may be supplemented unilaterally by Parent adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by this Agreement, and thereafter the added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

                  (d) Notices. All notices, requests, claims, demands and other communications in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

                  If to a Stockholder:

                           Duane, Morris & Heckscher LLP
                           4200 One Liberty Place
                           Philadelphia, PA  19103
                           Attention:  Frederick W. Dreher, Esq.

                  If to Parent or Merger Sub:

                           CONSOL Inc.
                           Consol Plaza
                           1800 Washington Road
                           Pittsburgh, PA  15241-1421
                           Attention:  Michael F. Nemser, Senior Vice President
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above, provided that notice of any change of address shall be effective only upon receipt of notice of the change.

                  (e) Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the invalidity, illegality or unenforceability shall not affect any other provision.

                  (f) Special Performance. Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (g) No Waiver. The failure of any party to exercise any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with that party's obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other rights, power or remedy or to demand such compliance.

                  (h) Governing Law. This Agreement shall be governed and construed in accordance with the law of the Commonwealth of Pennsylvania, regardless of the law that might otherwise govern under principles of conflicts of laws applicable thereto.

                  (i) Headings. The headings in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                  (k) Entire Agreement. This Agreement constitutes the enter agreement among the parties with respect to its subject matter and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to that subject matter.

                  (l) Successors and Assigns. The provisions of this Agreement shall be binding and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party.

                                        CONSOL INC.


                                        By: /s/ Michael F. Nemser
                                           -------------------------------------
                                        Title: Senior Vice President


                                        STOCKHOLDERS:

                                        On behalf of the Trusts
                                        listed on Schedule A
                                        hereto:


                                        By: /s/ Emilie I. Wiggin
                                            ------------------------------------
                                            Emilie I. Wiggin, Co-Trustee

                                        /s/ Urling I. Searle
                                        ----------------------------------------
                                        Urling I. Searle, Co-Trustee


                                        /s/ Peter Iselin
                                        ----------------------------------------
                                        Peter Iselin


                                        /s/ Emilie I. Wiggin
                                        ----------------------------------------
                                        Emilie I. Wiggin


                                        /s/ O'Donnell Iselin II
                                        ----------------------------------------
                                        O'Donnell Iselin II


                                        /s/ Columbus O'D. Iselin
                                        ----------------------------------------
                                        Columbus O'D. Iselin


                                        /s/ Gordon B. Whelpley, Jr.
                                        ----------------------------------------
                                        Gordon B. Whelpley, Jr.

                                   SCHEDULE A

                              LIST OF STOCKHOLDERS

                                                               Number of Shares of
                                                              Rochester & Pittsburgh                Currently Acting
      Name of Trust or Individual                                  Coal Company                         Trustees
      ---------------------------                             ----------------------                 ----------------
Trust Under Article EIGHTH A of the Last                   243,982 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Peter Iselin
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH A of the Last                    55,551 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o O'Donnell Iselin II
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH A of the Last                    55,551 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Maud Iselin Welles
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH A of the Last                    55,551 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Urling Iselin Searle
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH B of the Last                   218,780 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Emilie I. Wiggin
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH B of the Last                    47,753 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Anne Whelpley
Shaw
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH B of the Last                    47,753 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Patricia Whelpley
Barton
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH B of the Last                    47,753 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Gordon B.
Whelpley, Jr.
---------------------------------------------------------------------------------------------------------------------
Trust Under Article EIGHTH B of the Last                    47,753 shares as of 8/31/97          Emilie I. Wiggin and
Will and Testament of O'Donnell Iselin                                                           Urling I. Searle
dated July 27, 1970 f/b/o Katharine W.
Draper
---------------------------------------------------------------------------------------------------------------------

                                                              Number of Shares of
                                                             Rochester & Pittsburgh                Currently Acting
       Name of Trust or Individual                                Coal Company                         Trustees
       ---------------------------                            ---------------------                 ----------------
Trust Under Article SIXTH of the Last Will                    118,141 shares as of 8/31/97       Emilie I. Wiggin and
and Testament of Urling S. Iselin dated                                                          Urling I. Searle
March 5, 1948 f/b/o Peter Iselin and Emilie
I. Whelpley (n/k/a Emilie I. Wiggin)
----------------------------------------------------------------------------------------------------------------------
Trust Under Agreement dated July 6, 1964                      667,178 shares as of 7/31/97       Emilie I. Wiggin and
by and between O'Donnell Iselin, as Settlor,                  --------                           Urling I. Searle

and Emilie I. Whelpley and Peter Iselin, as
Trustees
----------------------------------------------------------------------------------------------------------------------
              Subtotal                                      1,605,746 shares
                                                            =========
----------------------------------------------------------------------------------------------------------------------
Peter Iselin                                                   62,751 shares
----------------------------------------------------------------------------------------------------------------------
Emilie I. Wiggin                                               15,942 shares
----------------------------------------------------------------------------------------------------------------------
O'Donnell Iselin II                                            20,552 shares
----------------------------------------------------------------------------------------------------------------------
Columbus O'D. Iselin                                           14,908 shares
----------------------------------------------------------------------------------------------------------------------
Gordon B. Whelpley, Jr.                                        21,796 shares
                                                            ---------
----------------------------------------------------------------------------------------------------------------------
              Subtotal                                        135,949 shares
                                                            =========
----------------------------------------------------------------------------------------------------------------------
                              Total                         1,741,695 shares
                                                            =========
----------------------------------------------------------------------------------------------------------------------

                                                                      APPENDIX C


                     OPINION OF J.P. MORGAN SECURITIES INC.

                                                                      APPENDIX C
                                                                      ----------

May 28, 1998


The Board of Directors
Rochester & Pittsburgh Coal Company
655 Church Street
Indiana, PA  15701

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Rochester & Pittsburgh Coal Company (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with CONSOL Commonwealth Inc. ("Merger Sub"), a wholly owned subsidiary of CONSOL Inc. (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of May 28, 1998 (the "Agreement"), among the Company, the Buyer and Merger Sub, Merger Sub will be merged with and into the Company, the Company will become a wholly-owed subsidiary of the Buyer, and each share of common stock, no par value, of the Company (other than shares held by dissenting shareholders and shares cancelled in accordance with the Agreement) shall be converted into the right to receive $43.50 in cash, without interest.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company for the period ended March 31, 1998; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we are currently engaged by the parent of the Buyer in an advisory assignment. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's shareholders in the proposed Merger is fair, from a financial point of view, to such shareholders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ D. Leslie Morrison
    ----------------------
    Name: D. Leslie Morrison
    Title: Managing Director

                                                                      APPENDIX D


                       DISSENTERS RIGHTS PROVISIONS OF THE
                      PENNSYLVANIA BUSINESS CORPORATION LAW

                                                                      APPENDIX D
                                                                      ----------

                       DISSENTERS RIGHTS PROVISIONS OF THE
                      PENNSYLVANIA BUSINESS CORPORATION LAW


SUBCHAPTER D - DISSENTERS RIGHTS

ss.1571. Application and effect of subchapter.

         (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

             Section 1906(c) (relating to dissenters rights upon special treatment).
             Section 1930       (relating to dissenters rights).
             Section 1931(d)    (relating to dissenters rights in share
                                exchanges).
             Section 1932(c)    (relating to dissenters rights in asset
                                transfers).
             Section 1952(d)    (relating to dissenters rights in division).
             Section 1962(c)    (relating to dissenters rights in conversion).
             Section 2104(b)    (relating to procedure).
             Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
             Section 2325(b)    (relating to minimum vote requirement).
             Section 2704(c)    (relating to dissenters rights upon election).
             Section 2705(d) (relating to dissenters rights upon renewal of election).
             Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
             Section 7104(b)(3) (relating to procedure).

         (b) Exceptions.

             (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                 (i)  listed on a national securities exchange; or

                 (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

             (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                 (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                 (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                 (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

             (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

         (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

             (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

             (2) A copy of this subchapter.

         (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

         (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).


ss.1572. Definitions.

         The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have the sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.


ss.1573. Record and beneficial holders and owners.

         (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

ss.1574. Notice of intention to dissent.

         If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.


ss.1575. Notice to demand payment.

         (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

             (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

             (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

             (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

             (4) Be accompanied by a copy of this subchapter.

         (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.


ss.1576. Failure to comply with notice to demand payment, etc.

         (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.


ss.1577. Release of restrictions or payment for shares.

         (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

             (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

             (2) A statement of the corporation's estimate of the fair value of the shares.

             (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

         (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.


ss.1578. Estimate by dissenter of fair value of shares.

         (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.


ss.1579. Valuation proceedings generally.

         (a) General rule. Within 60 days after the latest of:

             (1) Effectuation of the proposed corporate action;

             (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

             (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

         (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.


ss.1580. Costs and expenses of valuation proceedings.

         (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.


ss.1930. Dissenters rights.

         (a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of

Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

         (b) Plans adopted by directors only. Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(1)(i) (relating to adoption by board of directors).

         (c) Cross references. See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                       ROCHESTER & PITTSBURGH COAL COMPANY

PROXY

          SPECIAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 22, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Thomas M. Hyndman, Jr., Thomas W. Garges, Jr. and Columbus O'D. Iselin, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Rochester & Pittsburgh Coal Company (the "Company") which the undersigned may be entitled to vote at a Special Meeting of Shareholders of the Company to be held at the offices of Duane, Morris & Heckscher LLP, 42nd Floor, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103 at 10:00 a.m., local time, on Tuesday, September 22, 1998, and at any adjournment, postponement or continuation thereof, as follows:

     1. Proposal to approve and adopt the Agreement and Plan of Merger dated as of May 28, 1998 (the "Merger Agreement") among Rochester & Pittsburgh Coal Company, CONSOL Inc. and CONSOL Commonwealth Inc. The Board of Directors recommends a vote FOR this proposal.


           |_|     FOR            |_|       AGAINST            |_|      ABSTAIN


     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournment, postponement or continuation thereof.


                                   (continued, and to be signed on reverse side)

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the approval and adoption of the Merger Agreement.

                                This proxy should be dated, signed by the shareholder exactly as his or her name appears below and returned promptly to Rochester & Pittsburgh Coal Company in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

                                Date:_________________, 1998


                                -----------------------------------------
                                Signature of Shareholder


                                -----------------------------------------
                                Signature of Shareholder